   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1997

                                                    REGISTRATION NO.: 333-34685

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                           APEX SILVER MINES LIMITED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    CAYMAN ISLANDS                   1044                    NOT APPLICABLE
   (STATE OR OTHER            (PRIMARY STANDARD             (I.R.S. EMPLOYER
     JURISDICTION                 INDUSTRIAL              IDENTIFICATION NO.)
  OF INCORPORATION)          CLASSIFICATION CODE
                                   NUMBER)

                        CALEDONIAN HOUSES, GROUND FLOOR
                                  MARY STREET
                           GEORGE TOWN, GRAND CAYMAN
                      CAYMAN ISLANDS, BRITISH WEST INDIES
                                (345) 949-0050
      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                               THOMAS S. KAPLAN
                      PRESIDENT & CHIEF EXECUTIVE OFFICER
                         APEX SILVER MINES CORPORATION
                        1700 LINCOLN STREET, SUITE 3050
                            DENVER, COLORADO 80203
                                (303) 839-5060
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                --------------
                                  COPIES TO:
      PATRICK J. DOOLEY, ESQ.                      ROBERT F. WALL, ESQ.
 AKIN, GUMP, STRAUSS, HAUER & FELD,                  WINSTON & STRAWN
               L.L.P.                        35 WEST WACKER DRIVE, SUITE 4200
         590 MADISON AVENUE                       CHICAGO, ILLINOIS 60601
      NEW YORK, NEW YORK 10022                        (312) 558-5600
           (212) 872-1000
                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This registration statement contains two forms of prospectus; one to be used in connection with an offering to the public and a concurrent offering to a shareholder of the Company in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering to the public outside the United States and Canada (the "International Prospectus"). The two prospectuses are identical except for the front cover page, back cover page and the "Underwriting" section. The front cover page, back cover page and "Underwriting" section to be used in the International Prospectus are included herein and are labeled "Alternate Front Cover Page for International Prospectus", "Alternate Back Cover Page for International Prospectus" and "Alternate Page for International Prospectus", respectively.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION AND AMENDMENT. A        +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THIS REGISTRATION STATEMENT       +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                               NOVEMBER 18, 1997

PROSPECTUS

9,000,000 SHARES

LOGO
ORDINARY SHARES

(PAR VALUE $0.01 PER SHARE)

Of the 9,000,000 shares (the "Shares") of ordinary shares, par value $0.01 per share, (the "Ordinary Shares") of Apex Silver Mines Limited (the "Company") offered hereby (the "Offerings"), 6,100,000 Shares are being offered initially in the United States and Canada by the U.S. Underwriters, 1,800,000 Shares are being offered initially outside the United States by the International Underwriters and 1,100,000 shares are being offered in a Concurrent Offering by the Company directly to a shareholder of the Company at a price per share equal to the initial public offering price per share. The consummation of the Concurrent Offering and the initial public offering are contingent upon each other. To the extent the shareholder purchases less than the maximum 1,100,000 Ordinary Shares to be sold pursuant to the Concurrent Offering, the number of Ordinary Shares available to the general public by the U.S. Underwriters will be increased accordingly. See "Concurrent Offering" and "Underwriting." Upon completion of the Offerings (assuming the over-allotment options granted to the U.S. Underwriters and the International Underwriters are not exercised), the Company will own 76.2 percent of the outstanding share capital of Apex Silver Mines LDC ("Apex LDC"), the Company's principal operating subsidiary. See "Corporate Structure". The minority shareholders of Apex LDC (the "Minority Shareholders") are entitled to sell their shares of Apex LDC to the Company for, at the Company's sole option, Ordinary Shares on a one-for-one basis, cash, or a combination of cash and Ordinary Shares. The Company currently expects that any future purchases by the Company of shares of Apex LDC from the Minority Shareholders will involve only Ordinary Shares of Apex Silver Mines Limited. Any such transactions will not affect the beneficial or economic interest in Apex LDC attributable to shareholders of Apex Silver Mines Limited. Currently, the Company has approximately 13,601,544 Ordinary Shares outstanding and approximately 7,077,007 Ordinary Shares reserved for issuance for approximately 7,077,007 shares of Apex LDC owned by the Minority Shareholders. If all such shares of Apex LDC were issued, the Company would have 20,678,551 Ordinary Shares outstanding, excluding the Shares to be sold in the Offerings. See "Certain Transactions". An application has been made to list the Shares for quotation on the American Stock Exchange under the trading symbol "SIL", subject to notice of issuance.

Prior to the Offerings, there has been no public market for the Shares. It is anticipated that the initial offering price will be between $13.00 and $15.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN PURCHASING THE SHARES OFFERED HEREBY, SEE "RISK FACTORS" ON PAGE 8.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                                 PRICE TO UNDERWRITING PROCEEDS TO
                                                 PUBLIC   DISCOUNT(1)  COMPANY(2)
Per Ordinary Share..............................  $          $            $
Total(3)........................................  $          $            $

--------------------------------------------------------------------------------
(1) Salomon Brothers Inc, PaineWebber Incorporated, Scotia Capital Markets
    (USA) Inc. and Smith Barney Inc. are also acting as the Company's Placement Agents in connection with the Concurrent Offering, and the Company has agreed to pay the Placement Agents a fee of $ per Ordinary Share sold in the Concurrent Offering. In addition, the Company has agreed to indemnify the U.S. Underwriters and the Placement Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(2) Before deducting certain expenses of the Offerings, payable by the Company, estimated to be $1,500,000.
(3) The Company has granted the U.S. Underwriters and the International Underwriters 30-day options to purchase up to an aggregate 1,185,000 additional Ordinary Shares, at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If the U.S. Underwriters and the International Underwriters exercise such options in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $    , $     and $    , respectively. See "Underwriting".

The Ordinary Shares offered in the initial public offering are subject to receipt and acceptance by the U.S. Underwriters, to prior sale, and to the U.S. Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of the Depository Trust
Company, on or about    , 1997.

SALOMON BROTHERS INC
              PAINEWEBBER INCORPORATED
                            SCOTIA CAPITAL MARKETS
                                                               SMITH BARNEY INC.

The date of this Prospectus is      , 1997.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                                      (i)

         ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES LAWS

  Apex Silver Mines Limited is a Cayman Islands corporation, and certain of its officers and directors are residents of various jurisdictions outside the U.S. All or a substantial portion of the assets of the Company and of such officers and directors, at any one time, are or may be located in jurisdictions outside the U.S. In particular, Apex Silver Mines LDC, the Company's majority-owned subsidiary, through which the Company conducts all of its operations, is a Cayman Islands exempted limited duration company. Therefore, it ordinarily could be difficult for investors to effect within the U.S. service of process on the Company or any of those officers and directors who reside outside the U.S. or to recover against the Company or such individuals on judgments of courts in the U.S., including judgments predicated upon civil liability under the U.S. federal securities laws and similar state laws. Notwithstanding the foregoing, the Company has irrevocably agreed that it may be served with process with respect to actions based on offers of Shares made hereby in the U.S. by serving Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, Colorado 80203, its United States agent appointed for that purpose.

  The Company has been advised by its Cayman Islands counsel, W. S. Walker & Company, that there may be circumstances where the courts of the Cayman Islands would not enforce (i) judgments of U.S. courts obtained in actions against the Company or officers or directors of the Company not resident within the U.S. predicated upon the civil liability provisions of the U.S. federal securities laws and similar state laws or (ii) original actions brought in the Cayman Islands against the Company or such persons predicated solely upon U.S. federal securities laws. There is no treaty in effect between the U.S. and the Cayman Islands providing for such enforcement, and there are grounds upon which Cayman Islands courts may not enforce judgments of U.S. courts. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be allowed in Cayman Islands courts as contrary to public policy.

                                 *  *  *  *  *

  Except as expressly provided in the Underwriting Agreement, no Shares may be offered or sold in the Cayman Islands.

                                     (ii)

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, (i) all references to the "Company" include Apex Silver Mines Limited, its predecessor entities, and each of its direct and indirect subsidiaries or other entities in which Apex Silver Mines Limited has a direct or indirect equity or voting interest, (ii) all references to "Apex Limited" refer exclusively to Apex Silver Mines Limited, and (iii) all references to "dollars" or "$" refer to dollars of the United States of America. References herein to the "Offerings" include the 6,100,000 Ordinary Shares being offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering"), the 1,800,000 Ordinary Shares being offered initially outside the United States by the International Underwriters (the "International Offering") and the 1,100,000 Ordinary Shares to be sold by the Company directly to a shareholder concurrent with the initial public offering (the "Concurrent Offering"). See "Concurrent Offering" and "Underwriting." Except where otherwise specified, all information in this Prospectus assumes that the over-allotment options granted to the U.S. Underwriters and the International Underwriters are not exercised. Capitalized terms used herein without definition are defined elsewhere in this Prospectus. See "Glossary" for definitions of certain technical terms.

                                  THE COMPANY

  Apex Silver Mines Limited is engaged in the exploration and development of silver properties in South America, Central America and Central Asia. The Company has accumulated one of the largest, privately controlled portfolios of silver exploration properties in the world. Since 1993, the Company has acquired the rights to or gained control of 27 non-producing silver properties located in or near the traditional silver producing regions of Bolivia, Peru, Chile, Honduras, Mexico, Kyrgyzstan, Mongolia and Tajikistan. Exploration efforts since 1993 have successfully produced the Company's first development project, the San Cristobal project (the "San Cristobal Project") located in southern Bolivia, where regular and close spaced drilling and analysis have delineated substantial proven and probable reserves of silver, zinc and lead. In addition, exploration activities at the Company's other properties in Bolivia, Peru and Honduras indicate the presence of significant quantities of mineralized material containing silver and other metals.

                              SAN CRISTOBAL STUDY

  A first phase feasibility study (the "San Cristobal Study") was completed in August of 1997 with respect to the San Cristobal Project, which is located in the San Cristobal district of the Potosi department in southern Bolivia, a region that has historically produced a significant portion of the world's silver supply. The San Cristobal Study indicates that the San Cristobal Project contains in excess of 219 million ounces of silver in the proven and probable reserves of 122.9 million tonnes of ore based on an average grade of approximately 1.8 ounces of silver per tonne and contains in excess of 1.8 million tons of zinc and 0.6 million tonnes of lead in these proven and probable reserves, based on average grades of 1.49 and 0.51 percent, respectively. At and near the San Cristobal Project, several deposits contain an additional 57.1 million tonnes of mineralized material, comprised of 43.3 million tonnes of mineralized material with average grades of 1.28 ounces of silver per tonne and 1.1 percent of zinc and 0.34 percent of lead and 13.8 million tonnes of mineralized material at an average grade of 4.21 ounces of silver per tonne. The full dimensions of the mineral deposits at the San Cristobal Project have not yet been determined; mineralized material extends outward from the identified ore body in most directions as well as to depths below 200 meters. The reserve estimates are limited by the current extent of the Company's program of closely spaced drilling analysis. The Company will be conducting an ongoing exploration program in order to fully delineate the mineralized zones.

  The San Cristobal Study was prepared for the Company by Kvaerner Metals, Davy Nonferrous Division ("Davy"), an international engineering procurement, construction and management firm. Davy was also retained by the Company to confirm independently the reliability of the Company's drilling and sampling procedures at the San Cristobal Project. A more detailed summary of key conclusions from the San Cristobal Study is provided elsewhere in this Prospectus. See "Development Project--San Cristobal Project--First Phase Feasibility Study Results".

  All aspects of this confirmatory process were controlled by Davy, including
(i) the number of test holes required (four), site selection and drilling of the four reverse circulation drill holes parallel to holes previously drilled by the Company; (ii) sample collection, preparation and transportation; and
(iii) assay analysis. Davy's work confirmed results reported by the Company. Behre Dolbear & Company Inc. ("Behre Dolbear"), a geological and mining consulting firm, conducted a technical audit of and confirmed, within the accuracy of plus or minus 25 to 30 percent, the work undertaken by Davy and the other independent technical specialists who contributed to the San Cristobal Study. The San Cristobal Study concluded with an economic assessment of the identified mineral deposits.

  Based on the San Cristobal Study, the San Cristobal Project, as currently delineated, is forecast to produce an average of 14 million ounces of silver, 132,700 tonnes of zinc and 39,500 tonnes of lead per year over the anticipated
11.5 year life of the project. The San Cristobal Project is expected to consist of two large scale, open pit mining operations using conventional mining and processing technologies capable of producing and processing an aggregate 30,000 tonnes per day ("tpd") of ore. The stripping ratio for open pit operations is
1.66 tonnes of waste for each tonne of ore. The average cash production cost over the life of the San Cristobal Project is forecast to be $2.66 per silver equivalent ounce. Capital expenditures are estimated to total $327 million for pre-production development and construction to complete the San Cristobal Project. Based on the favorable results of the San Cristobal Study, the Company is targeting the completion of a second phase feasibility study of the San Cristobal Project by the third quarter of 1998 with a goal of securing committed financing by late 1998. Subject to the completion of a second phase feasibility study and securing committed financing, the Company anticipates beginning construction at the San Cristobal Project in early 1999, with silver, zinc and lead production commencing in early 2001.

  In addition, the Company's recent drilling at its Cobrizos property, located approximately 12 kilometers north of the San Cristobal Project within the San Cristobal district, has identified approximately 10.8 million tonnes of mineralized material with an average grade of 4.3 ounces of silver per tonne. The Company plans to conduct further drilling and engineering studies to establish proven and probable reserves.

  The Company estimates that its San Cristobal district properties may contain some of the largest known open pit silver, zinc and lead deposits in the world. Based on the general geology of the San Cristobal district, the drilling and analysis performed for the San Cristobal Study, and the amount of mineralized material identified to date, the Company expects that the San Cristobal Project could be extended in life and/or increased in scale.

  There are certain specific risks associated with the San Cristobal Project, and thus there can be no assurance that the Company will successfully develop the San Cristobal Project. See "Risk Factors--San Cristobal Project Risks."

                                OTHER PROPERTIES

  The Company is currently evaluating three other advanced-stage exploration properties: the El Ocote silver property in southwestern Honduras; the San Juan de Lucanas silver and gold property in southern Peru; and the Choroma silver prospect in southern Bolivia. At the El Ocote property, the

Company has completed a conceptual engineering study in order to determine the feasibility of bringing the property into production. Based on the results of this study, the Company is planning a comprehensive metallurgical sampling and test program. Upon completion of the registration of its ownership of the San Juan de Lucanas property, the Company will conduct a focused exploration and evaluation program to establish and develop reserves by, among other things, drilling targets identified by previous exploration activities. Sampling of outcrops at the Choroma silver prospect has defined several anomalies which the Company plans to drill to test for bulk mineable mineralization and access existing underground workings for further sampling.

  The Company controls a portfolio of silver properties covering more than two million acres of mineral rights in eight countries. The Company has conducted limited drilling and sampling at some of these other exploration properties and anticipates that certain of these properties may contain significant silver mineralization.

                               BUSINESS STRATEGY

  The Company is one of a limited number of mining companies with a primary focus on silver exploration, development and production. The Company's business strategy is to capitalize on its sizeable reserve and mineralized material base in order to achieve long-term profitable growth and enhance shareholder value. The principal elements of the Company's business strategy are as follows: (i) to complete a second phase feasibility study of a large scale open pit mining operation at the San Cristobal Project; (ii) to secure the financing required to develop the San Cristobal Project; (iii) to proceed to develop the San Cristobal Project into a large scale open pit mining operation; (iv) to continue exploration and evaluation activities at the Cobrizos property in southern Bolivia, the El Ocote property in southwestern Honduras, the San Juan de Lucanas property in southern Peru, and to commence drilling and underground sampling at the Choroma property in southern Bolivia; (v) to evaluate other properties in the Company's portfolio of silver exploration properties, focusing the Company's exploration and development efforts on those properties which are most likely to contain significant silver mineralization and divesting itself of those properties that are not of continuing interest to the Company; and (vi) to identify and acquire additional mining and mineral properties that the Company believes contain significant amounts of silver or have exploration potential.

  The Company believes that its expanding international portfolio of development and exploration properties position it to take advantage of future increases in demand for silver and certain co-occurring minerals, such as zinc, lead, copper and gold.

                               BUSINESS STRENGTHS

  The Company's substantial proven and probable reserves of silver, zinc and lead, its additional significant silver, zinc, lead, copper and gold mineralized material, its large exploration property portfolio and its experienced management team position the Company to become a major precious and base metals producer and to benefit from favorable developments in these markets.

MAJOR SILVER DEVELOPMENT PROJECT

  The San Cristobal Study indicates that the San Cristobal Project may constitute one of the largest known mineable silver deposits in the world. Based on the San Cristobal Study, two of the 15 mineralized deposits identified at the San Cristobal Project are estimated to contain total proven and probable reserves of 219 million ounces of contained silver as well as significant amounts of zinc and lead. The San Cristobal Study indicates that production at the San Cristobal Project could commence as early as 2001 at a rate of 30,000 tpd of ore producing on average 14 million ounces of silver, 132,700 tonnes of zinc metal and 39,500 tonnes of lead metal, subject to the results of a second phase feasibility study and securing the required financing. The San Cristobal Study indicates that the nature and extent of the deposits at the San Cristobal Project will enable the development of a large scale, open pit mining operation with low stripping ratios that utilizes conventional mining and processing technology, enabling the Company to benefit from economies of scale in production.

DIVERSIFIED PORTFOLIO OF SILVER PROPERTIES

  The Company's current property portfolio is diversified not only in terms of property location, but also in terms of stages of evaluation. The Company's development, advanced exploration and other exploration stage mineral properties are located primarily in or near traditional silver producing regions in South America, Central America and Central Asia. These properties include substantial holdings throughout southern Bolivia, northern Chile, southwestern Honduras, southern Peru, and the Zacatecas district of Mexico, as well as significant mineral concessions in Kyrgyzstan, Mongolia and Tajikistan. Initial analyses of several of the Company's early-stage exploration properties indicate the presence of sufficient silver mineralization to warrant additional exploration and evaluation in order to determine the potential for future development. Notwithstanding its primary focus on silver, the Company intends to exploit, where economically feasible, co-occurring minerals, such as zinc, lead, copper and gold, at its mineral properties.

EXPERIENCED MANAGEMENT TEAM

  The management of the Company is comprised of an experienced team of mining experts, whose experience in managing, identifying, developing, building and bringing into production major mining enterprises averages approximately 30 years. In addition, many of the members of the Company's management team have extensive experience in operating large scale mining projects for major international mining companies throughout the world. Certain of the Company's senior executives and the members of its Development Committee have had overall responsibility for the development and operation of major mining operations, including, among others, one major expansion of an existing iron ore mine costing $170 million, two new mine developments each costing $165 million, the operation and administration of major open pit iron and zinc/silver mines located in Peru, the development, construction and start up of the $230 million Muruntau gold project in Zarafshan, Uzbekistan, the $450 million (Australian) Mount Keith open pit nickel mine, and participation in the identification of several multi-million ounce gold deposits.

                                COMPANY HISTORY

  The Company was founded in 1993 to acquire and develop attractive silver properties throughout the world. Since 1993, the Company has accumulated a portfolio of silver exploration properties covering more than two million acres in eight countries. These acquisitions were premised on several factors, including (i) the low price of silver relative to the price of other precious metals, (ii) a perception that silver supply and demand fundamentals were stronger than the then-prevailing price of silver suggested, (iii) the general scarcity of attractive publicly-traded silver companies and (iv) the perception of negative sentiment within the traditional silver mining community.

  In December of 1994, in connection with an investment by Silver Holdings LDC ("Silver Holdings"), the Company reorganized as a Cayman Islands holding company with regionally targeted subsidiaries. See "Corporate Structure", "Certain Transactions" and "Principal Shareholders".

Following this reorganization and new investment, Apex Silver Mines LDC, an exempted limited duration company organized under the laws of the Cayman Islands ("Apex LDC"), accelerated its program of acquiring silver exploration properties. In March of 1996, in connection with a private placement of common stock (the "1996 Private Placement"), Apex Limited was organized. The 1996 Private Placement, which was completed as of August 6, 1996, raised gross proceeds of $34.1 million. See "Certain Transactions".

  Apex Limited conducts all of its operations through Apex LDC and the subsidiaries of Apex LDC; Apex Limited's assets consist exclusively of its shares in Apex LDC. Prior to the Offerings, Apex Limited owned approximately 66 percent of the issued and outstanding shares of Apex LDC; upon completion of the Offerings (assuming the over-allotment options granted to the U.S. Underwriters and International Underwriters are not exercised), Apex Limited will own approximately 76.2 percent of the issued and outstanding share capital of Apex LDC. Currently, Apex Limited has approximately 13,601,544 Ordinary Shares outstanding and approximately 7,077,007 Ordinary Shares reserved for issuance for approximately 7,077,007 shares of Apex LDC owned by the Minority Shareholders. If all such shares of Apex LDC were issued, Apex Limited would have 20,678,551 Ordinary Shares outstanding. See "Corporate Structure" and "Certain Transactions".

                           ADDRESS, PRINCIPAL OFFICE

  The Company was formed under the laws of the Cayman Islands and maintains its registered office at Caledonian House, Ground Floor, Mary Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

  The Company has contracted with Apex Silver Mines Corporation ("Apex Corporation"), a wholly-owned subsidiary of Apex LDC, for certain management services. Apex Corporation maintains its principal office at 1700 Lincoln Street, Suite 3050, Denver, Colorado 80203.

                                 THE OFFERINGS

Ordinary Shares offered by the
 Company:
  U.S. Offering...............  6,100,000 shares
  International Offering......  1,800,000 shares
  Concurrent Offering.........  1,100,000 shares
    Total(1)..................  9,000,000 shares
Ordinary Shares to be
 outstanding after the
 Offerings(1)(2)..............  22,601,554
Use of Proceeds...............  The Company intends to use the net proceeds for one or more of the following purposes: (i)
                                feasibility studies, financing and
                                construction and development of its San
                                Cristobal district properties in Bolivia, (ii)
                                exploration and development activities at any
                                of the other properties within the Company's
                                existing portfolio, (iii) maintenance of
                                control or ownership of the Company's existing
                                mineral properties including ongoing lease
                                payments, and paying royalties and other
                                maintenance and registration fees, and (iv)
                                acquisition of additional properties or
                                businesses that are complementary to those of
                                the Company. In addition, the Company may use
                                the net proceeds as working capital and to
                                finance other general corporate purposes. Apex
                                Limited will contribute the gross proceeds
                                from the Offerings, and all associated
                                expenses, to Apex LDC.
American Stock Exchange
 Symbol.......................  SIL

--------
(1) Does not include up to an aggregate 1,185,000 additional Ordinary Shares subject to over-allotment options granted to the U.S Underwriters and the International Underwriters. See "Underwriting".
(2) Excludes (i) Ordinary Shares reserved for issuance pursuant to options that were or may be granted pursuant to the Company's Employee Share Option Plan and Non-employee Director Share Option Plan, and (ii) approximately 7,077,007 Ordinary Shares reserved for issuance to the Minority Shareholders. See "Executive Compensation--Share Option Plans" and "Certain Transactions".

                                  RISK FACTORS

  PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY CERTAIN RISK FACTORS RELATING TO AN INVESTMENT IN THE SHARES. SEE "RISK FACTORS".

                     RESERVES AND MINERALIZED MATERIAL DATA

  The following table sets forth the Company's proven and probable reserves of silver, zinc and lead as of August 29, 1997 at the San Cristobal Project. The reserves reflected below are based on an equivalent cut-off grade of 1.0 ounce of silver per tonne and prices of $5.00 per ounce for silver and $0.55 and $0.30 per pound for zinc and lead, respectively. Proven and probable reserves include an average recovery of 75.5 percent for silver, 78.0 percent for zinc and 73.3 percent for lead. The proven and probable reserves and mineralized material have been determined by Mine Reserves Associates Inc. ("MRA"), independent consultants working as members of the first phase feasibility consultants' team. Confirmation of the reserves and mineralized material was also conducted by another independent consulting firm, Pincock, Allen & Holt ("PAH") which developed an independent resource grade model using a common data set that checked closely with the reserve estimates. Davy and, separately, Behre Dolbear acting as technical auditor, reviewed the reserve estimates and confirmed the results reported below within the accuracy of the study. See "Properties--Development Project--San Cristobal Project--Reserves and Mineralized Material."

              PROVEN AND PROBABLE RESERVES--SAN CRISTOBAL PROJECT

                                                       CONTAINED METALS
                          AVERAGE GRADE                    (000'S)
                 -------------------------------- --------------------------
      TONNES         SILVER                        SILVER    ZINC     LEAD
       (000'S)   (OUNCES/TONNE) ZINC (%) LEAD (%) (OUNCES) (TONNES) (TONNES)
      --------   -------------- -------- -------- -------- -------- --------
      122,891         1.79        1.49     0.51   219,472   1,836     629

  Stripping ratio for the open pit operations is 1.66 tonnes of waste for each tonne of ore.

  The following table sets forth the Company's estimates of the silver, zinc and lead mineralized material contained in its property portfolio. Mineralized material is that part of mineral deposits (i) for which tonnage and grade are computed (a) partly from specific measurements, samples or production data compiled from appropriately spaced assays of outcrops, trenches, underground workings or drill holes and (b) partly from projections based on geological evidence, and (ii) that have not been measured and sampled with sufficient confidence to determine that the identified deposit can be economically and legally extracted at the time of such determination. The mineralized material estimates were determined by MRA for the Tesorera and Jayula deposits, and by the Company with respect to the other deposits. In the case of the Cobrizos deposit, the mineralized material estimates were verified by MRA. In the case of the El Ocote deposit, the mineralized material estimates were developed by the Company and reviewed by Behre Dolbear.

                              MINERALIZED MATERIAL

                                                         AVERAGE GRADE
                                                --------------------------------
                                                    SILVER
                                 TONNES (000'S) (OUNCES/TONNE) ZINC (%) LEAD (%)
                                 -------------- -------------- -------- --------
San Cristobal District
  Tesorera deposit..............      2,611          0.77        1.37     0.37
  Jayula deposit................     32,122          1.22        0.91     0.22
  Animas deposit................      8,600          1.67        1.71     0.76
  Toldos deposit................      3,000          3.86         --       --
  Cobrizos deposit..............     10,800          4.31         --       --
El Ocote deposit................      2,100          9.90         --       --

                                 RISK FACTORS

  Prospective purchasers of the Shares offered hereby should consider carefully, in addition to the other information contained in this Prospectus, the following risk factors:

LIMITED OPERATING HISTORY; HISTORY OF LOSSES

  The Company, incorporated in the Cayman Islands in March of 1996, is the successor to the mineral property acquisition, exploration and development activities conducted by its affiliates since 1993. The Company has incurred losses since its inception, and expects to incur additional losses for at least the next four years. As of September 30, 1997, the Company had an accumulated deficit of $30,795,900. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

RESERVE AND OTHER MINERALIZATION ESTIMATES

  The reserves and other mineralization figures presented herein, unless otherwise indicated, are based on estimates of contained silver and other metals made by independent geologists and/or the Company's personnel. These estimates are imprecise and depend on geological interpretation and statistical inferences drawn from drilling and sampling which may prove unreliable. There can be no assurance that such estimates will be accurate, or that indicated reserves or mineralization can be profitably exploited. Since production has not yet commenced on any of the Company's properties, reserves and other mineralization estimates for these properties may require adjustments or downward revisions based on actual production experience. Any material reductions in estimates of the Company's reserves and other mineralization, or of the Company's ability to extract such reserves or mineralization, could have a material adverse effect on the results of operations and financial condition of the Company.

  The Company has completed a first phase feasibility study with respect to a portion of only one of its properties, the San Cristobal Project. Accordingly, the Company has not established the presence of any proven or probable reserves at any of its other mineral properties. Although conceptual studies have been prepared with respect to the Company's El Ocote and San Juan de Lucanas exploration properties by independent parties using data and assumptions provided by the Company, these studies involve assumptions and projections based on a level of data insufficient to establish the presence of proven or probable reserves. There can be no assurance that subsequent testing or future feasibility studies will establish additional reserves at the Company's properties. The failure to so establish additional reserves could restrict the Company's ability to successfully implement its strategies for long term growth.

  In addition, there can be no assurance that the proven or probable reserves set forth in the San Cristobal Study will actually be able to be mined and processed profitably, if at all. The San Cristobal Study is based on many assumptions, any, some, or all of which may prove to be inaccurate. The failure of any such assumptions to prove accurate may alter the conclusions of the San Cristobal Study and may have a material adverse effect on the Company. In addition, the economics of mining at San Cristobal are based on (i) bench scale metallurgical testing of drill samples from the property to estimate extraction yields of silver and other metals, (ii) estimates of the cost of creating and operating the necessary mine process infrastructure and transport facilities to profitably extract the minerals at the property and (iii) estimates of the market price of silver, zinc and lead. Such estimates can be highly inaccurate. There can be no assurance that the Company will achieve the anticipated extraction rates or operating costs, or create the necessary facilities within the budgets, proposed by the San Cristobal Study.

SAN CRISTOBAL PROJECT RISKS

  In addition to the other risk factors, the San Cristobal Project involves the following risks:

  The proximity of the town of San Cristobal may adversely affect the Company's ability to efficiently mine the San Cristobal Project. The Company expects to seek to relocate the local population of approximately 350. There can be no assurance that the Company will be able to develop an amicable and economically feasible relocation program within the time period anticipated by the Company's development plans. See "Properties--Development Project--San Cristobal Project".

  Although the Company anticipates that the development of the San Cristobal Project will be successfully completed and that the resulting operations will be in full production by early 2001, no assurance can be given that the development of the San Cristobal Project will be completed on a timely basis, that the operations will achieve the anticipated production capacity or that the construction costs or ongoing operating costs associated with the development of the San Cristobal Project will not be higher than anticipated. The construction of expanded mining operations involves a number of uncertainties, including factors beyond the Company's control. Failure to complete the development of the San Cristobal Project on a timely basis or unexpected cost increases could have a material adverse effect on future results of operations and financial condition of the Company. If the capital expenditures required to complete the development of the San Cristobal Project are significantly higher than expected, there is no assurance that the Company's capital resources would be sufficient to cover such costs or that the Company would be able to obtain alternative sources of financing to cover such costs. See "Use of Proceeds" and "Properties--Development Project--San Cristobal Project".

NO PRODUCTION HISTORY

  The Company has no history of silver production. The Company's strategy to develop its economically feasible properties will require the construction or rehabilitation and operation of mines, processing plants and related infrastructure. As a result, the Company is subject to all of the risks inherent in the establishment of new mining operations and business enterprises. There can be no assurance that the Company will successfully establish mining operations or profitably produce silver or other metals at any of its properties.

MANAGEMENT OF GROWTH

  The Company anticipates that as its mineral properties are brought into production and as it acquires additional mineral rights, it will experience significant growth in its operations. This growth is expected to create new responsibilities for management personnel, as well as added demands on the Company's operating and financial systems. There can be no assurance that the Company will be successful in meeting such demands and managing its anticipated growth. The Company's growth is dependent, in part, on the continued identification and acquisition of additional mineral rights. There can be no assurance that the Company will be successful in acquiring additional mineral rights.

VOLATILITY OF METALS PRICES; HEDGING ACTIVITIES

  The profitability of the Company and its long-term viability are dependent in large part on the market price of silver and other metals, including zinc and lead. The market prices for such metals are volatile and are affected by numerous factors beyond the Company's control, including expectations for inflation, speculative activities, currency exchange fluctuations, global or regional consumption patterns, supply of and demand for silver and the other metals, political and economic conditions and production and transportation costs. The aggregate effect of these factors is impossible for the Company to predict and could have a material adverse effect on the Company and the results of its operations.

  Certain mining operations, including the San Cristobal Project, may be dependent upon anticipated proceeds from the production of secondary metals and a decline in the price of any metals extracted by the Company could materially adversely affect the profitability of the Company. If the market price for these metals falls below the Company's production costs and remains at such level for any sustained period, the Company will experience additional losses and may determine to discontinue the development of a project or mining at one or more of its properties. See "Metals Market Overview".

  The Company currently does not hedge against commodity and base metals price risks. However, the Company anticipates that as its mineral properties are brought into production and it begins to derive revenue from the production, sale and exchange of commodity and base metals, the Company may utilize various price hedging techniques to lock in forward delivery prices on a portion of its production, and thereby mitigate some of the risks associated with fluctuations in the prices of the metals it produces. The Company may also engage in hedging activities to hedge the risk of exposure to currency fluctuations as a result of its operations in several foreign countries. There can be no assurance that the use of hedging techniques will always benefit the Company. For example, there is the possibility that the Company will lock in forward deliveries at prices lower than the market price at the time of delivery. Such an event would negatively affect the Company's revenues and profits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

EXPLORATION AND DEVELOPMENT RISKS

  The degree of profitability of the Company's operations will be affected by the costs and results of its continued exploration and development programs. The Company is seeking to expand its reserves through a broad program of exploration and development, including ongoing development activities at the San Cristobal Project. Mineral exploration is highly speculative in nature, involves many risks, and frequently is nonproductive. There can be no assurance that the Company's mineral exploration efforts will be successful. Once mineralization is discovered, it usually takes a number of years from the initial phases of exploration until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling, to determine metal content and metallurgical processes to extract such metal from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that the Company's exploration programs will result in the establishment of new ore reserves.

  None of the Company's mineral properties have an operating history upon which estimates of future cash operating costs may be based. Estimates of reserves and cash operating costs, particularly for development projects, to a large extent, are based upon the interpretation of geologic data obtained from drill holes and other sampling techniques, and feasibility studies which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of silver and other metals from the ore, comparable facility and equipment operating costs, anticipated climatic conditions, and other factors. As a result, it is possible that actual cash operating costs and economic returns may differ significantly from those currently estimated by the Company. It is not unusual in new mining operations to experience unexpected problems during the start-up phase.

  There are a number of uncertainties inherent in any development program, including the location and dimensions of a deposit, metal content, development of appropriate metallurgical processes, receipt of necessary governmental permits and the construction of mining and processing facilities.

  The costs involved in building or upgrading all necessary power, water or transportation facilities at any given property may be considerable, particularly in light of the frequently remote locations of the Company's properties. The development of many of the Company's properties will require the creation of extensive infrastructure in order to commence production at such sites. No assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that the funds required for development can be obtained at all, or on a timely basis. Accordingly, there can be no assurance that the Company's future development activities or exploration efforts will result in profitable mineral production.

TITLE TO MINERAL PROPERTIES

  Although it is the Company's policy to seek to confirm the validity of its rights to title to, or contract rights with respect to, each mineral property in which it has a material interest, there is no guarantee that title to its properties will not be challenged or impugned. Title insurance generally is not available, and the Company's ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions may be severely constrained. The Company has not conducted surveys of all of the claims in which it holds direct or indirect interests and, therefore, the precise area and location of such claims may be in doubt. Accordingly, the Company's mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. In addition, the Company may not be able to operate its properties as permitted, or to enforce its rights with respect to such properties.

  The Company's rights to certain of its mineral properties, including certain of its principal properties at the San Cristobal Project, derive from leaseholds or purchase option agreements which require the payment of rent or other installment fees. In the event the Company fails to make such payments with respect to any of its mineral properties on the relevant due date, the Company's rights to any such property may lapse. There can be no assurance that the Company will, or will be able to, effect all such payments by the requisite payment dates. In addition, certain of the Company's contracts with respect to its mineral properties mandate development or production schedules. There can be no assurance that the Company will be able to meet any or all of such development or production schedules. In addition, the Company's ability to transfer or sell its rights to certain mineral properties may require governmental approvals or third party consents, which may not be granted.

  The Company's title to, and control over its San Juan de Lucanas property in Peru has been contested by certain employee creditors of the prior operator of the property. During the last three years, parts of the property have been physically controlled by individuals challenging the Company's ownership. There can be no assurance that the Company will prevail in its attempt to register title to the property. See "Properties--Advanced Exploration Properties--San Juan de Lucanas".

MINING RISKS AND INSURANCE

  The business of mining is generally subject to a number of risks and hazards, including adverse environmental effects, industrial accidents, labor disputes, technical difficulties posed by unusual or unexpected geologic formations, cave-ins, flooding and periodic interruptions due to inclement or hazardous weather conditions. Such risks can result in damage to and destruction of, mineral properties or producing facilities, as well as personal injury, environmental damage, delays in mining, monetary losses and possible legal liability. Although the Company maintains, and intends to continue to maintain, insurance with respect to its operations and mineral properties within ranges of coverage consistent with industry practice, no assurance can be given that such insurance will be available at economically feasible premiums. Insurance against environmental risks (including potential liability for pollution or other disturbances resulting from mining exploration and production) is not generally available to the Company.

FOREIGN OPERATIONS

  The Company currently conducts exploration activities in countries with developing economies, including Bolivia, Chile, Honduras, Mexico and Peru in Latin America, and Kyrgyzstan, Mongolia and

Tajikistan in Central Asia. Each of these countries has experienced recently, or is experiencing currently, economic or political instability. Hyperinflation, volatile exchange rates and rapid political and legal change, often accompanied by military insurrection, have been common in these and certain other emerging markets in which the Company may conduct operations. The Company may be materially adversely affected by possible political or economic instability in any one or more of those countries. The risks include, but are not limited to, terrorism, military repression, expropriation, changing fiscal regimes, extreme fluctuations in currency exchange rates, high rates of inflation and the absence of industrial and economic infrastructure. Changes in mining or investment policies or shifts in the prevailing political climate in any of the countries in which the Company conducts exploration and development activities could adversely affect the Company's business. Operations may be affected in varying degrees by government regulations with respect to production restrictions, price controls, export controls, income and other taxes, expropriation of property, maintenance of claims, environmental legislation, labor, welfare benefit policies, land use, land claims of local residents, water use and mine safety. The effect of these factors cannot be accurately predicted.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

  All commercial production and mineral exploration and development by the Company will be subject to foreign laws and regulations controlling not only the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. These laws and regulations are comprehensive and deal with matters such as air and water quality, mine reclamation, waste handling and disposal, the protection of certain species and the preservation of certain lands. These environmental laws and regulations may require the acquisition of permits or other authorizations for certain activities. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. The Company cannot predict what environmental legislation or regulations will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or regulatory agencies or stricter interpretation of existing laws, may necessitate significant capital outlays, may materially adversely affect the Company's future operations or may cause material changes or delays in the Company's intended activities.

  The Company's preliminary analysis of the existing mining activities conducted by the current owner and operator of the Toldos mine at the San Cristobal Project indicates that low-level effluents from the site may be draining into a seasonal stream which flows into the Rio Grande and, ultimately, into the Salar de Uyuni, a salt lake to the north of the San Cristobal Project. See "Properties--Development Project--San Cristobal Project". Pursuant to the recently enacted Bolivian mining code, mining companies are not liable for identified pre-existing conditions. Nonetheless, if the Company acquires the Toldos property from its current owner, the Company expects to improve the environmental situation which may currently exist at the site. The Company does not expect any such remediation program to have a material adverse effect on the Company's proposed operations at the San Cristobal Project.

  Environmental conditions may exist on other mineral properties currently owned or controlled by the Company which are unknown to the Company at present and which have been caused by previous or existing owners or operators of the properties. The Company has not sought an environmental analysis at any of its mineral properties, nor has it conducted a comprehensive review of the environmental laws and regulations applicable to it in each of the various jurisdictions in which it owns or controls mineral properties. To the extent the Company is subject to environmental liabilities, the satisfaction of such liabilities would reduce the Company's net cash flow and could have a material adverse effect on the Company's financial position and results of operations. Should the Company be unable to fund fully the cost of remediation of any environmental condition, the Company might be required to suspend operations or enter into interim compliance measures pending completion of the required remediation.

COMPETITION

  The mining industry is intensely competitive. The Company competes with many companies possessing greater financial resources, operational experience and technical facilities than itself. Competition in the mining business could adversely affect the Company's ability to attract requisite capital funding or acquire suitable producing properties or prospects for mineral exploration in the future. The Company recently has encountered increasing competition from other mining groups in its efforts to acquire mineral properties.

HOLDING COMPANY STRUCTURE RISKS

  The Company currently conducts, and will continue to conduct, all of its operations through subsidiaries. The Company's ability to obtain dividends or other distributions from its subsidiaries may be subject to, among other things, restrictions on dividends under applicable local law and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate. The subsidiaries' ability to pay dividends or make other distributions to the Company may also be subject to their having sufficient funds from their operations legally available for the payment thereof which are not needed to fund their operations, obligations or other business plans. If the Company's subsidiaries are unable to pay dividends or make other distributions to the Company, the Company's growth may be inhibited after the proceeds of the Offerings are exhausted, unless the Company is able to obtain additional debt or equity financing on terms which are acceptable to the Company. In the event of a subsidiary's liquidation, there may not be assets sufficient for the Company to recoup its investment therein.

DISCRETION AS TO USE OF PROCEEDS

  Apex Limited will contribute the gross proceeds of the Offerings, and all associated expenses, to Apex LDC. While the Company has identified certain anticipated uses for the net proceeds, it will have broad discretion as to the expenditure of such proceeds.

REQUIREMENT OF ADDITIONAL FINANCING

  The net proceeds of the Offerings will not be sufficient to complete the Company's planned development of the San Cristobal Project. The Company intends to seek additional financing to complete development of the San Cristobal Project and to fund the development of other of its mineral properties, including the Cobrizos, El Ocote, San Juan de Lucanas, and Choroma properties. Sources of such external financing include bank borrowings and future debt and equity offerings. There can be no assurance that additional financing will be available on terms acceptable to the Company and its shareholders, or at all. The failure to obtain such additional financing could have a material adverse effect on the results of operations and the financial condition of the Company.

  The operations contemplated by the Company are expected to be highly capital intensive. There can be no assurance that the Company will be able to secure the financing necessary to retain its rights to, or to begin, or, if begun, to sustain production at the Company's mineral properties.

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent on the services of certain key executives including its Chairman and the Chief Operating Officer. The loss of these persons, other key executives or personnel, or the inability to attract and retain the additional highly skilled employees required for the expansion of the Company's activities, may have a material adverse effect on the Company's business or future operations. Although the Chairman does not have a written contract certain key executives have entered into written agreements. See "Executive Compensation--Employment Agreements". The Company does not intend to maintain "key-man" life insurance on any of its executive officers or other personnel.

SUBSTANTIAL CONTROL BY DIRECTORS AND SIGNIFICANT SHAREHOLDERS

  Upon the completion of the Offerings, Thomas S. Kaplan and the Company's other directors and principal shareholders, together with members of their families and entities that may be deemed affiliates of or related to such persons or entities, will beneficially own approximately 46 percent of the Ordinary Shares outstanding after the Offerings, including approximately 7,077,007 Ordinary Shares which would be issued in the event the Company elected to satisfy all of its obligations to the Minority Shareholders of Apex LDC arising under the Buy-Sell Agreement through the issuance of Ordinary Shares. See "Certain Transactions". Mr. Kaplan and others, together with certain of the shareholders of Apex LDC, including Silver Holdings, have entered into an agreement with respect to the appointment of two designees of Silver Holdings to the Company's board of directors for so long as Silver Holdings owns one percent of the outstanding Ordinary Shares, including Ordinary Shares it may receive pursuant to the Buy-Sell Agreement. Silver Holdings' investors include entities affiliated with Mr. Paul Soros, Mr. Richard Katz and Mr. Eduardo Elsztain, who are directors of the Company. In addition, Quantum Industrial Partners LDC and Geosor Corporation, collectively own more than 50 percent of Silver Holdings. By virtue of his ownership of Geosor Corporation and his position with Soros Fund Management LLC, an investment advisor to Quantum Industrial Partners LDC, Mr. George Soros may have the power to direct the election of the directors of Silver Holdings, who in turn, will elect the two designees. See "Certain Transactions". Such a high level of ownership by such persons may have a significant effect in delaying, deferring or preventing a change in control of the Company or other events which could be of benefit to the Company's other shareholders. See "Principal Shareholders".

CONFLICTS OF INTEREST

  Certain officers and directors of the Company are officers and/or directors of, or are associated with, other natural resource companies that acquire interests in mineral properties. Such associations may give rise to conflicts of interest from time to time. See "Certain Transactions."

SUBSTANTIAL DILUTION

  As a result of the Offerings, persons purchasing Shares in the Offerings will experience immediate and substantial dilution in the net tangible book value per share of $9.68. See "Dilution".

ABSENCE OF DIVIDENDS

  The Company does not anticipate paying dividends to existing or future shareholders for the foreseeable future. It is the present intention of the Company to retain all earnings, if any, in order to support the future growth of its business. Any determination in the future to pay dividends will be dependent upon the Company's consolidated results of operations, financial condition, cash requirements, future prospects and such other factors as the Company deems appropriate at the time.

NO PRIOR PUBLIC MARKET

  Prior to the Offerings, there has been no public market for the Shares. An application will be made to have the Shares listed for quotation on the American Stock Exchange. There can be no assurance that an active public market for the Shares will develop, or if such market does develop, be sustained. The initial public offering price for the Shares will be determined by negotiations among the Company and the underwriters. There can be no assurance that the market price of the Shares after the Offerings will equal or exceed the initial public offering price. The market price of the Shares could be subject to significant fluctuations in response to variations in quarterly operating results, developments relating to the Company and general trends affecting the metals industry. In addition, broad market fluctuations and general economic and political conditions may adversely affect the market price of the Shares regardless of the Company's performance. See "Underwriting" for a description of the factors to be considered in determining the initial public offering price.

ORDINARY SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Ordinary Shares in the public market following the Offerings could adversely affect the market price of the Shares. The Company and certain of its directors and executive officers, and all current shareholders (including the shareholders of Apex LDC) have agreed, during the 180 days following the date of the Prospectus, not to sell any Ordinary Shares without the prior written consent of Salomon Brothers Inc ("Salomon"). See "Certain Transactions", "Ordinary Shares Eligible for Future Sale" and "Underwriting".

TAX RISKS

  Potential investors should inform themselves as to the tax consequences of acquiring, holding and disposing of Shares in their particular circumstances. In particular, potential investors that are U.S. taxpayers should consider that the Shares may be considered interests in a "passive foreign investment company" ("PFIC") for U.S. tax purposes, and should consult their own tax advisers as to the taxation of U.S. shareholders of PFICs in light of their particular circumstances. If the Company were deemed to be a PFIC, then a U.S. taxpayer who disposes or is deemed to dispose of Shares at a gain generally would be required to treat such gain as ordinary income and pay an interest charge on a portion of the gain unless the U.S. taxpayer makes a timely election (a "QEF election") to have the Company treated as a "qualified electing fund".

  A U.S. taxpayer who makes a QEF election generally must report on a current basis his share of any ordinary earnings and net capital gain of the Company for any taxable year in which the Company is a PFIC. A QEF election generally must be made for the first taxable year of the U.S. taxpayer's ownership of Shares during which the Company is a PFIC, provided that the Company complies with certain reporting requirements. The Company intends to comply with all reporting requirements necessary for U.S. investors to make QEF elections with respect to the Company and will upon request provide to U.S. investors such information as may be required to make such QEF elections effective. For taxable years beginning after December 31, 1997, a U.S. investor who owns marketable stock in a PFIC may elect to recognize gain or loss on a mark-to-market basis in lieu of making a QEF election. For a further discussion, see "Taxation--United States Federal Income Taxation--Passive Foreign Investment Company Considerations".

FORWARD-LOOKING STATEMENTS

  This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects, believes, intends or anticipates will or may occur in the future, including such matters as future investments in existing development projects and the acquisition of new mineral properties (including the amount and nature thereof), the use of proceeds of the Offerings, business strategies and the future need for additional funds from outside sources, are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein.

                              CONCURRENT OFFERING

  Concurrent with the Ordinary Shares offered hereby in the initial public offering, the Company intends to sell to a shareholder of the Company, Moore Global Investments Ltd./Remington Investment Strategies, L.P. (the "Concurrent Purchaser"), 1,100,000 Ordinary Shares at a price equal to the initial public offering price. See "Principal Shareholders." The consummation of the Concurrent Offering and the initial public offering are conditioned upon each other. The Concurrent Offering will not be consummated with respect to more than 1,100,000 Ordinary Shares. To the extent the Concurrent Purchaser purchases less than the maximum 1,100,000 Ordinary Shares to be sold pursuant to the Concurrent Offering, the number of Ordinary Shares available to be sold to the general public by the U.S. Underwriters will be increased accordingly. All proceeds of the Concurrent Offering will be paid directly to the Company. Salomon Brothers Inc, PaineWebber Incorporated, Scotia Capital Markets (USA) Inc. and Smith Barney Inc. are acting as the placement agents (the "Placement Agents") in connection with the Concurrent Offering. The Placement Agents will
receive a fee of $    per Ordinary Share sold in the Concurrent Offering,
which fee is equal to the underwriting discount payable in connection with the initial public offering. The Placement Agents will be indemnified by the Company against certain liabilities, including liabilities under the Securities Act. See "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

  The aggregate net proceeds to the Company from the sale of Shares offered hereby are estimated to be approximately $ (or approximately $ if the U.S. Underwriters' and the International Underwriters' over-allotment options are exercised in full) after deducting the underwriting discount, the Placement Agents' fee and estimated fees and expenses payable by the Company in connection with the Offerings. The Company intends to use the net proceeds for one or more of the following purposes: (i) feasibility studies, financing, and construction and development of the San Cristobal Project, (ii) exploration and development activities at any of the other properties within the Company's existing portfolio, (iii) maintenance of control or ownership of the Company's existing mineral properties by making ongoing lease payments, and paying royalties and other maintenance and registration fees, and (iv) acquisition of additional properties or businesses that are complementary to those of the Company. In addition, the Company may use the net proceeds for working capital and other general corporate purposes. Apex Limited will contribute the gross proceeds from the Offerings, and all associated expenses, to Apex LDC in exchange for an equal number of Apex LDC shares.

  Although the Company has not determined a specific allocation of proceeds among the various uses described above, the Company currently estimates that it will spend $10 million in 1998 in connection with the second phase feasibility study, and an additional $10 million and $15 million, respectively, for exploration activities at the San Cristobal Project and the Company's other mineral properties over the next three years performing reconnaissance, field mapping and sampling, including drilling. The Company expects to incur approximately $5 million per annum in general and administrative expenses. The amounts actually expended on each of the uses described above will vary depending upon, among other factors, the results of the second phase feasibility study and the success of the Company's exploration and development activities. Additional financing will be required to fund future development activities and there can be no assurance that such financing will be available at all, or on terms acceptable or favorable to the Company and its shareholders. See "Risk Factors--Discretion as to Use of Proceeds" and "--Requirement of Additional Financing".

                                DIVIDEND POLICY

  The Company has never paid any dividends on its Ordinary Shares and expects for the foreseeable future to retain all of its earnings from operations for use in expanding and developing its business. Any future decision as to the payment of dividends will be at the discretion of the Company's board of directors and will depend upon the Company's earnings, receipt of dividends from its subsidiaries, financial position, capital requirements, plans for expansion and such other factors as the board of directors deems relevant. See "Risk Factors--Absence of Dividends".

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1997, and such capitalization as adjusted to reflect (i) the sale of 9,000,000 Shares offered hereby at an assumed initial public offering price of $14.00 per Share, after deduction of the underwriting discount, the Placement Agents' fee and estimated expenses payable by the Company in connection with the Offerings, and (ii) the application of the estimated net proceeds of the Offerings. See "Certain Transactions" and "Underwriting". This table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in the Prospectus. See "Use of Proceeds".

                                                           SEPTEMBER 30, 1997
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                             (IN THOUSANDS)
SHAREHOLDERS' EQUITY:
  Ordinary Shares, $0.01 par value, 75,000,000 Ordinary
   Shares authorized, 13,601,544 Ordinary Shares issued
   and outstanding prior to the Offerings, 22,601,544
   Ordinary Shares issued and outstanding upon
   consummation of the Offerings......................... $    136   $    226
  Contributed Surplus....................................   44,444    160,184
  Accumulated Deficit....................................  (30,796)   (30,796)
                                                          --------   --------
  Total Shareholders' Equity.............................   13,784    129,614
                                                          --------   --------
    Total Capitalization................................. $ 13,784   $129,614
                                                          ========   ========

                                   DILUTION

  As of September 30, 1997, the net tangible book value of the Company was $12,390,612 or $0.91 per share outstanding. After giving effect to the sale of the 9,000,000 Shares offered hereby at an assumed initial public offering price of $14.00 per Share, the issuance of approximately 7,077,007 Ordinary Shares in exchange for approximately 7,077,007 shares of Apex LDC pursuant to the Buy-Sell Agreement, deduction of the underwriting discount, the Placement Agents' fee and estimated expenses of the Offerings payable by the Company and the application of the net proceeds therefrom as set forth under "Use of Proceeds", the pro forma net tangible book value of the Company as of September 30, 1997 would have been $128,220,612 or $4.32 per share. This change represents an immediate increase in net tangible book value of $3.41 per share to existing shareholders and an immediate dilution of $9.68 per share to purchasers of the shares of the Company's share capital at the initial public offering price. The following table illustrates this per share dilution:

     Initial public offering price...............................       $14.00
      Net tangible book value per share at September 30,
       1997(1)................................................... $0.91
      Increase attributable to the sale by the Company of
       9,000,000 Ordinary Shares(2)..............................  3.41
                                                                  -----
     Pro forma net tangible book value per share after the
          Offerings(2)(3)........................................         4.32
                                                                        ------
     Dilution to new investors...................................       $ 9.68
                                                                        ======

  The following table sets forth as of September 30, 1997, the difference between the number of Shares purchased, the total consideration paid and the average price per share paid by the existing shareholders and to be paid by new investors in the Offerings:

                           SHARES PURCHASED  TOTAL CONSIDERATION
                          ------------------ -------------------- AVERAGE PRICE
                            NUMBER   PERCENT    AMOUNT    PERCENT   PER SHARE
                          ---------- ------- ------------ ------- -------------
Existing shareholders...  13,601,544   60.2% $ 43,979,906   25.9%    $ 3.23
New investors in initial
 public offering........   7,900,000   34.9%  110,600,000   65.0     $14.00
Investors in Concurrent
 Offering...............   1,100,000    4.9%   15,400,000    9.1     $14.00
                          ----------  -----  ------------  -----
  Total.................  22,601,544  100.0% $169,979,906  100.0%
                          ==========  =====  ============  =====

--------
(1) Net tangible book value per share is determined by dividing total net tangible assets (assets less deferred organizational costs, deferred financing costs and liabilities) by the number of Ordinary Shares outstanding prior to the Offerings.
(2) Excludes (i) up to an aggregate 1,185,000 additional Ordinary Shares subject to over-allotment options granted to the U.S. Underwriters and the International Underwriters, and (ii) 453,125 Ordinary Shares subject to options granted under the Employee Share Option Plan and the Non-employee Director Share Option Plan, and includes the issuance of approximately 7,077,007 Ordinary Shares in exchange for approximately 7,077,007 shares of Apex LDC, pursuant to the Buy-Sell Agreement. See "Incentive Compensation", "Certain Transactions" and "Underwriting".
(3) Pro forma net tangible book value per share is determined by dividing the number of Ordinary Shares outstanding after giving effect to the Offerings into the net tangible book value of the Company after application of the net proceeds of the Offerings. Dilution is determined by substituting pro forma net tangible value per share after the Offerings from the initial public offering price per share to be paid by new investors for each Share.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data for the Company for the years ended December 31, 1996 and 1995, and the period from December 22, 1994 (inception) through December 31, 1994 are derived from the audited consolidated financial statements of the Company. The selected consolidated financial data as of and for the nine month periods ended September 30, 1997 and 1996 have been derived from the Company's unaudited financial statements which, in the opinion of management, include all significant normal and recurring adjustments necessary for a fair presentation of the financial position and results of operations for such unaudited period. The selected financial data not been presented herein as it was immaterial. The following table should be read in conjunction with the Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                        FOR THE PERIOD
                                                                         DECEMBER 22,
                            NINE MONTHS                                      1994
                                ENDED                                    (INCEPTION)
                           SEPTEMBER 30,     YEAR ENDED DECEMBER 31,       THROUGH
                          -----------------  -------------------------   DECEMBER 31,
                            1997     1996        1996         1995           1994
                          --------  -------  ------------  -----------  --------------
                            (UNAUDITED)
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Interest income.........  $    607  $   255  $        575  $       462      $   15
                          --------  -------  ------------  -----------      ------
Total income............       607      255           575          462          15
                          --------  -------  ------------  -----------      ------
Expenses
 Exploration............    10,129    5,917         9,591        1,560         105
 Administrative.........     5,332      603         1,924          982         148
 Consulting.............     1,862    1,443         2,506          560         145
 Professional fees......       227      827         1,096          657          20
 Amortization and depre-
  ciation...............        55       28            57           57         --
                          --------  -------  ------------  -----------      ------
Total expenses..........    17,605    8,818        15,174        3,816         418
                          --------  -------  ------------  -----------      ------
Loss before minority
 interest...............   (16,998)  (8,563)      (14,599)      (3,354)       (403)
Minority interest.......       --       --          2,876        1,493         190
                          --------  -------  ------------  -----------      ------
Net loss for the
 period.................  $(16,998) $(8,563) $    (11,723) $    (1,861)     $ (213)
                          ========  =======  ============  ===========      ======
Net loss per Ordinary
 Share..................  $  (1.05) $ (0.66) $      (0.85) $     (0.16)     $(0.02)
                          ========  =======  ============  ===========      ======
Weighted average number
 of Ordinary Shares
 outstanding ...........    16,232   12,921        13,749       11,975      11,975
CASH FLOW DATA:
Net cash provided by
 (used in) financing
 activities ............  $ (1,095) $28,735  $     35,269  $     6,430      $  686
Net cash used in
 operating activities...   (15,879)  (6,214)      (12,092)      (3,491)       (329)
Net cash used in
 investing activities...      (169)     --           (524)         --          --
                          --------  -------  ------------  -----------      ------
Net increase (decrease)
 in cash................  $(17,143) $22,521  $     22,653  $     2,939      $  357
                          ========  =======  ============  ===========      ======
                           SEPTEMBER 30,                  DECEMBER 31,
                          -----------------  -----------------------------------------
                            1997     1996        1996         1995           1994
                          --------  -------  ------------  -----------  --------------
                            (UNAUDITED)
                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Total assets............  $ 15,140  $28,089  $     26,797  $     6,820      $9,929
Total liabilities.......     1,356    1,455         2,486          359         114
Minority interest.......       --       210           --         2,876       4,369
Shareholders' equity....    13,784   26,424        24,311        3,585       5,446

                              CORPORATE STRUCTURE

HISTORY OF THE COMPANY

  Beginning in 1993, the Company and its founders embarked on a program of acquiring silver exploration properties throughout the world. In December of 1994, in connection with an investment by Silver Holdings, the Company reorganized as a Cayman Islands holding company with subsidiaries based on regional operations. See "Certain Transactions". Following this reorganization and new investment, Apex LDC accelerated its program of acquiring silver exploration properties. In March of 1996, in connection with the 1996 Private Placement, Apex Silver Mines Limited was organized. The 1996 Private Placement, which was completed as of August 6, 1996, raised gross proceeds of $34.1 million for an approximately 21 percent interest (on a fully diluted basis) in the Company. See "Certain Transactions".

  As an "exempted" company under the laws of the Cayman Islands, the Company may not carry on business in the Cayman Islands, except in furtherance of the business of the Company carried on outside the Cayman Islands. Substantially all of Apex Limited's assets consist of shares of Apex LDC. Currently, Apex Limited owns approximately 66 percent of Apex LDC. Upon completion of the Offerings (assuming the over-allotment options granted to the U.S. Underwriters and the International Underwriters are not exercised), Apex Limited will own 76.2 percent of the outstanding share capital of Apex LDC. The Minority Shareholders are entitled to sell their shares of Apex LDC to Apex Limited for, at Apex Limited's sole option, Ordinary Shares on a one-for-one basis, cash, or a combination of cash and Ordinary Shares. The Company currently expects that any future purchases by Apex Limited of shares of Apex LDC from the Minority Shareholders will involve only Ordinary Shares of Apex Limited. Any such transactions will not affect the beneficial and economic interest in Apex LDC attributable to shareholders of Apex Limited. Currently, Apex Limited has approximately 13,601,544 Ordinary Shares outstanding and approximately 7,077,007 Ordinary Shares reserved for issuance for approximately 7,077,007 shares of Apex LDC owned by the Minority Shareholders. If all such shares of Apex LDC were issued, Apex Limited would have 20,678,551 Ordinary Shares outstanding, excluding the Shares to be sold in the Offerings. See "Principal Shareholders" and "Certain Transactions". Apex LDC conducts its business primarily through a series of directly and indirectly owned subsidiaries. The Company has approximately 33 full-time employees.

  Apex LDC's, and hence the Company's, principal operating subsidiaries are
(i) Andean Silver Corporation LDC ("Andean"), which is indirectly engaged in exploration and development activities in South America; (ii) Apex Asia LDC ("Apex Asia"), which is engaged, directly and indirectly, in exploration activities in Asia; (iii) Apex Corporation, which serves as the principal management services provider to the Company pursuant to the terms of a Management Services Agreement executed in connection with Apex Corporation's formation in the fall of 1996; (iv) Minera de Cordilleras (Honduras), S. de R.L. ("Cordilleras Honduras"), which is engaged in exploration and development activities in Honduras; (v) Cordilleras Silver Mines Ltd. ("Cordilleras Bahamas"), which is indirectly engaged in exploration and development activities in Honduras; and (vi) Compania Minerales de Zacatecas, S. de R.L. de C.V. ("CMZ"), which is indirectly engaged in exploration activities in Mexico. See "Certain Transactions".

  Apex LDC is the sole beneficial owner of Andean, with a 99 percent interest; the remaining one percent interest is held by Apex Partners LDC ("Apex Partners"), which is wholly beneficially owned by Apex LDC. Apex LDC is the sole beneficial owner of ASC Bolivia LDC ("ASC Bolivia"), with a 2.5 percent interest; the remaining 97.5 percent is held by Andean. Apex LDC is the sole beneficial owner of ASC Peru LDC ("ASC Peru"); Andean holds a 99 percent interest in ASC Peru, and ASC Partners LDC ("ASC Partners"), which is wholly and beneficially owned by Apex LDC, holds the remaining one percent interest. The Company anticipates that individual properties will be contributed to new special purpose holding companies prior to the commencement of production at such properties. The formation of such additional subsidiaries will not involve any dilution to the Company's beneficial ownership of the underlying properties.

  Apex Asia, which is wholly beneficially owned by Apex LDC, has formed joint venture entities to own or otherwise hold interests in silver resource properties in Kyrgyzstan and Mongolia, and is in the process of doing so in Tajikistan. In Kyrgyzstan, Apex Asia holds a 50 percent interest in " "JSC' Kumushtak" ("Kumushtak Mining"). The remaining 50 percent interest in Kumushtak Mining is held by the North Kyrgyz Geological Expedition, a government mining enterprise which operates in the Kumushtak region in northwestern Kyrgyzstan. Apex Asia owns 99 percent of Kumushtak Management Company; Apex Partners holds the remaining one percent. In Mongolia, Apex Asia has organized "Asgatmongu' Company, Ltd. ("Asgat Mining"). Apex Asia holds approximately one half of the total interests in Asgat Mining and has appointed two individuals, including the chairman, of Asgat Mining's four member board of managers. Mongolrostvetmet, a joint association owned by the government of Mongolia and Zarubeshvetmet, a recently privatized company organized under the laws of the Russian Federation, holds the remaining interest in Asgat Mining. In Tajikistan, Apex Asia has entered into an agreement with the Adrasman Mining Venture ("Adrasman Mining"), an agency of the government of Tajikistan, to form "Kanimansur Ltd." Joint Mining Venture ("Kanimansur Mining"). Kanimansur Mining will be 49 percent owned by Apex Asia.

  In Mexico, CMZ serves as the holding company for Compania Metalurgica Largo,
S. de R.L. de C.V. ("Largo"), Compania Metalurgica Barones, S. de R.L. de C.V. ("Barones") and Minera de Cordilleras, S. de R.L. de C.V. ("Cordilleras Mexico"). Apex LDC is the sole beneficial owner of CMZ, with a 99 percent interest; Apex Partners holds the remaining one percent interest. Apex LDC is the sole beneficial owner of Cordilleras Mexico; CMZ holds a 99 percent interest and Apex Partners holds the remaining one percent interest. Barones and Largo are each owned 75 percent by CMZ and 25 percent by Minera Dolore Anguatias y Anexas, S.A. de C.V., an unaffiliated Mexican company.

  Apex LDC is the sole owner of each of Cordilleras Bahamas and Apex Corporation. Apex LDC is the sole beneficial owner of Cordilleras Caymans with a 20 percent interest; the remaining 80 percent interest is held by Cordilleras Bahamas. Apex LDC is the sole beneficial owner of Cordilleras Honduras, with a 99 percent interest; the remaining one percent interest is held by Apex Partners.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OFFINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

GENERAL

  The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes thereto which appear elsewhere in this Prospectus.

  The Company is a mining exploration and development company that holds a portfolio of silver exploration and development properties in South America, Central America and Central Asia. None of these properties are in production and, consequently, the Company has no current operating income or cash flow.

BACKGROUND

  In mid-1993, Apex Silver Mines Ltd. ("Apex Bermuda") was established to acquire and develop silver exploration properties throughout the world.

  On December 22, 1994, Apex Bermuda contributed substantially all of its assets to Apex LDC, a limited duration company formed under the laws of the Cayman Islands.

  In March of 1996, Apex Limited, a limited liability company formed under the laws of the Cayman Islands, was incorporated in order to facilitate the 1996 Private Placement. In connection with the 1996 Private Placement, Apex Limited issued Ordinary Shares to certain of the non-U.S. investors in Apex LDC in exchange for their interests in Apex LDC. These transactions, and the 1996 Private Placement were completed effective as of August 6, 1996. Currently, Apex Limited owns approximately 66 percent of Apex LDC. Upon the completion of the Offerings (assuming the over-allotment options granted to U.S. Underwriters and the International Underwriters are not exercised) Apex Limited will own 76.2 percent of the outstanding share capital of Apex LDC. The Minority Shareholders are entitled to sell their shares of Apex LDC to the Company for, at Apex Limited's sole option, Ordinary Shares of Apex Limited on a one for one basis, cash, or a combination of cash and Ordinary Shares. The Company currently expects that any future purchases by Apex Limited of shares of Apex LDC from the Minority Shareholders will involve only Ordinary Shares. Any such transactions will not affect the beneficial and economic interest in Apex LDC attributable to shareholders of Apex Limited. See "Certain Transactions". Currently, Apex Limited has approximately 13,601,544 Ordinary Shares outstanding and approximately 7,077,007 Ordinary Shares reserved for issuance for approximately 7,077,007 shares of Apex LDC owned by the Minority Shareholders. If all such shares of Apex LDC were issued, Apex Limited would have 20,678,551 Ordinary Shares outstanding, excluding the Shares to be sold in the Offerings.

  For United States investors, ownership of the Shares may have certain tax consequences. See "Tax Considerations".

THE SAN CRISTOBAL PROJECT

  From 1994 to 1996, the properties comprising the San Cristobal Project were acquired in a series of transactions. See "Properties--Development Project-- San Cristobal Project." In 1996, the Company began exploring these properties, and discovered the presence of a significant silver zinc and lead deposit with the potential to be developed as a large scale open-pit mining project. In the fall of 1996, an in-fill drilling program using reverse circulation ("RC") and diamond core drilling was continued in order to delineate the deposit and the amount of reserves. In addition, an expanded exploration effort at the San Cristobal Project resulted in the discovery of additional silver and base metal anomalies. On August 15, 1997, the Company acquired a 2.5% minority interest in ASC Bolivia for 268,496 shares of Apex Limited valued at $14 per share. The primary asset of ASC Bolivia is the San Cristobal Project. Accordingly, the total consideration of $3,758,944 has been capitalized as mining properties.

  Based on the San Cristobal Study, the San Cristobal Project is forecast to produce annually an average of 14 million ounces of silver, 132,700 tonnes of zinc and 39,500 tonnes of lead during an expected minimum life of 11.5 years. The San Cristobal Project is expected to consist of two large scale, open pit mining operations using conventional mining and processing technologies capable of producing and processing an aggregate 30,000 tonnes per day ("tpd") of ore. The average cash production cost over the life of the San Cristobal Project is forecast to be $2.66 per silver equivalent ounce. See "Glossary". Capital expenditures are estimated to total $327 million for pre-production development and construction to complete the San Cristobal Project. Based on the favorable results of the San Cristobal Study, the Company is targeting the completion of a second phase feasibility study of the San Cristobal Project by the third quarter of 1998 with a goal of securing committed financing by late 1998. Subject to the completion of a second phase feasibility study and committed financing, the Company anticipates beginning construction at the San Cristobal Project in early 1999, with silver, zinc and lead production commencing in early 2001.

  The Company plans to commission this second phase feasibility study in the fall of 1997, immediately after the completion of the Offerings. The Company also intends to continue an extensive drilling program in order to (i) further define the existing ore bodies, (ii) increase the San Cristobal Project's proven and probable reserves and (iii) evaluate other areas of potential mineralization. At the same time, contracts for power supply, transportation, and smelting and refining of metal concentrates will be negotiated.

  If the results of this second phase feasibility study confirm the economic feasibility of the San Cristobal Project, and if no new properties emerge in the interim that are considered to be more attractive development opportunities, the Company expects to devote the majority of the proceeds from the Offerings to financing its equity portion of the construction and development costs of the San Cristobal Project. See "Use of Proceeds".

  The Company has retained Rothschild Natural Resources LLC and Barclays Bank PLC as the Company's financial advisor and arranger, respectively, in connection with the anticipated project financing of the San Cristobal Project. The Company anticipates that project financing activities will commence on a preliminary basis in late 1997 and then accelerate with the delivery of the a second phase feasibility study in mid-1998 with financing to be secured by late 1998. If this timetable is achieved, project construction could commence in early 1999 and, after an approximate two-year construction and development program, production could commence in early 2001.

OTHER PROJECTS

  The Company is also assessing the economic viability of (i) the Cobrizos property in Bolivia, which may be developed in conjunction with the San Cristobal Project; (ii) the El Ocote project in Honduras; (iii) the San Juan de Lucanas project in Peru; and (iv) the Choroma property in Bolivia.

  The Cobrizos property is located approximately 12 kilometers north of the San Cristobal Project. Recent drilling by the Company suggests the presence of approximately 10.8 million tonnes of mineralized material containing 4.3 ounces of silver per tonne and 0.2 percent copper. This mineralized material estimate has been reviewed and verified by MRA, an independent mine geology consulting firm. The mineralized body is amenable to open pit mining and is being considered as a satellite mining operation that could provide additional feed to the proposed mill to be constructed at the San Cristobal Project, thereby enhancing the silver grade of the ore processed by the mill after the early years of operation at the San Cristobal Project.

  The El Ocote property is located in southeast Honduras. Behre Dolbear reviewed the Company's estimate that the property contains approximately 2.1 million tonnes of mineralized material averaging 9.9 ounces of silver per tonne and prepared a conceptual study of this property for the Company in 1996. On the basis of this initial study, the Company conducted further field work and a second conceptual study. This latest study, which was performed by Davy, utilized the earlier resource estimates, and estimated new capital and operating costs and production schedules based on underground mining and heap leach processing. The Company expects to conduct an additional round of field work and to undertake metallurgical sampling and heap leach tests. If warranted, these analyses will be followed by additional drilling to establish proven and probable reserves.

  In June of 1995, PAH prepared a conceptual study for the rehabilitation of an idled mine at the San Juan de Lucanas property. The results indicated that approximately $10 million in capital expenditures would be required to rehabilitate the mine to a 500 tpd capacity operation. The Company believes that the identification of additional reserves at the site would be required to justify such an investment. In addition, the Company has experienced lengthy delays in its effort to register its title to the properties comprising the San Juan de Lucanas property. While the Company believes its legal position is secure, it is not currently possible to estimate when this registration process will be completed. The Company expects to begin exploration and commission a first phase feasibility study of the property after its title thereto has been perfected.

  The Choroma property is located in the Bolivian silver-lead belt, 600 kilometers south of La Paz and 80 kilometers north of the Argentine border near the town of Tupiza at an elevation of approximately 3,300 meters. During early 1996, the Company channel-sampled many of the rock outcrops and identified several anomalies 44 to 86 meters long with average grades between
1.8 and 4.0 ounces of silver per tonne. These anomalies will be drilled and sampled to test for bulk mineable mineralization. In addition, the Company will gain access to existing underground workings to sample these structures, and to test further for bulk mineralization.

RESULTS OF OPERATIONS

  Loss Before Minority Interest. The Company does not produce silver or any other mineral products and has no revenues from product sales. The only source of revenue is interest income. The loss before minority interest for the nine-month period ended September 30, 1997 was $16,998,237 compared to a loss before minority interest of $8,562,749 for the nine-month period ended September 30, 1996, and the loss before minority interest for the year ended December 31, 1996 was $14,599,240 compared to a loss before minority interest of $3,354,160 in 1995 and a net loss before minority interest of $403,149 in 1994. The Company's expenses for the year ended December 31, 1996 were substantially higher than 1995 and 1994 due to increased exploration activity and higher general and administrative expenses.

  Exploration. Mineral exploration expenditures are expensed as incurred prior to the determination of the feasibility of mining operations. Once it has been determined that a mineral property has proven and probable ore reserves, subsequent development and exploration expenses are capitalized. Through September 30, 1997, all acquisition and exploration costs have been expensed as incurred. The Company will capitalize future exploration and development costs associated with the San Cristobal Project commencing with the start-up of the second phase feasibility study.

  Exploration expenses were $10,128,698 for the nine-month period ended September 30, 1997 compared to $5,916,535 for the nine-month period ended September 30, 1996, and were $9,590,632 for the year ended December 31, 1996, compared to $1,559,874 in 1995 and $105,185 in 1994. The increased exploration expenses from 1995 to 1996 were due to an increase in exploration activity at the San Cristobal Project. Total cumulative exploration expense at the San Cristobal Project was $13,116,302 through September 30, 1997.

  Administrative. Administrative expenses were $5,332,473 for the nine-month period ended September 30, 1997, compared to $602,539 for the nine-month period ended September 30, 1996, and totaled $1,923,165 for the year ended December 31, 1996, compared to $982,261 in 1995 and $147,780 in 1994. The increased expenditures were primarily due to the hiring of key management personnel during the second half of 1996 and the opening of Apex Corporation's Denver office in 1996, and stock option compensation expenses associated with the granting of stock options to directors and officers in the nine-month period ended September 30, 1997.

  Consulting. Consulting fees were $1,862,201 for the nine-month period ended September 30, 1997 compared to $1,443,275 for the nine-month period ended September 30, 1996, and were $2,506,250 for the year ended December 31, 1996, compared to $560,060 in 1995 and $144,840 in 1994. The increase in 1996 over 1995 is primarily due to expenses associated with retaining third party consultants to prepare technical studies on various properties and executive recruiters to identify and hire key personnel.

  Professional Fees. Professional fees were $226,591 for the nine-month period ended September 30, 1997, compared to $827,066 for the nine-month period ended September 30, 1996, and totaled $1,096,271 for the year ended December 31, 1996, compared to $657,621 in 1995 and $20,600 in 1994. The increase in 1996 over 1995 was primarily due to higher legal and accounting fees. The decrease from 1996 to 1997 was primarily due to the Company's policy to capitalization of costs associated with the offering as deferred financing costs.

  Amortization and Depreciation. Amortization and depreciation expense was $55,346 for the nine-month period ended September 30, 1997, compared to $28,296 for the nine-month period ended September 30, 1996, and totaled $57,392 for the year ended December 31, 1996, compared to $56,591 in 1995 and $-0- in 1994. Costs incurred in the organization of the Company and its subsidiaries were capitalized and are being amortized on a straight-line basis over five years.

  Interest Income. The primary source of income for the Company since inception is interest income. Interest income for the nine-month period ended September 30, 1997 was $607,072 compared to $254,962 for the nine-month period ended September 30, 1996, and totaled $574,470 for the year ended December 31, 1996, compared to $462,247 in 1995 and $15,256 in 1994. The Company's policy is to invest all excess cash in liquid, high credit quality, short term financial instruments. The increase in interest income for the comparative periods was due to the additional cash raised in the 1996 Private Placement.

  Income Taxes. Apex Corporation, the Company's U.S. management services company, is subject to U.S. income taxes. Otherwise the Company pays no income tax in the U.S. since the Company is incorporated in the Cayman Islands and conducts no business that currently generates U.S. taxable income. There is currently no corporate taxation imposed by the Cayman Islands. If any form of taxation were to be enacted in the Cayman Islands, the Company has been granted exemption until January 16, 2015. See "Tax Considerations".

EMPLOYEE BENEFITS

  The Company does not provide any post-retirement or post-employment benefits to its employees and therefore does not accrue for such expenses. In 1997, Apex Corporation instituted a 401(k) Plan for its U.S. employees. Apex Corporation makes monthly contributions to this 401(k) Plan, and currently matches 50 percent of each employee's contribution up to an employee contribution of six percent of base salary. Employees vest in the Company's contribution at 50 percent after one year of service and 100 percent after two years of service. Although the Company does not currently have a formal bonus or incentive plan for any of its employees, it anticipates instituting a bonus plan in the future. See "Executive Compensation--Other Plans".

LIQUIDITY AND CAPITAL RESOURCES

  As of September 30, 1997, the Company had cash and short-term investments of $8,806,284 compared to $25,949,771 at December 31, 1996 compared with $3,296,618 at December 31, 1995 and $356,942 at December 31, 1994. The increase in 1996 relative to 1995 was due primarily to the receipt of net proceeds from the 1996 Private Placement and the payment of the Silver Holdings demand note discussed below.

  On December 22, 1994, the Company received, in consideration for the issuance of shares of Apex LDC to Silver Holdings, a $10,000,000 non-negotiable demand note, with interest accrued thereon at an interest rate equal to the one month London Interbank Offered Rate for U.S. dollar deposits. The principal outstanding under this demand note was $2,819,718 on December 31, 1995 and $9,250,000 on December 31, 1994. On February 5, 1996, the
remaining balance was fully paid. See "Certain Transactions".

  In connection with the 1996 Private Placement, which closed effective August 6, 1996, the Company issued 4,256,700 Ordinary Shares at a price of $8.00 per share and received net proceeds of $32,449,350.

  The net cash used in operating activities for the nine-month period ended September 30, 1997 was $15,879,239 compared with $6,214,312 for the nine-month period ended September 30, 1996, and was $12,091,580 for the year ended December 31, 1996, compared with $3,490,631 in 1995 and $328,586 in 1994. The variance in the net cash used in operating activities between the comparative periods was due to the increased exploration activity and the San Cristobal Study. The net cash used in financing activities was $1,094,756 for the nine-month period ended September 30, 1997, compared with net cash provided by financing activities of $28,734,745 for the nine-month period ended September 30, 1996, and $35,269,068 for the year ended December 31, 1996, compared with $6,430,307 in 1995 and $685,528 in 1994.

  The Company is subject to a series of obligations with respect to its mineral properties; the failure to meet any of these commitments could result in the loss or forfeiture of one or more of the Company's properties. These obligations consist of government mineral patent fees and commissions, work commitments, lease payments and advance royalties. In addition, a number of the Company's property interests derive from contractual purchase options. In order to acquire such properties, the Company will be obliged to make certain payments to the registered concession holders and others who have interests in the properties. See "Notes to the Consolidated Financial Statements".

  The Company does not currently have a line of credit with any financial institution.

  The Company's future revenues and earnings will be influenced by currency exchange rates and by world market prices for silver, zinc, lead, copper and gold, which fluctuate and over which the Company has no control. See "Metals Market Overview". Depending upon market conditions for currency exchange and metal prices, the Company may from time to time hedge its metal or currency exposure in order to decrease fluctuations in revenues and earnings. The Company does not currently have a set of policies or guidelines for hedging foreign currency, interest rate or metals price exposure. See "Risk Factors-- Volatility of Metals Prices".

  The Company does not know of any trends, demands, commitments, events or incidents that may result in the Company's liquidity either materially increasing or decreasing at present or in the foreseeable future other than the Offerings.

  It is anticipated that the Company will devote the majority of the net proceeds from the Offerings to financing its equity portion of the San Cristobal Project's construction and development. In addition, it is anticipated that significant expenditures will be made for other continuing exploration, property acquisition, property evaluation and general corporate expenses.

  The development program at the San Cristobal Project will require significant additional financing. Sources of financing may include bank borrowings and future additional debt or equity financings.

There can be no assurance that any such financing will be obtainable on terms that are attractive to the Company, or at all. The Company has retained Rothschild Natural Resources LLC and Barclays Bank PLC to act as the Company's financial advisor and arranger, respectively, in connection with the anticipated project financing for the San Cristobal Project.

  As of the date hereof, the Company does not plan to declare or pay a dividend.

ENVIRONMENTAL COMPLIANCE

  The Company's current and future mining and processing operations and exploration activities will be subject to various federal, state and local laws in the countries in which it conducts its activities, which govern the protection of the environment, prospecting, development, production, taxes, labor standards, occupational health, mine safety, toxic substances and other matters. Management does not believe that compliance with such regulations will have a material adverse effect on its competitive position. The Company intends to obtain all licenses and permits required by all applicable regulatory agencies in connection with its mining operations and exploration activities. The Company's preliminary analysis of the previous and temporarily continuing leaching operations at the Toldos mine operated by the current owner and operator indicates that some effluents from the site may be draining into a seasonal stream which flows into the Rio Grande and, ultimately, into the Salar de Uyuni, a salt lake to the north of the San Cristobal Project. Under Bolivian law the Company is not obliged to remediate known pre-existing environmental conditions. Nonetheless, if the Company acquires the Toldos property from its current owner, the Company expects to improve the environmental situation which may currently exist at the Toldos property. The Company does not expect any such program to have a material adverse effect on the Company's proposed operations at the San Cristobal Project. The Company intends to maintain standards of environmental compliance consistent with World Bank environmental guidelines. See "Properties--Development Property-- San Cristobal Project".

METALS PRICE AND CURRENCY HEDGING ACTIVITIES

  Currently, the Company's major principal cash balances are held in U.S. dollars. Subsidiary cash balances in foreign currencies are held to minimum balances and therefore have a minimum risk to currency fluctuations. There are currently no hedge positions against foreign currencies. The Company currently does not hedge commodity and base metals price risks. However, the Company anticipates that as its mineral properties are brought into production and it begins to derive revenue from the production, sale and exchange of commodity and base metals, the Company may utilize various price hedging techniques to lock in forward delivery prices on a portion of its production, and thereby mitigate some of the risks associated with fluctuations in the prices of the metals it produces. The Company may also engage in hedging activities to hedge the risk of exposure to currency fluctuations as a result of its operations in several foreign countries. There can be no assurance that the use of hedging techniques will always benefit the Company.

                                  THE COMPANY

  The Company is engaged in the exploration and development of silver properties in South America, Central America and Central Asia. The Company believes it has accumulated one of the largest privately controlled portfolios of silver exploration properties in the world. Since 1993, the Company has acquired the rights to or gained control of 27 non-producing silver properties located in or near the traditional silver producing regions of Bolivia, Peru, Chile, Honduras, Mexico, Kyrgyzstan, Mongolia and Tajikistan. Exploration efforts since 1993 have successfully produced the Company's first development project, the San Cristobal Project located in southern Bolivia, where regular and close spaced drilling and analysis has delineated substantial proven and probable reserves of silver, zinc and lead. In addition, exploration activities at the Company's other properties in Bolivia, Peru and Honduras indicate the presence of significant quantities of mineralized material containing silver and other metals.

  The San Cristobal Study was completed in August of 1997 with respect to the San Cristobal Project, which is located in the Potosi department in southern Bolivia, a region that has historically produced a significant portion of the world's silver supply.

BUSINESS STRATEGY

  The Company was founded in 1993 to acquire and develop attractive silver properties throughout the world. Since 1993, the Company has acquired a portfolio of silver properties covering approximately two million acres in eight countries. These acquisitions were premised on several factors, including (i) the low price of silver relative to the price of other precious metals, (ii) a perception that silver supply and demand fundamentals were stronger than the then-prevailing price of silver suggested, (iii) the general scarcity of attractive publicly-traded silver companies, and (iv) the perception of negative sentiment within the traditional silver mining community. As a consequence of a prolonged depressed price for silver, which culminated in a low of $3.56 per ounce in 1993, many marginal silver producers around the world were forced to scale back, and in some cases shut down, their silver mining operations. The resultant mine closures, bankruptcies and low prices contributed to a generally depressed market for silver mining properties around the world. Competition for the purchase of silver properties was further dampened by the fact that many of the silver mining companies that maintained operations became less aggressive in their search for new silver properties and/or attempted to diversify into other metals in order to mitigate their exposure to low silver prices. Negative sentiment among silver producers was reflected in reduced exploration expenditures. The Company's founders believed that these market conditions provided the Company with compelling opportunities to purchase silver exploration properties at attractive prices.

  While this "bear market" psychology resulted in a soft market for silver properties, the Company believed that the fundamental outlook for silver was improving. The trend of large annual surpluses in silver supply relative to demand, which had peaked in the early 1980s, began to reverse by the early 1990s, when rising industrial demand for silver, combined with declining production profiles, caused substantial supply deficits. The Company believed that the disequilibrium in supply and demand suggested that the "bear market" in silver was nearing an end. Encouraged by what it considered a discrepancy between market perceptions and improving fundamentals, the Company embarked on a program of acquiring silver exploration properties globally and recruiting a professional management team with a proven track record of developing and operating mining properties worldwide.

  The Company believes that it has successfully achieved the objectives of its initial acquisition program by assembling a portfolio comprised of approximately 27 non-producing silver properties covering more than two million acres of land located in or near traditional silver mining regions of South America, Central America and Central Asia. Moreover, the Company has recruited an experienced management team with significant experience in the identification, exploration and development of mineral properties, as well as the construction and operation of large-scale mining projects. Finally, the

Company has successfully enlisted the support of major financial institutions and investors through two private placements: a $10 million offering in December of 1994, and a $34.1 million offering in August of 1996.

  Upon completion of the Offerings, the Company will focus on achieving the following five objectives: (i) to complete a second phase feasibility study of a large scale open pit mining operation at the San Cristobal Project; (ii) to secure the financing required to develop the San Cristobal Project; (iii) to proceed to develop the San Cristobal Project into a large scale open pit mining operation; (iv) to continue exploration and evaluation activities at the Cobrizos property in southern Bolivia, the El Ocote property in southwestern Honduras, the San Juan de Lucanas property in southern Peru, and to commence drilling and underground sampling of the Choroma property in southern Bolivia; (v) to evaluate other properties in the Company's portfolio of silver exploration properties, focusing the Company's exploration and development efforts on those properties which are most likely to contain significant silver mineralization and divesting itself of those properties that are not of continuing interest to the Company; and (vi) to identify and acquire additional mining and mineral properties that the Company believes contain significant amounts of silver or have exploration potential.

                                  PROPERTIES

  The Company's portfolio of silver properties in Bolivia, Peru, Chile, Honduras, Mexico, Kyrgyzstan, Mongolia and Tajikistan, which cover an area in excess of two million acres, contain identified silver mineralization or offer significant exploration potential. These mineral properties consist of (i) mining concessions which the Company has acquired, or is in the process of acquiring, directly; (ii) concessions which the Company has leased, generally with an option to purchase; (iii) concessions which the Company has agreed to explore and develop and, if feasible, bring into production, in concert with local joint venture partners; and (iv) new claims, principally to mineral properties which the Company believes offer significant exploration opportunities and which the Company has staked on its own behalf.

  The Company's exploration and development activities are currently focused on five properties: the San Cristobal Project and the Cobrizos property in southern Bolivia, the El Ocote property in southwestern Honduras, the San Juan de Lucanas property in southern Peru, and the Choroma property in southern Bolivia. All five of these properties remain subject to various stages of exploration, analysis and development. The Company has completed a first phase feasibility study with respect to the San Cristobal Project. Based on the favorable results of the San Cristobal Study, the Company is targeting the completion of a second phase feasibility study of the San Cristobal Project by late 1998. The Company expects to commission a conceptual study with respect to the Cobrizos property in the second half of 1997, and expects to commission a drilling and underground sampling program of the Choroma property. The Company has completed conceptual studies with respect to the El Ocote and San Juan de Lucanas properties. Although the San Cristobal Project remains the Company's top development priority, the initial analysis from the Cobrizos, El Ocote, San Juan de Lucanas and Choroma properties have been promising and the Company believes that these properties may be economic development and production candidates.

  In addition to the aforementioned properties, the Company controls a portfolio of silver exploration properties located in eight countries in South America, Central America and Central Asia. The Company generally seeks to structure its acquisitions of mineral rights so that individual properties can be explored without significant expense and acquired if significant development opportunities are identified. Properties which the Company determines do not warrant further exploration or development expenditures will be sold or otherwise relinquished, typically without further financial obligation to the Company. Although the Company believes that its exploration properties may contain significant silver mineralization, the Company's analysis of such properties is at a preliminary stage. The activities performed to date at these properties often have involved the analysis of data from previous exploration undertaken with respect to a property, as supplemented by the Company's own field work and sampling programs. See "Risk Factors -- Reserve and Other Mineralization Estimates".

                              DEVELOPMENT PROJECT

SAN CRISTOBAL PROJECT

 Location and Access

  The San Cristobal Project is located in the San Cristobal district of Nor Lipez province in the Potosi department in southern Bolivia, approximately 500 kilometers south of La Paz and 90 kilometers south of the town of Uyuni. The San Cristobal Project is named after the town of San Cristobal which is situated in the midst of the project area. The San Cristobal Project is comprised of 12 separate identified mineralized anomalies, including the Toldos deposit, which has been recently mined.

  The town of San Cristobal is accessible by a gravel road which runs approximately 50 kilometers north to the railroad at Rio Grande and a further 60 kilometers northeast to Uyuni. A small unpaved airstrip is also located approximately six kilometers from the Toldos deposit. The Company has constructed unpaved roads to access the individual deposits at the site. The Company anticipates that prior to the commencement of operations at the San Cristobal Project it will be necessary to construct an approximately 53 kilometer rail spur and road linking the site to the existing main rail line siding located 40 kilometers north of the property. The Company also expects
(i) to construct a 110 kilometer electric line to supply power to the San Cristobal Project, and (ii) to pump water approximately ten kilometers to the site from wells which will be drilled near the Rio Grande river.

  The property is largely undisturbed, except for the Toldos deposit, which has been mined by underground block caving and open pit mining. At present, there is no significant plant or equipment on site. There is an active mining camp at the Toldos deposit. A small river, the Rio Grande, passes approximately 11 kilometers south of the site. Due to the remote location and small size of the town of San Cristobal, the Company expects that it will have to recruit skilled and unskilled labor from neighboring areas.

 Operating History

  Silver was discovered in what is now the San Cristobal district in the early seventeenth century, and mining has occurred intermittently in the area ever since. Although no records from the Spanish colonial era mines have survived, and few records exist with respect to production in the district during the nineteenth and twentieth centuries, the Company estimates that the district has produced in excess of 60 million ounces of silver. The Toldos mine was operated as a block caving underground operation between 1985 and 1988, and was operated as an open pit mine between 1989 and 1995. Empresa Minera Yana Mallcu, S.A. ("Yana Mallcu"), a Bolivian mining corporation, continues to operate a remnant heap leaching operation at Toldos, reprocessing the tailings from the former mining operation.

 Title and Ownership Rights

   Since commencing its acquisition program in the San Cristobal district, the Company has secured contract rights over, outright ownership of or the first claim of all of the mineral properties that it has identified to be of interest within a radius of approximately 50 kilometers from the San Cristobal Project.

  In October of 1994, the Company, acting through its agent Mineria Tecnica Consultores Asociados ("Mintec"), entered into lease and option agreements with the owner of ten mining concessions pertaining to approximately 1,134 acres of mineral rights including the mineralized areas known as Jayula and Tesorera. In September of 1997, the Company exercised its option to purchase these mining rights. The exercise price was $600,000, plus $12,000 per month for the first 81 months, and $8,000 for the 82nd month, following exercise.

  In August of 1995, the Company, again acting through its agent Mintec, acquired a two-year purchase option for the mining concessions containing the Animas deposit from Cooperativa Minera Litoral Ltda. ("Litoral"), a Bolivian mining cooperative. In July of 1997, the Company exercised its option to purchase these mining concessions. The acquisition price was $150,000, less 50 percent of the aggregate prior monthly payments to Litoral.

  In February of 1996, the Company, again acting through its agent Mintec, acquired from Yana Mallcu an option to acquire mining concessions controlling approximately 4,692 acres of mineral rights in the San Cristobal district, including the entire Toldos mineralized dome. Under the terms of this option agreement, which expires in February of 1998, the Company has agreed to pay $6,000 per month to Yana Mallcu for the duration of the contract or until such time as the Company exercises its option to purchase the concessions. The Company is entitled to purchase the concessions for the sum of $500,000 and the assumption of up to $5,750,000 of Yana Mallcu's indebtedness.

 Geology and Mineralization

  The San Cristobal Project occupies the central portion of a volcanic depression probably resulting from the collapse of a Miocene age volcanic peak. The collapse resulted in the formation of a four kilometer diameter depression, which was subsequently filled with fine to coarse-grained volcaniclastic sedimentary rocks (shale, conglomerate, sandstone, landslide debris, talus, etc.).

  In the late Miocene age, after sedimentation had nearly filled the depression, a series of dacite and andesite porphyry sills and domes intruded into the volcaniclastics, with disseminated and stockwork silver-lead-zinc mineralization forming both within the volcaniclastics and in the intrusions themselves. As a result, mineralization occurs in the San Cristobal district in shallow intrusive dacite sills and domes, intrusive breccia bodies and volcaniclastics. The disseminated mineralization has not been mined in the past except for some areas of the Toldos mine. Previous workings were only on mineralized veins. Company studies indicate the presence of at least 12 mineralized intrusive bodies, all located in close proximity to one another. Most of the identified mineralized intrusive bodies are hydrothermally altered and all have been found to be strongly mineralized. Eight of these intrusive bodies have been drilled by the Company. To date, drilling has been conducted in sufficient detail to allow estimates of proven and probable reserves at the Tesorera and Jayula domes and additional mineralized material at Tesorera, Jayula, Animas and Toldos domes. As previously noted, the Company currently controls the mineral rights to all of these intrusive bodies.

  The following paragraphs describe the geology and mineralization of the more intensely drilled areas of the San Cristobal district. The two largest identified areas of mineralization, the Jayula and Tesorera deposits, appear to be portions of one single mineralized body, and even though they will be identified separately below, recent drilling results suggest that the two bodies may be connected with ore grade mineralization. The Company intends to analyze these and other areas in conjunction with the overall exploration and development plans for the San Cristobal Project.

  Jayula. The Jayula deposit consists of a dacite porphyry sill intruded into volcaniclastics that filled the depression. Both the dacite intrusion and the adjacent sediments have been cut by numerous narrow veins and veinlets, forming a mineralized stockwork over large areas. Mineralization in the stockwork consists of iron oxides, clays, galena, barite, sphalerite, pyrite, tetrahedrite, and acanthite. Veins and veinlets are most common in the dacite sill, near its contact with the sedimentary rocks. Within the volcaniclastics rocks themselves, and locally within the intrusive sill, is a second form of mineralization, characterized by disseminated galena, sphalerite and acanthite. This disseminated mineralization is predominately confined to coarser-grained sedimentary beds, usually conglomerates and coarse sandstones. As the extent of ore grade mineralization is confined to the limits of the planar beds of coarse-grained units, the mineral zones within the sediments are both stratiform and stratibound, forming gently-dipping planar bodies of mineralization which parallel the bedding of the sediments.

  Oxidation of the mineralized zone in the Jayula deposit has occurred to a depth averaging 40 meters. In this oxide zone, zinc has been nearly completely leached out; silver values, however, are greatly enhanced due to secondary enrichment processes. In the oxide zone, the dominant minerals are iron oxides, clays, native silver, and secondary acanthite.

  Based on the assay results of samples taken from old small scale underground workings, surface exposures, and seven diamond core and 50 RC holes drilled by the Company, the Company believes that the dacite porphyry intrusion hosts approximately 75 percent of the mineralization identified at Jayula, with the volcaniclastics hosting the remainder. The mineralized zone at Jayula covers an area no less than 500 meters by 600 meters on the surface, and ore grade mineralization extends to at least 200 meters below the surface. Of the 57 holes drilled at Jayula, approximately one-half had ore-grade mineralization at their lowest depth. The mineralized zone has not been fully delineated by the drilling, with ore grade mineralization over significant widths being found at the southeast, west and northwest perimeters of the drilled area and at depth. The exploration program has delineated the boundaries of the deposit only at the northeast corner of the deposit.

  Tesorera. The Tesorera deposit is 1,300 meters southwest of the Jayula deposit, and both appear to be part of the same large mineralized system. The geology and mineralization at Tesorera are nearly identical to Jayula. At Tesorera, the west side of the deposit consists of a dacite porphyry sill intruded into the caldera-fill sediments, and, as at Jayula, disseminated mineralization occurs within certain coarse-grained sedimentary beds and in the intrusion itself. This mineralization is similarly stratabound and stratiform, forming several subparallel, gently-dipping horizons parallel to the bedding of the volcaniclastics. The mineralogy is identical to that at Jayula, consisting of pyrite, iron oxides, barite, clays, galena, sphalerite, tetrahedrite, and acanthite.

  Oxidation has affected the Tesorera deposit to a greater depth than at the nearby Jayula deposit, typically extending to a depth of 75 meters. The oxide zone mineralogy of Tesorera, like that at Jayula, is dominated by iron oxides, clays, native silver, and secondary acanthite.

  The Tesorera deposit has been drilled by 139 RC and ten diamond core holes have been drilled at the Tesorera deposit. The assays indicate that the mineralization is present over an area of 950 meters by 450 meters. As at Jayula, the deposit is open to depth and in three directions but it is closed to the west, as the dacite intrusion appears to have received minimal mineralization. Approximately 40 percent of the holes had ore-grade mineralization at their lowest depth, which was usually in excess of 200 meters below the surface.

  Animas. The Animas deposit, located two kilometers west of Tesorera, is hosted by a subvertical breccia pipe adjacent to a stockwork-veined rhyolite porphyry dike. The volcaniclastic rocks are not present at Animas, and thus stratibound mineralization is absent.

  The breccia pipe occurs along the eastern margin of a north-trending rhyolite dike. The pipe follows the margin for a distance of 400 meters, and varies from 20 meters to 200 meters wide. It has been drilled to a depth of 200 meters, and is found to be shaped in cross section like an inverted cone that is narrower at depth. Mineralization is primarily sulfide and consists of massive galena and sphalerite as a matrix around the breccia fragments. Silver is present as acanthite and minor tetrahedrite. The Company has drilled 33 reverse circulation holes at Animas.

  Toldos. The Toldos deposit consists of a series of a parallel, high-angle veins. These veins were mined to a depth of approximately 100 meters below the surface. These veins averaged approximately 15 ounces of silver per tonne. The wall rock adjacent to the veins also contained disseminated and veinlet mineralization. The Company believes that the wall rock and lower grade ore has not been systematically mined.

  Yana Mallcu converted its operations at the Toldos dome from underground narrow vein mining to bulk mining methods, principally block caving in 1985 and open pit mining in 1989. Beginning in 1985, ore was processed through a conventional heap leaching circuit at a rate of 3,000 tonnes per day. With the exception of some minor leaching of the mine tailings undertaken by the former owner of the Toldos mine, mining activities at the Toldos deposit were discontinued in 1995.

 Drilling Program

  The Company has been engaged in a comprehensive delineation and in-fill drilling program at the San Cristobal Project since October of 1996. This program was designed to substantiate initial positive drill results at several of the numerous intrusive dacite or breccia domes located in the district and has concentrated on the Tesorera, Jayula, and Animas mineralized dome complexes. The Company has drilled 278 reverse circulation drill holes and 17 diamond core drill holes for a total of 64,554 meters of reverse circulation RC drilling and 4,752 meters of diamond core drilling at the San Cristobal Project. These drill holes were generally spaced at intervals from 25 up to 150 meters. Although this drilling is sufficient to establish the presence of proven and probable ore reserves at the Tesorera and Jayula deposits, drilling has been too widely spaced to establish proven and probable reserves at the Animas deposit. The following table summarizes the Company's drilling activities at San Cristobal.

                                        DIAMOND DRILL HOLES    RC DRILL HOLES
                                        -------------------- -------------------
                                        # OF  AVG.           # OF  AVG.
                                        HOLES DEPTH SPACING  HOLES DEPTH SPACING
                                        ----- ----- -------- ----- ----- -------
Dome Complex
  Jayula...............................    7  250m  100-150m   50  225m  60-150m
  Tesorera.............................   10  250m   50-150m  139  225m   25-70m
  Animas...............................    0   --        --    33  200m  40-120m
                                         ---                  ---
    Subtotal...........................   17   --        --   222   --       --
Surrounding Anomalies..................    0    NA        NA   56  250m   random
                                         ---                  ---
    Total Drilling.....................   17                  278
                                         ===                  ===

 First Phase Feasibility Study

  In early 1997, the Company commissioned Kvaerner Metals, Davy Nonferrous Division ("Davy") to conduct the San Cristobal Study. This first phase feasibility study was completed in August of 1997 and has estimated accuracies ranging from plus or minus 25 to 30 percent. Davy is a leading mining and processing engineering firm. Davy has completed more than 50 precious metal projects during the past 10 years. Davy's expertise covers all aspects of mining projects from feasibility studies and audits to construction of mines, processing plants and smelters and refineries. Davy served as lead engineers, and reviewed the efforts and contributions of the other independent San Cristobal Study consultants. MRA performed ore reserve estimates using kriging estimating methods and prepared mine production schedules, and estimated capital and operating costs. PAH developed an independent resource grade model using the same database used by MRA which checked closely with the MRA reserve estimates. Mineral Resource Development Inc. ("MRDI") conducted the metallurgical test work and developed the process flow sheet. Knight Piesold LLC was contracted to perform the preliminary environmental assessment and geotechnical estimates, including mill tailings pond design. The firm of Behre Dolbear was hired by the Company to conduct and oversee a technical audit of Davy's procedures and analyses as well as the work of the technical subcontractors. CPM Group ("CPM") was retained by the Company to provide an independent analysis of the silver, lead and zinc markets. The Company purchased published studies from Brook Hunt & Associates and the International Lead Zinc Study Group regarding the lead and zinc markets.

  Proven and probable reserve estimates are based on regularly spaced drilling at the Tesorera and Jayula mineralized domes. Proven and probable reserves were calculated using (i) the cost assumptions delineated in the San Cristobal Study (see below) and (ii) the market price assumptions of $5.00 per ounce of silver, $0.55 per pound of zinc and $0.30 per pound of lead. The equivalent cut-off grade was 1.0 ounce of silver per tonne. The ore reserve estimation method used was kriging, a method which automatically moderates exceptionally high grades consistent with the geostatistical character of its mineralization. The following table summarizes the estimated proven and probable reserves and mineralized material at the San Cristobal Project, as indicated by the drilling completed to date. The reserve estimates for the Tesorera and Jayula deposits were prepared by the San Cristobal Study consultants, and check closely with an independent resource grade model developed by PAH. The additional mineralized material which occurs proximate to the San Cristobal Project was estimated by MRA for the Tesorera and Jayula deposits and the others were estimated by the Company. The Company's Mineralized Material estimates with respect to the Cobrizos deposit were confirmed by MRA.

                                      AVERAGE GRADE        CONTAINED METALS
                                 ----------------------- ---------------------
                         TONNAGE   SILVER    ZINC  LEAD  SILVER   ZINC   LEAD
                          (000S     GRADE    GRADE GRADE OUNCES  TONNES TONNES
                         TONNES) (OZ./TONNE)  (%)   (%)  (000S)  (000S) (000S)
                         ------- ----------- ----- ----- ------- ------ ------
PROVEN AND PROBABLE
 RESERVES
  Tesorera..............  42,113    1.88     2.00  0.67   79,384   842   282
  Jayula................  80,778    1.73     1.23  0.43  140,088   994   347
                         -------    ----     ----  ----  ------- -----   ---
    Total Proven and
     Probable Reserves.. 122,891    1.79     1.49  0.51  219,472 1,836   629
                         =======    ====     ====  ====  ======= =====   ===

 Stripping ratio for the combined open pit operations is 1.66 tonnes of waste for each tonne of ore.

ADDITIONAL MINERALIZED
 MATERIAL
  Tesorera..............   2,611    0.77     1.37  0.37
  Jayula................  32,122    1.22     0.91  0.22
  Animas................   8,600    1.67     1.71  0.76
                         -------    ----     ----  ----
    Subtotal............  43,333    1.28     1.10  0.34
                         -------    ----     ----  ----
  Toldos................   3,000    3.86      --    --
  Cobrizos..............  10,800    4.31      --    --
                         -------    ----     ----  ----
    Total Additional
     Mineralized Materi-
     al.................  57,133    1.99      --    --
                         =======    ====     ====  ====

Sampling Procedures

  The approximate 30 kilograms of RC drill cuttings from every two meters of drill depth were sampled at the drill site by splitting the drill chips ejected from the drill in a Vezin Sampler. This splitting process and the moisture content of the ejected material results in approximately one-half of the sample being collected in plastic buckets placed in series. The pulp is allowed to settle and the excess water decanted off the sample. The sample is then reslurried and split in half using a Jones type riffle sample splitter. Each half is then placed in a sample bag and most of the remaining water is allowed to drain for one to two days. One sample is sent to an assay laboratory for sample preparation and analysis; the second sample is stored for later reference and possible confirmatory testing. Drill core samples are prepared by first sawing the core in half with a rock saw. Half of the core is bagged for assay and the other half is used for geological logging and then saved. These samples are also taken at intervals of approximately every two meters of the drill core, depending upon rock type changes.

  The six-kilogram RC drilling samples and the half core samples received at the lab are first dried in an oven at a temperature not to exceed 85 degrees centigrade. After drying, the samples are first crushed to minus ten (-10) mesh (1.68 millimeters) and split in half. One of these samples is pulverized to minus 65 mesh and again this is mixed and split down to 250 to 500 grams using Jones type riffles. The remaining sample is bagged as a reserve. The sample is then pulverized in a ring and puck pulverizer to minus 200 mesh (0.074 millimeters).

  The minus 200 mesh sample is analyzed for silver using standard fire assay procedures using a one assay tonne sample size. Samples with low silver values are finished by atomic adsorption while samples with high silver values are finished gravimetrically. Assay results are reported in parts per million (grams per tonne). The sample is also analyzed for lead and zinc using standard total wet analytical methods using a four acid digestion and atomic adsorption. Results are reported in parts per million or percent, depending upon the values encountered.

  Davy conducted its own independent drilling sampling and assay analysis of a representative sample of four drill holes using the services of a registered professional geologist and an independent commercial analytical laboratory. Davy independently determined how many holes and their positioning and managed the drilling of these four "twin" holes, the collection of the resultant drill samples, and maintained custody of the samples from the drill site to the independent commercial analytical laboratory in the United States. This independent test program confirmed the Company's drilling results.

 First Phase Feasibility Study Results

  The San Cristobal Study was based on field work involving extensive drilling with typically evenly spaced drill holes designed to establish the presence and dimensions of measurable mineralization. The Company's field work was conducted in accordance with generally accepted mining industry procedures. In addition, bench scale metallurgical test work was conducted. A fair and accurate summary of key conclusions from the San Cristobal Study is provided below.

  Production Rates

  The first phase feasibility study utilized a base case incorporating an ore production rate of 30,000 tonnes per day (10.8 million tonnes per year) resulting in a minimum mine life of 11.5 years based on current reserves. An average waste to ore strip ratio of 1:66:1 is indicated with the ratio varying from approximately 2.0:1 in the early years to 0.5:1 in the later years of the mine life. The ore is near the surface and outcrops in some areas and the study estimates 30 million tonnes of pre-production waste stripping will be required. Production will utilize conventional large scale open pit mining methods and equipment.

  Processing

  The bench scale metallurgical tests and analysis indicate successful use of conventional flotation separation of waste rock from minerals and separate collection of silver rich zinc and lead concentrates for both oxide and sulfide ores. Test results indicate average metallurgical recovery rates of 77 percent for silver, 85 percent for zinc and 75 percent for lead in the sulphide ores, and 60 percent for silver and 55 percent for lead in the oxide ores. These concentrates are expected to have metal content well within the norms of downstream smelting and refining processes. Consequently, the process selected by the study includes conventional primary crushing, followed by semi-autogenous-grinding (SAG) milling, followed by differential flotation which will produce separate zinc and lead concentrates each containing approximately half of the silver produced.

  Metal in Concentrate Production

  The profile of the production of metals contained in concentrate is estimated below.

                                            YEARS 1 TO                AVERAGE
   METAL                                        5      YEARS 6 TO 12  PER YEAR
   -----                                    ---------- ------------- ----------
Silver (ounces)............................ 15,400,000  13,000,000   14,000,000
Zinc (tonnes)..............................    114,600     146,500      132,700
Lead (tonnes)..............................     44,209      35,890       39,507

  Cost Estimates

  Mine site cash production costs for mining, including stripping waste, processing, overhead, reclamation, and general and administration costs are estimated to be $6.33 per tonne of ore mined. These estimates assume the use of a large scale mining contractor who will drill, blast, and transport the ore and waste rock from the mine to the process plant and waste rock piles. Average transport costs for concentrate produced to the market is estimated to be $70 per tonne of concentrate from the mine gate. Treatment charges for smelting and refining are estimated to be $175 per tonne of lead and zinc concentrates.

  Stripping ratio for the combined open pit operation is 1.66 tonnes of waste for each tonne of ore. The cash production cost is estimated to be $2.66 per equivalent ounce of silver.

  Capital cost estimates for the completion of the second phase feasibility study and financing, which the Company anticipates will be completed in late 1998, as well as the development and construction of mining, processing and infrastructure and the inclusion of working capital, which the Company anticipates will be completed in late 2000, total $327 million. This amount includes $15 million of working capital, $24 million of pre-construction capital, $26 million pre-production waste stripping, $262 million for the construction of the process plant and necessary infrastructure. The process plant and infrastructure estimates include a 20 percent contingency. These estimates include the construction of transportation facilities and other requisite infrastructure, but exclude the cost of mobile mining equipment which will be provided by a mining contractor.

  Proposed Development Program

  In the event no new properties emerge in the interim which represent more attractive development opportunities, it is anticipated that the Company will devote the majority of the proceeds from the Offerings to develop the San Cristobal Project.

  Part of the continuing development of the San Cristobal Project will be the completion of a second-phase feasibility study. This study, and the field work required in connection with it will involve:

  . Additional in-fill and extension drilling intended to delineate significant additional proven and probable reserves;

  . Sterilization drilling to confirm surface plant and infrastructure siting;

  . Collection of bulk and composite samples for additional bench scale and pilot plant scale metallurgical test work;

  . Comprehensive environmental sampling and monitoring including the preparation of an environmental impact study;

  . Discussions and negotiations with national and international service providers with respect to power supply and transportation, and negotiations with smelters and refiners of metal concentrates;

  . Collection of detailed and extensive cost information from national and international sources;

  . Preliminary engineering for mine, plant, and infrastructure to be advanced to approximately ten percent of final engineering so as to provide capital and operating cost estimates within an accuracy range of plus or minus ten percent; and

  . Continuing updates of metal markets dynamics and forecasts.

  The Company has retained Rothschild Natural Resources LLC and Barclays Bank PLC as the Company's financial advisor and arranger, respectively, in connection with the anticipated project financing of the San Cristobal Project. The Company anticipates that project financing activities will commence on a preliminary basis in late 1997 and then accelerate with the delivery of the second phase feasibility study in mid-1998 with financing to be secured by late 1998. If this timetable is achieved, project construction could commence in early 1999 and, after an approximate two-year construction and development program, production could commence in early 2001.

 Exploration and Development

  Jayula. The Company plans to continue drilling the Jayula deposit in order to determine the limits of economic mineralization. As the deposit is open in most directions, and at depth, such drilling is required to determine the full size of the deposit for pit design and mine planning. Preliminary drilling west of the Jayula deposit indicates that the deposit may converge with the Tesorera deposit, thus this probability will be tested by numerous closely spaced drill holes.

  Tesorera. The Company intends to continue drilling the Tesorera deposit in order to determine the full extent of the mineralization. A primary goal is to determine the extent of mineralization, particularly toward the Jayula deposit, to test the probability that the ore-grade mineralization at the Tesorera deposit is indeed connected to that at the Jayula deposit, 1,300 meters to the northeast. Additional deep drilling will be conducted to determine the depth of the mineralization at Tesorera, as many of the holes have bottomed in ore grade mineralization.

  Animas. The Animas deposit is relatively small in comparison to the Tesorera and Jayula deposits. Therefore, although much additional drilling is necessary to put the mineralized material into a proven and probable category, drilling at the site will likely take a lower priority than drilling at the other, larger deposits. There is good exploration potential at the Animas deposit, especially to the west of the rhyodocite dike, and to the north on strike of the known breccia pipe. During routine district-wide exploration, these potential areas will be tested.

  Cobrizos. Cobrizos is a joint venture between the Company and the Corporacion Minera de Bolivia S.A. ("Comibol"), a government mining company, and is described in more detail below. Nevertheless, it is included under this heading as its proximity to the San Cristobal Project makes it likely that it will be developed in conjunction with the San Cristobal Project. Therefore, future work will include drilling along strike beyond the currently defined zone of mineralization, and diamond drilling to confirm the results of reserve-circulation drilling as well as gather samples for metallurgical testing. See "Advanced Exploration Properties--Cobrizos".

  Toldos. The Company has started drilling reconnaissance holes in the area at the Toldos deposit. Several of these holes show favorable results, and additional drilling will be conducted to test the mineralized material for proven and probable reserves.

  Satellite Deposits, including Inca, Colon, Cerillos and Delgado. In addition to the above, the Company has additional anomalous zones in this area that it will explore during the second phase feasibility study.

 Environmental and Other Issues

  The Company's preliminary analysis of the existing tailings operations at the Toldos deposit at the San Cristobal Project indicates that some effluents from the Toldos deposit may be draining into a seasonal stream which drains into the Rio Grande and, ultimately, flows into the Salar de Uyuni, a salt lake to the north of the San Cristobal Project. If the Company exercises its option to acquire the Toldos property from its current owner, the Company expects to improve the environmental situation which may currently exist at the mine. The Company does not expect any such program to have a material adverse effect on the Company's proposed operations at the San Cristobal Project. See "Risk Factors--Government Regulation and Environmental Matters".

  The Company has determined that the town of San Cristobal, its church, and its cemetery are located in close proximity to the planned Jayula and Tesorera pits. The Company's efficiency when mining the deposits may be limited without the resettlement of the residents of the town and the possible replacement of its church. The Company is currently working with the residents of the town, which it estimates has approximately 350 inhabitants, to develop an economically feasible relocation plan sensitive to the interests of the residents and the traditions of the town. See "Risk Factors--San Cristobal Project Risks".

                        ADVANCED EXPLORATION PROPERTIES

COBRIZOS

 Location and Access

  The Cobrizos property is located on level terrain 12 kilometers north of the San Cristobal Project in southern Bolivia. The proximity to the San Cristobal Project affords significant potential operating efficiencies. The former railroad maintenance town of Uyuni lies 70 kilometers to the northeast and the railroad to the Chilean port of Antofagasta, 460 kilometers distant, passes 20 kilometers to the north. The Bolivian commercial centers of Oruro and La Paz, respectively, are located 350 kilometers and 500 kilometers to the north.

 Operating History

  Green and blue colored copper carbonate minerals were produced from the deposit for use as pigment during pre-Columbian times and Spanish miners subsequently engaged in small scale native copper and copper sulfate mining. Between 1892 and 1906 Compania Arenal sank shafts as deep as 60 meters and produced copper from approximately 100,000 tonnes of material extracted from shallow underground and open cast workings. A combination of flooding and carbon dioxide build-up in the workings ultimately forced a cessation of operations.

 Title and Ownership Rights

  The Company acquired the right to enter into a joint venture with Comibol on its approximately 4,178 acres of mining rights at the Cobrizos property through public tender in August of 1996. An agreement defining the joint venture was signed on September 11, 1996. Pursuant to this agreement, the Company must complete certain payments and work commitments in order for its rights to vest in this joint venture at the Cobrizos property, to which Comibol contributes only the mining rights. These obligations are summarized below.

                                                            PAYMENT
                                                              PER   MINIMUM WORK
       PERIOD                                                ACRE    COMMITMENT
       ------                                               ------- ------------
      0-24 months.......................................... $  1.44    $625,000
      25-48 months......................................... $ 48.28  No minimum
      49-60 months......................................... $240.89  No minimum

  Comibol will receive five percent of the operating cash flow, as defined below, from production at the Cobrizos property until the Company has recovered its entire capital investment; thereafter, Comibol will receive 15 percent of operating cash flow. The Company has the right, in its discretion, to reduce the acreage subject to the joint venture agreement prior to commencement of the third year thereof and again prior to the commencement of the fifth year thereof. Operating cash flow is defined in the agreement as the gross revenues less the cost of transportation, smelting and refining, marketing commissions, production costs and administrative expenses. Financing costs and depreciation are not deductible from gross revenues.

 Geology

  The Cobrizos property hosts an oxidized copper-silver deposit of the red bed-type composed of narrow (less than ten centimeters thick) veins in a stockwork cutting shale and sandstone of the Jurassic Potoco Formation, which dips steeply to the east.

 Mineralized Material

  In November and December of 1995, prior to entering into the aforementioned joint venture agreement with Comibol, the Company conducted initial field studies including geologic mapping and the collection of 108 samples for geochemical analysis of gold, silver, and copper. After successfully bidding for and acquiring the Cobrizos property, the Company conducted a mercury vapor survey over the greater mineralized area in August of 1996. In October of 1996, the Company drilled 11 inclined (-60 degrees) RC holes. Four of the holes drilled in a row 700 meters long and spaced no less than 150 meters apart tested a single stratigraphic horizon and intersected silver and copper mineralization.

  These drill results precipitated a follow-up drilling phase focused on this single stratographic horizon during which eight additional holes were drilled over a strike length of 850 meters which, together with the four earlier holes, resulted in all the drill holes being spaced approximately 75 meters apart. The results indicate a steeply dipping mineralized zone with an average width of 55 meters over the 855 meters of strike length. The indicated depth from surface or near surface is at least 100 meters. The Cobrizos property contains mineralized material of 10.8 million tonnes at an average grade of
4.3 ounces of silver per tonne and approximately 0.22 percent of copper. These estimates were confirmed by MRA.

 Exploration and Development

  The Company intends to commission a conceptual study of the property in the fall of 1997. Further drilling will be conducted in order to increase the reliability of current data, to determine the limits of the mineralization at the site, and to establish proven and probable reserves. The Company believes that the proximity of the Cobrizos property to the San Cristobal Project may result in significant operating efficiencies. Open pit mining with processing either at the deposit site or at the proposed milling and processing facility at the San Cristobal Project will be evaluated, and metallurgical test work will be conducted.

EL OCOTE

 Location and Access

  The El Ocote property in southwestern Honduras is located near the town of Santa Lucia in the municipality of La Labor, department of Ocotepeque, approximately 150 kilometers south of the major city of San Pedro Sula and approximately 30 kilometers east of the Guatemalan border. The property is accessible by means of the paved Pan-American Highway which passes within one kilometer of the deposit. Power, water and labor are available within two kilometers of the property. The site is largely unimproved with no equipment on site; some underground development has occurred, and it is possible to inspect the mineral body from four adits.

 Operating History

  A portion of the El Ocote property was first explored and put into production in the late nineteenth century. Rosario Resources ("Rosario"), a New York-based company, subsequently acquired the property and in 1963 drilled four diamond drill holes. According to Rosario's geologists responsible for the project, Rosario decided against further development due to difficult logistics and what was perceived to be unfavorable metallurgy. Rosario's metallurgical studies at the time indicated that the mineralized material at the site was best processed by flotation.

 Title and Ownership Rights

  In 1983, a Honduran entity, Compania Minera Ocote, S. de R.L. ("Minera Ocote") acquired the property. In June of 1994, the Company, acting through an agent, acquired an exclusive five-year exploitation concession and purchase option for the El Ocote property from Minera Ocote totaling 986 acres. Minera Ocote's rights to the property derive from a 40-year mining concession granted by the government of Honduras in March of 1983, which may be extended for an additional 20-year term.

  Pursuant to the contract with Minera Ocote, the Company has committed to undertake a five-year, $1,000,000 exploration and development program on the property, and to advance production royalties of $50,000 and $75,000 to Minera Ocote on the fourth and fifth anniversaries, respectively, of the agreement. The Company is also responsible for maintaining Minera Ocote's concession until such time as title has been formally transferred to the Company. Minera Ocote has agreed to transfer the title to the property on the fifth anniversary of the aforementioned contract, assuming the property is in production, or at such earlier time as the Company may request. Upon the commencement of commercial production at the property, the Company will pay Minera Ocote a five percent NSR royalty.

  In addition to the aforementioned concession at the El Ocote property, the Company has also contracted with Minera Ocote to acquire an exploration permit, the Ocote Exploration Zone, covering approximately 17,414 acres of adjacent territory. Minera Ocote's title to this exploration permit was formally granted in March of 1996. This exploration permit will have a life of four years, extendable for an additional two years before converting into an exploitation concession. The Company expects that if it elects to acquire this permit outright from Minera Ocote, title to the property will be assigned to Cordilleras Honduras. The Company also holds a right of first refusal with respect to another property contiguous to the El Ocote property and is in the process of negotiating for an option to buy such property.

 Geology

  The major geological feature of the El Ocote property is a zone of mineralized breccia rock contained in a near vertical pipe-shaped structure. This pipe is located at an altitude of approximately 1,600 meters on the side of the very steep eastern slopes of Cordillera Del Merendo. The deposit is hosted by a thin package of Tertiary andesitic volcanics, which overlie Tertiary sediments and volcaniclastics, as well as Cretaceous Yojoa Group limestones. Although faults are believed to be present immediately east and northeast of the structure, it does not appear to have been subjected to any significant post-mineral faulting.

  The deposit consists of a near vertical column of brecciated diorite, roughly oval in plan section, in which silver and copper minerals, plus fluorite, and quartz form the cement around the breccia fragments. This structure in plan has dimensions of 150 meters (north-south) by 90 meters (east-west). Within the mineralized structure, the fragments comprise angular to rounded diorite and diorite porphyry. The degree of brecciation decreases with depth, such that at a depth of less than approximately 50 meters below the 1,200 level, there is no longer significant brecciation and the rock is merely weakly jointed.

  The bulk of the silver mineralization is in one massive block of breccia near the surface, with the grade diminishing rapidly below the 1,200 meter level. Below that level, most of the higher grade material takes the form of several arcuate bands, concave upward, which extend downward from the west side of the structure and which terminate with depth toward the east.

 Mineralized Material

  In 1995, the Company began a process of evaluating the exploration and development potential of the identified mineralized zone at the El Ocote property. Specifically, the Company resampled four preexisting mine levels, mapped the geology of the area, prepared topographic maps of the site, and drilled 16 RC drill holes into the pipe-like structure and two RC holes into the surrounding host rock. A total of 3,422 meters of drilling was completed during this program and a total of 2,258 samples from these holes were sent for assay. Using this drill assay data and the data from 313 samples from the underground mine workings, the Company estimated that the deposit contains approximately 2.1 million tonnes of mineralized material containing 9.9 ounces of silver per tonne at a cut-off grade of 2.0 ounces of silver per tonne.

 Conceptual Study

  The Company commissioned Davy to prepare a conceptual study in order to estimate the potential and timing of undertaking rapid exploitation of the property via rapid bulk underground mining and heap leach extraction methods. This study utilized the Company's estimate of mineralized material mentioned above.

  This study was completed in July of 1997 and concluded as follows:

  . The project's economics are sensitive to metallurgical recovery and metal prices. Assuming a 50 percent heap leach recovery, the project's internal rate of return is positive with silver prices of approximately $6.00 per ounce, or at a 75 percent recovery, a positive rate of return begins at prices above $4.00 per ounce of silver.

  . Metallurgical test work should be undertaken to determine cyanide consumption and silver recovery rates.

  . Upside potential lies in lower cyanide consumption rates and the discovery of ore reserves to improve the return on capital invested in the mining and processing facilities.

 Exploration and Development

  The Company plans to commission an extensive metallurgical sampling and testing program as the next step in its continuing evaluation of this property. The Company believes that there is little likelihood of discovering additional resources within the pipe structure itself. Nonetheless, as part of the appraisal of the mineral potential of the El Ocote property, a regional stream sediment survey was conducted over an area of 80 square kilometers. The stream draining the mineralized area at the El Ocote property assayed 0.6 parts per million ("ppm") silver. Most other streams in the immediate area assayed under 0.5 ppm silver. However, a large number of streams draining an area 4.5 kilometers southwest of the mineralized structure assayed from 0.6 to
2.6 ppm silver. As numerous streams draining this area are strongly anomalous in silver, the Company believes it is likely that additional silver mineralization may occur in the headwaters of those sampled streams. The Company plans to conduct further reconnaissance field work in this anomalous area until the source of the silver is discovered.

SAN JUAN DE LUCANAS

 Location and Access

  The San Juan de Lucanas property is located 147 kilometers east of the town of Nazca in the San Juan district of the Lucanas province in the department of Ayacucho in southern Peru, approximately 500 kilometers south of Lima. The property is accessible by means of a partly-paved, well-maintained highway from Nazca which extends to within ten kilometers of the property and is connected to the mine and mill site by well-established gravel roads. Water and labor are available on site while power must be generated at the site.

 Operating History

  Mineralization was discovered in the San Juan district in colonial times. Documented mining has occurred intermittently in the area since 1938. Empresa Minera San Juan de Lucanas S.A. ("EMSJ") operated the San Juan de Lucanas mine from 1966 until 1990, at which time operations were discontinued due to operating losses. Between 1990 and early 1996, a small mining cooperative intermittently ran the San Juan de Lucanas mine at a low production level. Since 1951, the three mined veins at San Juan de Lucanas property have produced approximately 3,000,000 tonnes of ore grading an average of 13.8 ounces of silver per tonne and 0.061 ounces of gold per tonne. Mill recoveries of 84 percent silver and 91 percent gold resulted in district production of approximately 35,830,000 ounces of silver and 170,400 ounces of gold.

 Title and Ownership Rights

  Through its new claims and the acquisition of mining concessions and certain contract rights entitling it to explore and develop mining concessions in the district, the Company has acquired title to, or otherwise controls, mineral rights to more than 52,000 acres of properties dispersed over an area of approximately 150 square miles in the San Juan district of the Lucanas province of Peru. The Company has contracted to acquire 38 existing mining concessions relating to 42,071 acres of land, including the aforementioned pre-existing mining complex, and has staked new claims covering more than 10,131 acres. The Company believes that it controls all known mineralized structures in the San Juan district.

  The registered holders of title to the 38 mining concessions include EMSJ and Banco Minero del Peru, S.A. ("Banco Minero"), a Peruvian state bank which is in liquidation. Among EMSJ's creditors were Banco Minero, which became EMSJ's sole shareholder, and EMSJ's former employees, who where the beneficiaries of certain statutory labor liens on EMSJ's assets. As a result, these mining assets, although primarily registered in the name of EMSJ, also included certain properties registered in the name of Banco Minero which are now registered in the name of ASC Peru, a subsidiary of the Company. In June of 1993, Banco Minero agreed to transfer ownership of the San Juan de Lucanas mining complex to EMSJ's former workers in exchange for a release of all claims by such workers against EMSJ and its successor in interest, Banco Minero. The Banco Minero settlement agreement was subject to (i) a two-step court approval process and (ii) subsequent registration with the Peruvian Registry of Mines. The approval process has been completed and the registration of the settlement agreement has been ordered by the Labor Court in Lima. The registration of the settlement agreement, transfer of title to the Company and the raising to public deed of the Company's rights to acquire the concessions, however, remain pending.

  The Company has contracted with more than 90 percent in interest of the beneficiaries of the Banco Minero settlement agreement to acquire all of their rights in the San Juan de Lucanas mining complex (such contracts, the "San Juan Contracts"). The Company has obtained the opinion of local counsel attesting to the validity and enforceability of the San Juan Contracts. In order for the Company to perfect its title to the San Juan de Lucanas mining complex, the Banco Minero settlement agreement must be duly registered with the Peruvian Registry of Mines. Since Peruvian law does not provide for fractional interests in mining properties as an administrative procedure, a special purpose mining entity, to be named SMRL Dorita I de Ica ("SMRL"), which will be beneficially owned by the workers party to the settlement agreement, will become the holder of the title to the San Juan de Lucanas property. The SMRL is broadly analogous to a Peruvian limited liability corporation. Pursuant to the San Juan Contracts, the Company will become the holder of at least 90 percent of the participating interests in SMRL. The Company expects that pursuant to the San Juan Contracts, SMRL will be compelled to sell the San Juan de Lucanas property to the Company or its designee upon the registration of the settlement agreement.

  As several of the former workers party to the Banco Minero settlement either are not party to the San Juan Contracts, or have sought or may be expected to seek to opt out of the San Juan Contracts, the Company's interest in particular properties comprising the San Juan de Lucanas mining complex may be subject to a small amount of dilution. Management does not believe that any such dilution will have a material adverse effect on its interests or activities in the San Juan district. The Company is pursuing the rapid resolution of all title disputes and is committed to an amicable settlement with all parties involved.

  Concurrent with the resolution of outstanding administrative legal issues, the Company has taken steps to maintain an orderly physical presence in the San Juan district. Of the 337 surviving ex-workers, approximately 60 continue to live at the mining camp while the others no longer live in the district. Those at the camp are living at a subsistence level. The Company provides periodic truckloads of food and other supplies and has provided some assistance to the local school and sports teams. The Company has two representatives at the camp who periodically report to management, and the Company's engineering personnel have made numerous uneventful visits to the camp. However, the situation is unstable and is likely to remain so until such time as the Company is able to make purchase payments on the SMRL properties. The Company expects to make such payments as soon as the registration of the settlement agreements have been completed and the San Juan Contracts have been raised to public deed.

 Geology

  The mineral deposits at the San Juan de Lucanas property are epithermal, with mineralization occurring in a number of steeply dipping veins, running along two well defined orientations. The north-south veins include the veins known as Santa Rosa, Saramarca, Yanarumi, Ventanilla and Rosaura; the northeast-southwest vein is known as Concepcion-Raquel. The outcrops of the Ventanilla and Concepcion-Raquel structures can be followed on the surface for over one kilometer. The rocks hosting the veins consist of lava flows and tuff flows with conglomerate.

  There are several systems of veins on the property. The Concepcion-Raquel vein forms the most important structure in the district and is comprised of two sets of three parallel structures each. The width of the veins varies between two and four meters, although in some sections of the mine, widths over 20 meters can be found. The Santa Rosa vein and another associated vein, Alfa Romeo, form the second most important vein system; with vein widths varying from one to seven meters. The third most important vein system is the Saramarca system which is comprised of a series of veins and mineralization occurring in lenses.

  All three vein systems are mineralized with gold, chalcopyrite, sphalerite, galena, argentite and ruby silvers. Successive processes of leaching and oxidation led to the formation of an enriched zone which constitutes the most readily mineable portion of the deposit. The main minerals at the surface are oxides extending to a depth of approximately 100 meters. The oxides contain significant grades of silver and gold in some areas. Below this level, an enriched zone with a vertical interval of 200 to 250 meters is present in most of the known veins.

 Mineralized Material

  Underground mineralized material is estimated at 139,000 tonnes with an average silver grade of 9.27 ounces per tonne and gold grade of 0.086 ounces per tonne.

  During January and February of 1995, the Company engaged independent contractors to survey and drill, under the supervision of Company geologists, the two tailings dumps using impact casing methods. Twenty holes were drilled, and 149 samples obtained. Approximately 85 percent of the tailings area was sampled, and there is no reason to believe that the remaining 15 percent would yield significantly different results.

  Based on the work described above, the Company estimates that the two tailings dumps contain at least 1.75 million tonnes of mineralized material with an average silver grade of 1.74 ounces per tonne and gold grade of 0.006 ounces per tonne. The Company sent a 60 pound (30 kilogram) sample to the University of Cardiff, Wales, for metallurgical testing to estimate recoveries, material balances for various throughputs for processing the tailings, reagent consumption and preliminary equipment and capital specifications. PAH found that these test results support the concept of reprocessing the tailings profitably, assuming a tailings reclaim agglomerate and heap leach process for a new or refurbished underground mine combined operation. The tailings component would contribute a net cash margin (before tax) of $1.99 per ounce of silver at an assumed price of $5.15 per ounce of silver.

 Conceptual Study

  In June of 1995, PAH performed a conceptual study evaluating the rehabilitation of the idled San Juan de Lucanas mine complex. PAH concluded that rehabilitation would be feasible, and require approximately $10 million to return the mine to a 500 tpd underground mining operation. Operating cash costs of a rehabilitated and developed mine were estimated by PAH to be approximately $2.40 per ounce of silver when fully operational. PAH outlined a mine and power rehabilitation program and also defined requirements for replacement of the crushing and grinding sections, a new flotation plant, thickening section and cyanidation section, and repairs to the Merrill-Crowe precipitation section. All ancillary structures would have to be rebuilt. The Company believes additional reserves, which could result from such proposed exploration, would be required to justify such investment.

 Exploration and Development

  The Company has defined a two stage, 5,500 meter core drilling program with the goal of delineating an additional two million tonnes of reserves within the known vein system. The first stage would consist of 12 core holes drilled into eight veins to depths averaging 250 meters, for a total of 2,875 meters. The second stage would consist of another 10 holes in the same veins, for a total of 2,625 meters. If successful, a third phase consisting of additional drilling and underground drifting will be conducted, the results of which will be used to justify the rehabilitation and development of the mine, as well as further exploration on other parts of the property.

CHOROMA

 Location and Access

  The Choroma property is located in the Bolivian silver-tin belt, 600 kilometers south of La Paz and 80 kilometers north of the border with Argentina. It is 15 kilometers northeast of the small regional commercial center of Tupiza, which is served by the railroad connecting Salta, Argentina with Antofagasta, Chile and La Paz. Elevations in the prospect area range from 3,100 to 3,500 meters above mean sea level.

 Title and Ownership Rights

  The property is covered by approximately 310 acres of mining rights owned by Comibol. The right to joint venture with Comibol was acquired through public tender and contracted in July of 1996. The terms of the 40-year renewable agreement provide for an initial five-year exploration period during which the Company must make the following payments and investments in the property in order to maintain the joint venture:

                                                           PAYMENT  MINIMUM WORK
     PERIOD                                                PER ACRE  COMMITMENT
     ------                                               --------- ------------
    0-24 months..........................................  $  1.44     $213,000
   25-48 months..........................................  $ 48.18   No minimum
   49-60 months..........................................  $240.89   No minimum

  Comibol will receive five percent of the operating cash flow, as defined below, from production at the Choroma property until the Company has recovered its entire capital investment; thereafter, Comibol will receive 15 percent of operating cash flow. The Company has the right, in its discretion, to reduce the acreage subject to the joint venture agreement prior to commencement of the third year thereof and again prior to the commencement of the fifth year thereof. Operating cash flow is defined in the agreement as the gross revenues less the cost of transportation, smelting and refining, marketing commissions, production costs and administrative expenses. Financing costs and depreciation are not deductible from gross revenues.

 Operating History

  Production records are not available for the Choroma property. Pods of high-grade lead-silver oxide ores were mined from veins during the Spanish Colonial era. During the first half of the twentieth century, the deposit belonged to Simon I. Patino until it was nationalized in 1952, when the property became part of Comibol. Comibol leased the property to Messrs. H. Berinduague and A. Levy, and finally to a miners' cooperative. Between 1976 and 1985, Comibol rehabilitated several mine workings, carried out 526 meters of development on several veins, and drilled 3,336 meters of core in 15 holes. The results of this work are not in the Company's possession and reportedly have been lost by Comibol. The mine was inactive when the United Nations Development Program
(UNDP) issued its report in December of 1990, following a 15-day field study. UNDP concluded that the deposit had potential for the discovery of bulk mineable material in fractured or brecciated rock as well as for traditional vein ore bodies.

  During the first quarter of 1996, geologists for the Company channel sampled many of the outcrops at the Choroma property. This work defined several lines 44 to 86 meters long which each averaged between 1.8 ounces of silver per tonne and 4.0 ounces of silver per tonne. The Company acquired the property on the basis of this work and the earlier reports.

 Geology

  The deposit is located near the southern end of the Bolivian silver-tin belt in a sequence of dark colored shales of Ordovician age that have been intruded by one or more porphyry domes of quartz dacitic to rhyolitic composition. Veins and associated hydrothermal breccias occupy steep fractures trending northwest. Hydrothermal alteration in rocks flanking the mineralized structures consists of locally intense silification overprinted on more broadly distributed propyllitic dominated by chlorite. Vein filling consists of quartz, siderite, pyrite, chalcopyrite, arsenopyrite, galena, sphalerite, tetrahedrite, tenantite and argentite with local concentrations of canfieldite and agyrodite. Gold grades of up to 0.064 ounces per tonne are present in at least one vein.

 Exploration

  Sampling of outcrops has defined several anomalies, which the Company intends to drill in order to test for bulk mineable mineralization. In addition, access will be gained to underground workings for sampling of structures and wallrocks to further test for bulk mineable mineralization as well as ore hosted by veins.

                           OTHER MINERAL PROPERTIES

  In addition to the aforementioned development project and advanced exploration properties, the Company has a portfolio of more than two million acres of exploration properties located in the traditional silver producing regions of the world or otherwise identified by the Company as areas which warrant exploration. The Company generally seeks to structure its acquisitions of mineral properties in order to allow the Company to engage in phased exploration of individual properties at a relatively low cost and to acquire those properties that it regards as presenting significant development opportunities. Properties which the Company determines do not warrant further exploration or development will be sold or otherwise relinquished, typically without further cost obligations to the Company. The Company currently holds, controls or has options to acquire 22 major groups of exploration properties located in eight countries. The distribution of these holdings is summarized in the table below.

              LOCATION AND DISTRIBUTION OF EXPLORATION PROPERTIES

                                          NUMBER OF              PERCENTAGE OF
 COUNTRY                                  PROPERTIES ACREAGE(1) TOTAL ACREAGE(1)
 -------                                  ---------- ---------- ----------------
SOUTH AMERICA
  Bolivia................................      4       949,607        47.1%
  Chile..................................      3        53,127         2.6
  Peru...................................      3        87,908         4.4
                                             ---     ---------       -----
    Subtotal.............................     10     1,090,642        54.1
                                             ---     ---------       -----
CENTRAL AMERICA
  Honduras...............................      5       344,556        17.1
  Mexico.................................      3        26,275         1.3
                                             ---     ---------       -----
    Subtotal.............................      8       370,831        18.4
                                             ---     ---------       -----
CENTRAL ASIA
  Kyrgyzstan.............................      1       534,477        26.6
  Mongolia...............................      1         4,201         0.2
  Tajikistan.............................      2        14,332         0.7
                                             ---     ---------       -----
    Subtotal.............................      4       553,010        27.5
                                             ---     ---------       -----
    Total................................     22     2,014,483       100.0%
                                             ===     =========       =====

--------
(/1/Acreage)and percent of total acreage figures do not include land considered part of the San Cristobal Project, El Ocote, San Juan de Lucanas, Cobrizos and Choroma properties. These five properties consist of claims and concessions comprising approximately 6,518 acres, 988 acres, 52,200 acres, 4,178 acres and 309 acres, respectively.

  While the Company in the near term expects to focus primarily on the development of the San Cristobal Project, the acquisition, exploration and evaluation of properties will be vigorously pursued in order to unlock the potential value of the Company's existing exploration property portfolio as well as to sustain continuing corporate growth objectives.

  Drilling and geophysical engineering services are frequently subcontracted to regional and/or international firms. Chemical analysis generally is performed in laboratories located in the same regions as the specific property, with metallurgical testing and analysis conducted in the U.S. When using core drilling, the Company uses conventional split core sampling in its testing, retaining one half of all drill cores for reference and confirmatory testing processes. Similarly, representative portions of chip samples from rotary percussion, reverse circulation drilling are processed leaving substantial quantities of the chip sample material for reexamination and other future test work.

  The Company's international exploration activities are described on a country-by-country basis below. Due to the limited nature of the available information regarding these properties, the general exploration portfolio is addressed below in a summary manner only.

BOLIVIA

  The Company has continued its aggressive land acquisition program throughout Bolivia, making the Company one of this country's largest private owners of mineral rights. The Company's holdings and joint ventures, excluding the Cobrizos property, the Choroma property and the San Cristobal Project, now total almost 950,000 acres, including its existing joint venture interests for the historic Pulacayo mine and options on several properties being explored presently. The Company expects to pursue aggressively its exploration program in Bolivia.

CHILE

  The Company has been systematically staking concessions in northern Chile. This program, which is based on efforts to identify promising silver exploration zones, has resulted in the staking of 22 claims over an area of more than 53,000 acres. The Company's exploration of its Chilean property holdings are at an early stage.

PERU

  In addition to its San Juan de Lucanas property, the Company has undertaken numerous activities in Peru, including: (i) the acquisition and preliminary evaluation of the Otuzco property located in northern Peru which has been leased and is subject to a purchase option held by the Company; and (ii) technical evaluation of a number of the mining properties being sold by Centromin, the Peruvian state-owned mining company. The Company is presently engaged in land acquisition programs in several districts.

MEXICO

  Exploratory work in Mexico has successfully secured a significant land position in the vicinity of Zacatecas, historically Mexico's largest silver producing district. An initial exploration program was completed in March of 1997. The Company's continuing program is evaluating the potential for several underground silver operations. Additional exploration targets throughout Mexico are being analyzed by the Company's Zacatecas office.

HONDURAS

  In addition to its El Ocote property, the Company has acquired an extensive land position in Honduras, encompassing more than 396,000 acres of exploration and exploitation concessions. The Company's analysis of these properties remains preliminary. Over the course of the next 12 to 18 months, the Company expects to conduct additional field reconnaissance in order to determine further drill targets at these properties.

KYRGYZSTAN

  On March 26, 1996, the Company established Kumushtak Mining, a 50/50 joint venture with North-Kyrgyz Geological Expedition, a state enterprise organized under the laws of the Kyrgyz Republic. Kumushtak Mining holds concessions located in a belt of silver occurrences which extends for several hundred kilometers in the Kumushtak river valley in western Kyrgyzstan. The area encompasses several historic mining districts.

  The Company recently completed its first round of drilling at one significant silver anomaly situated in Kumushtak. The results of such drilling indicate insufficient grades to sustain economic production at prevailing silver prices. However, due to Kumushtak Mining's large property holdings and exploration potential, the Company intends to preserve a strategic position in this region and continue with its interest in Kumushtak Mining. The Company believes that Kumushtak Mining's extraordinarily large concession offers the possibility of numerous occurrences of silver and gold.

MONGOLIA

  On March 26, 1996, the Company established Asgat Mining, a 50/50 joint venture with Mongolrostvetmet, a joint association owned by the Mongolian government and Zarubeshvetmet, a privatized company formed under the laws of the Russian Federation. Asgat Mining is involved in the evaluation of the Asgat silver deposits in northwestern Mongolia (the "Asgat Silver Property").

  Work on the Asgat Silver Property, which already contains some underground development, has principally involved data preparation for a feasibility study. Recently, metallurgical bench scale test work has been conducted with mixed results. While recoveries of silver and copper were high, the results indicated large amounts of arsenic and antimony. The Company regards the Asgat Silver Property as a strategic property position with potential long term development prospects. Asgat Mining is presently assessing other precious metal prospects based on its detailed knowledge of information and conditions in Mongolia.

TAJIKISTAN

  The Company is in the process of obtaining an exclusive, irrevocable license to exploit the Bolshoi Kanimansur and the Western Kanimansur silver deposits in northern Tajikistan, through the formation of Kanimansur Mining, which will be 49 percent owned by Apex Asia and 51 percent by Adrasman Mining. The Company is considering entering into a joint venture with respect to the property with Zarabeshtsvetmet, a Russian mining company.

                            METALS MARKET OVERVIEW

SILVER MARKET

  Silver has traditionally served as a medium of exchange, much like gold. While silver continues to be used for currency, the principal uses of silver can be divided into three main categories: (i) industrial uses, primarily electrical and electronic components; (ii) photography; and (iii) jewelry and silverware. According to the Silver Institute, in 1996, approximately 720 million ounces of silver were consumed for these and other industrial purposes.

  Silver's strength, malleability, ductility, thermal and electrical conductivity, sensitivity to light and ability to endure extreme changes in temperature combine to make silver a widely-used industrial metal. Specifically, it is used in batteries, computer chips, electrical contacts, and high-technology printing. Silver's anti-bacterial properties also make it valuable for use in medicine and in water purification.

  Most silver production is obtained from mining operations for which silver is not the principal or primary product. Approximately 83 percent of mined silver is produced as a by-product of mining of lead, zinc, gold or copper deposits. According to the Silver Institute, approximately 400 million ounces of silver were mined in 1996. CPM estimates that recycled or secondary production accounts for a decreasing proportion of total silver supply, approximately 29 percent of total silver production in 1996, compared to an average of 36 percent of aggregate silver production between 1980 and 1990. CPM further estimates that total silver supply (from mine production, recycling and estimated dishoarding and government stockpile sales) has been insufficient to meet industrial demand since 1989, and stockpiles have been diminishing. CPM studies indicate that approximately 576 million ounces of silver were supplied from all sources in 1996.

  The following table sets forth the London Silver Market's annual average (except for 1997), high and low spot price of silver in U.S. dollars per troy ounce since 1977.

      YEAR                                        AVERAGE  HIGH   LOW
      ----                                        ------- ------ ------
                                                    (DOLLARS PER TROY
                                                         OUNCE)
      1977....................................... $ 4.63  $ 4.97 $ 4.31
      1978.......................................   5.42    6.26   4.82
      1979.......................................  11.06   32.20   5.94
      1980.......................................  20.98   49.45  10.89
      1981.......................................  10.49   16.30   8.03
      1982.......................................   7.92   11.11   4.90
      1983.......................................  11.43   14.67   8.37
      1984.......................................   8.14   10.11   6.22
      1985.......................................   6.13    6.75   5.45
      1986.......................................   5.46    6.31   4.85
      1987.......................................   7.01   10.93   5.36
      1988.......................................   6.53    7.82   6.05
      1989.......................................   5.50    6.21   5.04
      1990.......................................   4.83    5.36   3.95
      1991.......................................   4.06    4.57   3.55
      1992.......................................   3.95    4.34   3.65
      1993.......................................   4.31    5.42   3.56
      1994.......................................   5.28    5.75   4.64
      1995.......................................   5.19    6.04   4.41
      1996.......................................   5.19    5.83   4.71
      1997 (to September 30).....................   4.76    5.31   4.22

--------
Source: Silver Institute

ZINC AND LEAD MARKETS

  The Company anticipates that the San Cristobal Project will, and that other future projects may, involve the production of economically significant quantities of metals other than silver. The Company expects that production from the San Cristobal Project will include the extraction, processing and sale of significant quantities of zinc and lead.

  Zinc is utilized for its resistance to corrosion, and, in the form of steel coating, is widely used in construction of infrastructure, housing and office buildings. In the automotive industry, zinc is used for steel coating, and die casting, and is an important component of tires and motor oil. Smaller quantities of various forms of zinc are used in fertilizers, food supplements and cosmetics, and in specialty electronic applications such as satellite receivers. Industrial consumption of zinc in 1996 was estimated by the International Lead Zinc Study Group (the "ILZSG") at 6.28 million tonnes. Recycled zinc accounts for about 30 percent of the zinc consumed on an annual basis. According to the ILZSG, 5.94 million tonnes of zinc were produced in 1996.

  The primary use of lead is in motor vehicle batteries, but it is also used in cable sheathing, shot for ammunition and alloying, and in chemical form for use in alloys, glass and plastics. Industrial consumption of lead in 1996 is estimated by the ILZSG at 5.08 million tonnes. Lead is widely recycled with secondary production accounting for a steady 54 percent of total supply. According to the ILZSG, 5 million tonnes of lead were produced in 1996.

  The following table sets forth the annual average (except for 1997) spot prices for zinc and lead on the London Metals Exchange since 1977.

      YEAR                                                      ZINC  LEAD
      ----                                                      ----  ----
                                                                  (U.S.
                                                                CENTS PER
                                                                 POUND)
      1977..................................................... 34.4c 30.7c
      1978..................................................... 31.0  33.7
      1979..................................................... 33.5  52.6
      1980..................................................... 34.4  41.4
      1981..................................................... 38.3  33.5
      1982..................................................... 33.7  24.7
      1983..................................................... 34.6  19.3
      1984..................................................... 41.7  20.1
      1985..................................................... 35.5  17.7
      1986..................................................... 34.1  18.4
      1987..................................................... 36.2  27.0
      1988..................................................... 56.3  29.7
      1989..................................................... 77.6  30.5
      1990..................................................... 68.9  36.7
      1991..................................................... 50.7  25.3
      1992..................................................... 56.2  24.6
      1993..................................................... 43.6  18.4
      1994..................................................... 45.3  24.9
      1995..................................................... 46.8  28.6
      1996..................................................... 46.5  35.1
      1997 (to September 30)................................... 62.0  29.0

--------
Source: Flemings Global Mining Group

                              REPUBLIC OF BOLIVIA

  The following information has been compiled by the Company from governmental and private publications.

GENERAL INFORMATION

  Bolivia is situated in central South America and is bordered by Peru, Brazil, Paraguay, Argentina and Chile. It has an area of 1,098,581 square kilometers and a population of approximately 7.7 million people. Bolivia's official and most widely spoken language is Spanish, but over 70 percent of the population is either native Aymara or Quechua Indian. Sucre is the capital city of Bolivia. La Paz is the seat of government and, with a population of over one million people, the largest city in Bolivia. La Paz is situated on the Altiplano, the high plateau which separates the eastern and western ranges of the Andes. The land in this part of the country is largely semi-desert plains bordered by steep, rugged mountains. The eastern portion of the country consists of sparsely populated low-lands bordering the Brazilian Amazon basin where temperate and tropical forest dominate. Santa Cruz is the principal city of the low country with a population of approximately 700,000.

  The government of Bolivia consists of a directly elected president and a bicameral congress. Since the military government stepped down in 1982, Bolivia has maintained a stable democratic system with elections every four years. The current president, Hugo Banzer, was elected by the Congress on August 5, 1997, after no presidential candidate succeeded in winning a majority of the votes in the general election held in June of 1997.

ECONOMY

  The Bolivian economy has experienced continuous growth and relatively low, stable inflation in recent years. This economic performance is generally ascribed to the deregulation of key sectors of the economy, including oil and gas, communications, transport and finance, and to foreign direct investment which has occurred as part of the recent privatization of formerly government-owned electricity, telecommunications, railways, aviation and oil and gas companies. The country's privatization program has involved (i) the sale of shares in government-owned entities in exchange for capital contributions to the privatized entities, and (ii) the contribution of government-owned shares in such privatized entities to trust funds established on behalf of all Bolivians over the age of 21 at the end of 1995. In connection with this program, the Company has entered into joint venture agreements with the government mining company, Comibol, with respect to two properties. Summary information on the Bolivian economy is set forth in the table below.

                                        1992    1993    1994    1995    1996
                                       ------  ------  ------  ------  ------
GDP Growth............................    1.6%    4.7%    5.0%    3.7%    4.0%
GDP per Capita........................ $  764  $  791  $  756  $  812  $  860
Inflation.............................   10.5%    9.3%    8.5%   12.6%    7.9%
Public Sector Deficit (non-financial)
 as % of GDP..........................    4.6%    6.5%    3.2%    2.3%    2.1%
Exports FOB (in millions)............. $  774  $  809  $1,124  $1,181  $1,326
Imports CIF (in millions)............. $1,131  $1,177  $1,196  $1,433  $1,635
Current Account Balance (% GDP).......    7.8%    8.4%    3.6%    5.0%    5.2%
Total Investment (in millions)........ $  794  $  760  $  794  $  898  $1,173
Share of GDP (%)......................   14.1%   13.3%   13.3%   13.7%   16.5%
Public Investment (in millions)....... $  532  $  481  $  505  $  524  $  540
Share of GDP (%)......................    9.4%    8.4%    8.5%    8.0%    7.6%
Private Investment (in millions)...... $  262  $  279  $  288  $  373  $  632
Share of GDP (%)......................    4.6%    4.9%    4.8%    5.7%    8.9%

--------
Source: Latin Finance

  The official monetary unit of Bolivia is the boliviano, which was introduced in January of 1987 following the adoption in 1985 of a broad based reform program known as the "New Economic Policy". In the mid-1980s, prior to the New Economic Policy, Bolivia suffered from hyperinflation, declining foreign investment, growing balance of payments deficits and a foreign exchange shortage fueled in part by an increasing disparity between the official and unofficial exchange rates. The New Economic Policy removed restrictions on exports and imports, ended most price controls and subsidies, instituted a freeze on public sector wages and subjected the public sector to rigorous cost cutting. By 1986, inflation was under control and the International Monetary Fund resumed stand-by assistance. During the period of the New Economic Policy, the gap between the official exchange rate and the parallel unofficial rate was bridged. On December 31, 1996, the exchange rate was 5.19 bolivianos to one U.S. dollar compared to the exchange rate on December 31, 1995 of 4.94 bolivianos to one U.S. dollar. On September 30, 1997, the exchange rate was
5.30 bolivianos to one U.S. dollar; over the past year the boliviano has shown a tendency to depreciate approximately US$0.01 every 15 days.

  The boliviano is freely convertible in Bolivia at a single, public exchange rate established by twice-weekly auctions held by the Bolivian Central Bank.

FOREIGN INVESTMENT AND TAX

  Since the New Economic Policy, most restrictions on trade have been removed or are in the process of being phased out. Currently, import levies stand at ten percent for all items except capital goods, which are subject to a five percent levy. In March of 1991, a new export code introduced further measures to liberalize trade. In order to prevent transfer pricing and other tax avoidance mechanisms, almost all foreign trade transactions require the filing of an aviso de conformidad describing the terms of the underlying transactions.

  The 1990 Investment Law provides for unrestricted repatriation of capital, freedom to import goods and services, equality under the law between foreign and domestic companies, and the creation of "free trade zones".

  Mining companies in Bolivia are subject to a 25 percent income tax. Taxable income is determined in accordance with Bolivian generally accepted accounting principles. However, earnings reinvested (for specified purposes) in Bolivia are deductible in computing taxable profits. If the reinvested capital exceeds retained profits, the excess may not be carried forward. Income from the export of derivative products from precious metals which include Bolivian added value is exempt from taxes under the Bolivian Mining Code.

  Under the new Bolivian Mining Code, which came into effect on March 17, 1997, there is Complementary Mining Tax applicable to whomever carries out mining activities, which would be payable if greater than the Bolivian income tax. Mining activities are defined to include: prospecting and exploration; mining or extracting minerals or metals; concentrating mine products; smelting and refining; marketing of minerals and metals. The Complementary Mining Tax is calculated by applying an aliquot to the taxable base. The aliquot of the Complementary Mining Tax is a variable percentage (which fluctuates between three percent and seven percent for precious stones and metals and between one percent and five percent for other metallic minerals) indexed to the official U.S. dollar market price for the relevant metal or mineral. The taxable base is construed as the amount that results from multiplying the weight of the fine content of the mineral or metal by its official U.S. dollar market price. This tax is creditable against corporate income and is, in effect, a minimum tax on mining companies. Manufacturing or processing involving minerals is not subject to the Complementary Mining Tax.

  Bolivian source income, including dividends, interest, management fees and expenses charged to a Bolivian company by foreign affiliates is subject to a withholding tax of 12.5 percent.

  Operating losses (as adjusted for inflation) may be carried forward and deducted from taxable income indefinitely. However, if accrued losses exceed 50 percent of capital (including that of a branch) the capital must be increased.

  Bolivia assesses a 12.5 percent tax on profits of a branch of a foreign corporation operating in Bolivia. The branch tax is calculated on the book profits of the branch regardless of remittances or reinvestment of profits in the branch. Book profits are deemed remitted 120 days after the end of the fiscal year.

  There is a 13 percent value added tax ("VAT") on all sales, including mineral commodities, a five percent import duty on machinery and equipment and a ten percent duty on imported raw materials and components. The VAT paid on purchases is recoverable against VAT collected on Bolivian sales. Exports are not subject to VAT. The exporter can offset the VAT credit arising from purchases with domestic sales or can apply for a refund of import duties and VAT paid on inputs and raw materials included in the cost of exported goods. However, the refund of credits arising from imports is limited to 13 percent of the total value of the exports and therefore is not recoverable during the exploration phase.

MINING INDUSTRY

  Bolivia produces a number of mineral commodities including tin, gold, silver, lead, zinc, antimony, tungsten, copper and bismuth. The country has long been a leading mineral and precious metals producer. Bolivia was colonized in the early sixteenth century by Spaniards who arrived in search of silver and gold. The extensive silver mining operations in Potosi which developed under Spanish rule led to the region being described as the "treasury of the Spanish empire". In the early Twentieth Century, tin became the country's leading mineral export although in recent years the focus has returned to gold, silver, lead and zinc. The country's principal mining regions are the eastern part of Bolivia along the Brazilian border, and the traditional mining areas of the Altiplano and Cordillera.

  Recent regulatory reforms have resulted in increased exploration activities, particularly with respect to precious metals. In the early 1990s, the government reformed the land tenure system, reduced taxes on mining operations, established equal treatment under the law between Comibol and foreign companies in obtaining mineral concessions, and created a national Mining Inventory Service which will maintain up-to-date information, including maps, for exploration and mining exploration concessions.

MINING CONCESSIONS

  Pursuant to the Bolivian constitution, all mineral deposits are the property of the State. Mining concessions, which may be awarded by the government, grant the holder, subject to the payment of patents, the real and exclusive right to carry out prospecting, exploration, exploitation, concentration, smelting, refining and marketing activities with respect to all mineral substances located within a given concession. Individual mineral claims consist of indivisible squares shaped like an inverted pyramid, whose lower vertex is the center of the earth and whose surface area covers a total area of 25 hectares. Mining concessions are comprised of no fewer than one and no more than 2,500 adjacent squares. Mining concessions are distinct from the surface rights which comprise traditional land ownership; holders of mining concessions are entitled to explore and exploit a property and to use the water found at the property. Expropriation or the establishment of easements may not be legally carried out if the water supplies for a population are interrupted or negatively affected.

  Holders of mining concessions are obliged to pay an annual mining patent. Co-owners are jointly and severally responsible for the patent payment. The patent is progressive and fees are based on the number of years of existence of the concession. Concessions established before the enactment of the new Mining Code, which comprise an area of up to 1,000 mining claims, pay the equivalent of

$1.00 per claim per year. Concessions established before the enactment of the new Mining Code which comprise an area of more than 1,000 mining claims pay the equivalent of $1.00 per claim per year for the first five years of the existence of the concession; thereafter, the patent increases to the equivalent of $2.00 per claim per year. Concessions established under the new Mining Code pay the following: for the first five years of the existence of a concession, the owner is required to pay the equivalent of $25.00 per square per year; thereafter the patent increases to the equivalent of $50.00 per square per year. All of the Company's Bolivian concessions were established prior to enactment of the new Mining Code.

  Mining concessions are liable to forfeiture when the corresponding annual patent fails to be paid. Forfeiture is governed by law and does not require any administrative or judicial declaration. When a concession has been forfeited, the mining concession reverts to the State.

  The Mining Code requires concession holders to minimize damage to surface rights, to neighboring concessions and to the environment. Concession holders are liable for damage or injury caused by their operations. Concession holders are not obliged to remediate environmental damage caused prior to the effectiveness of the Environmental Law or the date on which the mining concession was obtained, if the concession was granted at a later date. On becoming the owner of a concession, the concession holder must carry out an environmental audit to determine the extent of any environmental damage. If an environmental audit is not performed, the concession holder assumes the responsibility to mitigate all environmental damage. Environmental liabilities incurred under this new regime survive the existence or ownership of the relevant concession.

  In 1992, the Bolivian government passed environmental legislation that establishes a comprehensive scheme for the initiation of a national environmental policy to protect the environment, promote sustainable development, promote the preservation of biological diversity and promote environmental education. Few environmental regulations specifically applicable to mineral exploration companies in Bolivia have been proclaimed to date. At present, concession holders must maintain waterways running through their concessions in their unspoiled state and concession holders must employ exploration and development techniques that will minimize environmental damage. Under Bolivia's environmental regulations, environmental impact assessments are required. In practice, foreign mining companies operating in Bolivia generally adhere to U.S. and European environmental standards for mining and exploration.

LABOR MARKET

  Bolivia has a large pool of unskilled and, in the mining sector, semi-skilled labor, but a relative shortage of skilled labor and managerial expertise overall. One percent of the payroll tax is used for worker training. A large portion of the labor force that is engaged in wage employment is also unionized, although union participation is not mandatory. Strikes, which have decreased greatly since the early 1980s, are not forbidden. However, before a strike may be called, all legally-mandated alternatives, such as negotiation, mediation and conciliation, must have been exhausted. Collective agreements are very rare, as negotiations are generally carried out between an individual company's union and management.

                                  MANAGEMENT

DIRECTORS

  Set forth below are the names, ages, positions with the Company, business experience and directorships in other companies of the directors of the Company. Apex Limited has no executive officers. Under the Companies Law (1995 Revision) of the Cayman Islands, directors are authorized to bind the corporation that they represent.

   NAME                                                   AGE POSITION
   ----                                                   --- --------
Michael Comninos.........................................  66 Director
Harry M. Conger..........................................  67 Director
Eduardo S. Elsztain......................................  37 Director
David Sean Hanna.........................................  37 Director
Ove Hoegh................................................  58 Director
Keith R. Hulley..........................................  57 Director
Thomas S. Kaplan.........................................  35 Chairman, Director
Richard Katz.............................................  55 Director
Paul Soros...............................................  70 Director

  Michael Comninos. Mr. Comninos has been a director of the Company since April of 1997. An international financier, Mr. Comninos joined N.M. Rothschild & Sons in 1954, becoming a Partner in its corporate finance group in 1965, and, later, upon the firm's incorporation as N.M. Rothschild & Sons Limited in 1970, a director. Prior to his retirement in 1991, Mr. Comninos served as the head of the firm's investment management division, its credit division and for ten years served as the chairman of N.M. Rothschild & Sons (C.I.) Ltd., the firm's merchant banking affiliate in Guernsey. Mr. Comninos has served as a director of numerous listed real estate and investment funds and is currently a member of the investment committee of the East European Food Fund, a Luxembourg investment fund managed by Jupiter Asset Management Bermuda Limited. Mr. Comninos is a member of the Institute of Investment Management and Research, The Institute of Bankers, The Institute of Chartered Secretaries and Administrators and the Association of Corporate Treasurers.

  Harry M. Conger. Mr. Conger has been a director of the Company since April of 1997. A leading figure in the international mining community, Mr. Conger has 42 years of industry experience, rising from a position as shift boss to Chairman and Chief Executive Officer of Homestake Mining Company ("Homestake"), a New York Stock Exchange listed-company. He served as Chairman of Homestake from 1982 and retired from the Chief Executive Officer position in May 1986, remaining as Chairman. Over the course of his career, Mr. Conger has been involved in gold, silver, lead, zinc, uranium, sulfur, coal, iron ore and copper mining. He has been extensively involved in numerous major project developments, with both on-site and broader supervisory responsibility, including the expansion, at a cost of $170 million, of an iron ore mine to 25 million tons of material mined per year, greenfield development of a large surface coal mine moving 20 million tonnes per year at a cost of $165 million, and development of a new gold mine with new technology at a cost of $165 million. Mr. Conger is a former Chairman of the American Mining Congress, the World Gold Council and is a member of the National Academy of Engineering. He currently serves on the boards of directors of ASA Limited, a closed-end portfolio of gold stocks listed on the New York Stock Exchange, and Pacific Gas and Electric Company (PG&E), a San Francisco based utility company. He recently retired from Baker Hughes Inc., an oil and mining services company based in Houston, Texas under their ten year tenure rule; and Cal Mat Company of Los Angeles, an integrated producer of cement, construction aggregates, pre-mixed concrete and asphalt mixes, and real estate developer. Mr. Conger retired as Chairman of Homestake in February of 1997.

  Eduardo S. Elsztain. Mr. Elsztain has been a director of the Company since its inception in March of 1996 and until the Offerings was a director of Apex LDC. He is also a director of, and an indirect shareholder in, Silver Holdings. See "Principal Shareholders". Mr. Elsztain is the founder of Consultores Asset Management S.A. ("Consultores"), a leading securities portfolio management firm in Buenos Aires, Argentina formerly known as Consultores de Inversiones Bursatiles y Financiera S.A. He has served as the President of Consultores since 1989. Mr. Elsztain is currently the Chairman of the board of directors of IRSA Inversiones y Representaciones S.A., an Argentine real estate company listed on the Buenos Aires stock exchange, the New York Stock Exchange and the Mexico Stock Exchange. He is also the Chairman of the board of directors of Cresud S.A.C.I.F. y A. and of SAMAP Sociedad Anonima Mercado de Abasto Proveedor, companies listed on the Buenos Aires Stock Exchange. Mr. Elsztain studied Economics at the University of Buenos Aires.

  David Sean Hanna. Mr. Hanna has been a director of the Company since its inception in March of 1996 and until the Offerings was a director of Apex LDC. See "Principal Shareholders" and "Certain Transactions". Mr. Hanna is a specialist in corporate law with the Bahamas law firm of Arthur D. Hanna & Co., of which he is a Partner. Mr. Hanna is also a director of each of (i) Andean, (ii) ASC Peru, (iii) ASC Partners and (iv) Cordilleras Bahamas. He is also a director of two shareholders of the Company, Litani Capital Management LDC ("Litani") and Consolidated Commodities, Ltd. ("Consolidated"). See "Corporate Structure". Mr. Hanna was called to the Bar of England and Wales in 1983. He holds an LLB (Honours) from the University of Buckingham, England.

  Ove Hoegh. Mr. Hoegh has been a director of the Company since April of 1997. A member of the board of directors until July of 1997 of Leif Hoegh & Co. A/S, a family owned shipping business with more than $1 billion in assets, Mr. Hoegh has more than 30 years of experience in the international shipping industry. Mr. Hoegh began his career in commercial fishing, and joined the board of directors of Leif Hoegh & Co. in 1966. From 1970 to 1982, he served as Chief Operating Officer and Chief Executive Officer of Leif Hoegh & Co. Since 1982, he has served as the senior partner of Hoegh Invest, a family investment company with a diversified portfolio of technology, oil and gas and real estate holdings. In addition, Mr. Hoegh served for eight years as a member of the board of directors and executive committee of Brown Boveri (Norway), and also has served on the shareholders' councils of Esso Norway, Den Norske Creditbank, and Det Norske Veritas. A member of the board of the Energy Policy Foundation of Norway, Mr. Hoegh is a former member of the steering committee of the International Maritime Industry Forum, a former Vice Chairman of the executive committee of the Independent Tanker Owners' Association, and served for five years as a member of the Harvard Business School Visiting Committee. Mr. Hoegh is a graduate of the Royal Norwegian Naval Academy and holds an M.B.A. from Harvard University.

  Keith R. Hulley. Mr. Hulley has been a director of the Company since April of 1997 and, upon consummation of the Offerings, will become a director of Apex LDC. A mining engineer with more than 30 years experience, Mr. Hulley has served as the Executive Vice President and Chief Operating Officer of Apex Corporation since its formation in October of 1996. From early 1991 until he joined the Company, he served as a member of the board of directors and the Director of Operations at Western Mining Holdings Limited Corporation ("Western Mining"), a publicly-traded international nickel, gold and copper producer. At Western Mining, Mr. Hulley's responsibilities included supervising on a global basis strategic planning, mine production, concentrating, smelting, refining and sales. During this period, Western Mining produced on an annual basis approximately 90,000 tonnes of nickel, 700,000 ounces of gold, 80,000 tonnes of refined copper and 1,500 tonnes of uranium oxide. Mr. Hulley also supervised the development and operation of Western Mining's Mount Keith open-pit nickel mine, a $450 million mining project. Prior to joining Western Mining, Mr. Hulley was the President, Chief Executive Officer and Chairman of the board of directors of USMX Inc., a publicly-traded precious-metals exploration company. Mr. Hulley has also served as the President of the minerals division and Senior Vice President for Operations of Atlas Corporation, where he was in charge of mining exploration, development and production. Previously he was Vice President of Mining and Development of the U.S. division of BP Minerals, Inc. Over the course of his career, Mr. Hulley has worked as a miner and shift supervisor in the gold mines of South Africa, Mine Operation Superintendent of Kennecott Corporation's Bingham Canyon mine which processed 100,000 tonnes of ore per day, and project manager of the early phase of the Ok Tedi exploration and development projects in Papua New Guinea. A member of the American Institute of Mining and Metallurgical Engineers and a Fellow of the Australian Institute of Mining and Metallurgy, Mr. Hulley holds a B.S. in Mining Engineering from the University of Witwatersrand and an M.S. in Mineral Economics from Stanford University.

  Thomas S. Kaplan. Mr. Kaplan has been the Chairman of the board of directors of the Company since its inception in March of 1996 and is a director and was the founder of Apex LDC and its predecessor, Apex Bermuda, which contributed substantially all of its assets to Apex LDC in December of 1994. Mr. Kaplan is a director of Litani LDC and a principal shareholder in Consolidated. Consolidated is a shareholder of Apex Limited, and Litani LDC is a shareholder of both Apex Limited and Apex LDC. See "Principal Shareholders". Mr. Kaplan also serves as a director of each of the Company's subsidiary entities, except for Cordilleras Bahamas, Asgat Mining, Kumushtak Mining and Kumushtak Management Company. For the past ten years, Mr. Kaplan has served as an advisor to private clients, trusts and fund managers in the field of strategic forecasting, an analytical method which seeks to identify and assess global trends in politics and economics and the way in which such trends relate to international financial markets, particularly in the developing markets of Asia, Latin America, the Middle East and Africa. Mr. Kaplan has managed numerous venture capital investments and portfolio investment accounts, and is a principal of several entities specializing in direct and portfolio investments, including Feder Information Services Corporation, Tigris Financial Group Ltd., FMS Partners L.P. and Bridge Capital Group L.P. Mr. Kaplan also serves as a director of African Plantations Corporation LDC, a Cayman Islands limited duration company which owns and operates coffee and tea plantations in eastern and southern Africa. Mr. Kaplan was educated in Switzerland and England and holds B.A., M.A., and D. Phil. degrees in History from the University of Oxford.

  Richard Katz. Mr. Katz has been a director of the Company since April of 1997. An investment banker specializing in international finance, Mr. Katz was a director of N.M. Rothschild & Sons Limited, London, England from 1977 until March 1993, having joined them in 1969; he was also a managing director of Rothschild Italia S.p.A., Milan, Italy from its inception in 1989 until December 1993. Mr. Katz has been a supervisory director of Quantum Fund N.V., a Netherlands Antilles investment fund, or one of its subsidiaries, since 1986. He is also a member of the board of supervisory directors of a number of other investment funds affiliated with Mr. George Soros, including Quasar International Fund N.V. and Quantum Emerging Growth Fund N.V., and is the Chairman of the board of supervisory directors of Quota Fund N.V., and the Chairman of the boards of advisors of Quantum Realty Fund Limited, Asian Infrastructure Development Fund Ltd., and Quantum Industrial Holdings Ltd., an indirect shareholder of the Company. See "Principal Shareholders".

  Paul Soros. Mr. Soros has been a director of the Company since its inception in March of 1996 and, until the Offerings, was a director of Apex LDC. Principally involved in private investment activities during the past five years, Mr. Soros is a director of, and an indirect shareholder in Silver Holdings through his 100% ownership of VDM, Inc. (a shareholder of Silver Holdings). Mr. Soros is a member of the Investment Advisory Committee of Quantum Industrial. Quantum Industrial is the largest shareholder in Silver Holdings. See "Principal Shareholders" and "Certain Transactions". Mr. Soros is involved in the monitoring of the Quantum Group of Fund's shareholding in Companhia Vale do Rio Doce S.A. ("CVRD") of Brazil, its participation in Global Power Investments, L.P., a joint venture with the International Finance Corporation and GE Capital Corporation to develop power projects in emerging economies, serves on the Board of Directors of TVX Gold Inc., and is an active advisor to the Company. Mr. Soros is the founder and former president of Soros Associates, an international engineering firm specializing in port development, offshore terminal and material handling projects for the mining industry and other basic industries. Soros Associates was involved in projects in more than 80 countries, acting on behalf of consortia including USX Corporation, The Broken Hill Proprietary Company Limited, Alcan Aluminium Limited and Aluminum Company of America, and was involved in projects in a majority of the largest mineral ports in the world. Mr. Soros has served on the Review Panel of the President's Office of Science and Technology and the U.S.-Japan Natural Resources Commission. He received the Outstanding Engineering Achievement Award of the National Society of Professional Engineers in 1989. Mr. Soros holds a Masters of Mechanical Engineering degree from the Polytechnic Institute of Brooklyn and is a licensed professional engineer in New York and numerous other states. In addition, he holds several patents in material handling and offshore technology, and is the author of over 100 technical articles.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has established an Audit Committee of its board of directors. The Audit Committee will review the accounting and auditing principles and procedures of the Company with a view to providing for the safeguard of the Company's assets and the reliability of its financial records, recommending to the board of directors the engagement of the Company's independent accountants, reviewing with the independent accountants the plans and results of the auditing engagement, and considering the independence of the Company's accountants. Messrs. Comninos, Katz and Hoegh currently serve on the Audit Committee.

  A Compensation Committee has also been established to review the Company's compensation policies and supervise the Company's Share Option Plans. See "Executive Compensation--Share Option Plans". Messrs. Conger and Soros currently serve on the Compensation Committee.

  The Company's board of directors is divided into three classes designated Class I, Class II and Class III. Each class of directors consists of one-third of the total number of directors constituting the entire board and approximately one-third of the members of the board are elected at each annual meeting of stockholders. The Class I directors are Messrs. Conger, Katz and Comninos; the Class II directors are Messrs. Hulley, Soros and Hoegh; and the Class III directors are Messrs. Kaplan, Elsztain and Hanna. The term of the Class I directors will end on the date of the 1998 annual meeting of stockholders. The term of the Class II directors will end on the date of the 1999 annual meeting of stockholders. The term of the Class III directors will end on the date of the 2000 annual meeting of stockholders. If the number of directors is changed, any increase or decrease in the number of directors will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Each director will hold office until the annual meeting for the year in which his term expires and until his successor shall be elected, subject, however, to his prior death, resignation, retirement or removal from office. Any vacancy occurring in the board for any reason will be filled by a vote of the majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy will hold office for a term that coincides with the term of the class to which such director was elected.

EXECUTIVES AND KEY PERSONNEL

 Apex Corporation

  As discussed above, the Company has no executive officers. The Company has entered into a Management Services Agreement dated as of October 22, 1996, pursuant to which the Company has engaged Apex Corporation to provide a broad range of corporate management and advisory services. See "Certain Transactions".

  Thomas S. Kaplan. Mr. Kaplan serves as the Chairman of the board of directors of the Company and President and Chief Executive Officer of Apex Corporation. See "Management--Directors".

  Keith R. Hulley. Mr. Hulley serves as the Executive Vice President and Chief Operating Officer of Apex Corporation and as a director of Andean Silver Corporation LDC. See "Management--Directors".

  Marcel F. DeGuire. Mr. DeGuire serves as Vice President of Development of Apex Corporation and as a director of Apex Asia. Prior to joining Apex in August of 1996, he served as Vice President of Project Development and Regional Director for the jurisdictions formerly part of the Soviet Union of Newmont Gold Company. During this period, Mr. DeGuire acted as Project Leader of Newmont Gold's Muruntau large scale open pit heap leach gold project in Uzbekistan. This facility processes 37,800 tonnes of ore per day and was built at a cost of $225 million. Mr. DeGuire was directly involved in the joint venture negotiations leading up to the project, the subsequent feasibility studies, completion of construction and the commencement of mining operations. In addition to his work in Central Asia, Mr. DeGuire has been responsible for numerous feasibility analyses, including the Yanacocha gold project in Peru, on behalf of Newmont Mining Corp. During his almost 20 years with Newmont Mining, Mr. DeGuire worked as resident manager of a uranium mine and rose to President of several of Newmont Mining's subsidiaries and became a leading expert in environmental management and mine reclamation, serving as Newmont Mining's Vice President of Environmental Affairs and Research and Development as well as other senior executive positions. Mr. DeGuire is a member of the American Institute of Mining, Metallurgical and Petroleum Engineers, the Canadian Institute of Metallurgy, the Mining and Metallurgical Society of America and has published numerous articles on mineral processing and environmental matters. Mr. DeGuire holds a B.S. in Metallurgical Engineering from Michigan Technological University and M.S. in Metallurgical Engineering from the University of Nevada, Reno.

  Gregory G. Marlier. Mr. Marlier serves as the Vice President of Finance and Chief Financial Officer of Apex Corporation. From August of 1991 until November of 1996, when he joined Apex Corporation, Mr. Marlier was the Treasurer and Chief Financial Officer of Cambior USA, Inc., the mineral resources exploration and development subsidiary of Cambior, Inc., an international mining company based in Montreal, Canada. Mr. Marlier has almost 25 years of mining industry finance experience, serving as Chief Financial Officer and Corporate Secretary of Westmont Mining, Inc. (a predecessor of Cambior USA), Controller and Corporate Secretary of New Castle Energy Corporation and director of administrative services of Dorchester Coal Company. Mr. Marlier has also worked with Northern Coal Company and Consolidation Coal Company (Consol). A member of the Association of Mining Financial Professionals and National Mining Association, Mr. Marlier holds a B.S. in Business Administration and Accounting from John Carroll University, Cleveland, Ohio.

  Dr. Larry J. Buchanan. Dr. Buchanan serves as Chief Geologist to the Company and is a principal advisor to its international operations. Dr. Buchanan is a noted exploration geologist with a reputation as one of the industry's leading experts on epithermal deposits, on which he has written several definitive texts. His analysis of such deposits has given rise to the industry paradigm known as "The Buchanan Model". Dr. Buchanan has published eight geological texts, played a key role in identifying several multi-million ounce gold deposits, and developed implementation programs for numerous currently producing mines. His consulting clients have included Cyprus Minerals Company, FMC Corporation, Total Resources, Inc. and Fischer-Watt Gold Co. Inc. ("Fischer-Watt"). Dr. Buchanan is a shareholder and director of Begeyge Minera Ltda. Dr. Buchanan holds a B.Sc. and an M.Sc. in Geological Engineering and Ph.D in Economic Geology from the Colorado School of Mines.

  Douglas M. Smith, Jr. Mr. Smith serves as Vice President of Exploration for Apex Corporation. Mr. Smith began his career with Minas de San Luis, S.A., where he was District Geologist at the Taylotita mine, one of the largest epithermal silver-gold deposits in the world, and became Chief Geologist at the Company. Prior to joining Apex, Mr. Smith was employed for almost 20 years by ASARCO Incorporated ("ASARCO"), which he joined in 1977. During his tenure at ASARCO, he held numerous positions including Manager of the Rocky Mountain Exploration Division and, most recently, Chief Geologist of the Latin American Exploration Division, where he was responsible for overseeing all aspects of exploration and project evaluation in Spanish-speaking countries of the Americas, including Bolivia, Peru, Chile and Mexico. Mr. Smith left ASARCO in 1997 to join Apex Corporation. Mr. Smith holds a B.S. in Geology from the University of New Mexico.

  Leni S. Berliner. Ms. Berliner serves as Commercial Development Manager for Apex Corporation. Prior to joining the Company in the fall of 1996, Ms. Berliner was the Chief Administrator-South America for Andean, a position she had held since Andean's inception in 1994; prior to the formation of Andean, she represented Andean Bahamas in a similar capacity starting in mid-1993. Before joining the Company, Ms. Berliner was a private sector development analyst and management consultant for ten years devising country investment strategies for, among others, the Inter-American Investment Corporation, the investment arm of the Inter-American Development Bank. Ms. Berliner is a specialist in Latin American business and banking, and has worked extensively throughout the region and in other emerging markets. She holds a B.A. with honors from the University of Massachusetts, Amherst, and an MPIA in Economic and Social Development from, and was a Public Service Fellow at, the University of Pittsburgh.

 Latin America

  Johnny Delgado Achaval. Mr. Delgado serves as the Chief Executive Officer of Andean and as a director of ASC Bolivia. Mr. Delgado has over 30 years experience in the South American mining industry, including 15 years as President, and principal shareholder, of Mintec, one of Bolivia's leading mining consulting firms, and the agent for Andean Silver Corporation LDC since the formation of its Bolivian branch in 1994. Mr. Delgado founded Mintec in 1981. Prior to the formation of Mintec, Mr. Delgado worked with International Mining Company from 1966 to 1981, where he served initially as Chief of Exploration and Project Manager and then as Technical Vice President of its tungsten mining holding company, Estalsa Boliviana S.A. Both before and during his tenure at Mintec, Mr. Delgado was involved in all aspects of international mining, including the direction of major exploration efforts in Bolivia, Peru, Brazil, Ecuador, Argentina and Chile, as well as management of mining operations in Bolivia. Mr. Delgado has taught mining engineering, mining finance and mine geology. He is a member of the Geological Society of Bolivia, the Society of Bolivian Engineers and the Mining Club.

  Felipe de Lucio Pezet. Mr. De Lucio serves as the General Manager of ASC Peru. Mr. de Lucio is a mining engineer with over 30 years experience in the Peruvian mining industry. Over the course of his career, Mr. de Lucio has been the Head of Mining Engineering for Cerro De Pasco Corporation, the Deputy Manager of Operations for the Compania Minera Caylloma S.A., the General Manager of Compania Minera Colquirrumi S.A., the Manager of Operations for Sociedad Minera Austria Duvaz S.A., and the Chief Executive Officer of Hierro Peru, S.A. In addition, he has served on the Board of Directors of Sociedad Minera Austria Duvaz S.A., the Corporacion Financiera de Desarrollo, S.A., Hierro Peru S.A., Banco Minero del Peru, S.A., Compania Mercantil de Industrial Inga and Empresa Minera del Centro del Peru. In 1990, Mr. de Lucio served on the Advisory Committee to the Minister of Energy and Mines and acted as the head of the council responsible for the design and implementation of the Government of Peru's Mining Development Plan. Mr. de Lucio is a former President of the Mining Engineers' Association. He holds mining and engineering degrees from National University of Engineering in Lima, as well as the University of Arizona and the Michigan Technological University.

  Jon Gelvin. Mr. Gelvin serves as Manager of Cordilleras Mexico and as Chief Geologist for Cordilleras Mexico, Cordilleras Bahamas and Cordilleras Honduras. Mr. Gelvin is also the Company's chief representative in Central America. Mr. Gelvin has 30 years experience as a professional geologist/engineer and mining exploration consultant in South America and Central America. From 1976 to 1989, Mr. Gelvin served as a mining exploration consultant in all of Central America and South America, with the exception of Uruguay and Paraguay. In 1990, Mr. Gelvin joined Fischer-Watt to supervise a Honduran mining exploration project; he left Fischer-Watt in 1993. He joined Cordilleras Mexico in 1994 as an explorer, and became Chief Geologist for CMZ in January of 1997. Mr. Gelvin is a shareholder and director of Begeyge Minera Ltda. Mr. Gelvin holds a B.Sc. in petroleum engineering from the Colorado School of Mines.

 Asia

  Dekel Golan. Mr. Golan serves as the President and a director of Apex Asia. Mr. Golan is the founder and manager of MADA Holdings and Management Ltd., a limited liability company organized and existing under the laws of Israel, engaged in business development operations, including the promotion of chemicals, mining and agricultural ventures. Mr. Golan served as head of Competitive Intelligence and Business Development for Dead Sea Bromine Group, the world's largest bromine producer and a subsidiary of Israel Chemicals Ltd., Israel's leading mineral exploitation company. Mr. Golan holds a B.Sc. in General Science from the Tel Aviv University.

  Alexander Becker. Mr. Becker serves as Apex Asia's principal advisor with respect to mining exploration, development and production in Kyrgyzstan. Mr. Becker is an experienced geologist with extensive mining experience. Prior to emigrating from Russia to Israel in 1991, where he became a senior scientific researcher for the Ramon Science Center at Ben Gurion University, Mr. Becker served as Geologist in Chief of the Northern Kyrgyzstan Geological Expedition at the Kyrgyzstan Ministry of Geology in Frunze. Mr. Becker has authored numerous papers and reports on Kyrgyzstani geology, with particular regard to the Northern Tien Shan region. He holds an M.Sc. in Geology from the Tomsk State University and a Ph.D. in Geology, specializing in the Northern Tien Shan region, from the Academy of Science in Frunze, Kyrgyzstan.

  Boris Miletsky. Mr. Miletsky serves as Vice President of Apex Asia, and is Apex Asia's principal advisor with respect to mining exploration, development and production in Mongolia. Prior to emigrating from Russia to Israel in 1993, Mr. Miletsky served as the Managing Director of the Russian concern Geologodzevska, the largest geological entity active in Mongolia, and as the Soviet Ministry of Geology's representative to Mongolia. At Geologodzevska, Mr. Miletsky supervised more than 3,000 workers, and served as the company's chief negotiator with the governments of Mongolia and the Russian Federation. Mr. Miletsky played a key role in negotiating Apex Asia's joint venture with Mongolrostvetmet. Mr. Miletsky holds an M.Sc. in Geological and Mineral Sciences from the Academy for the Geological Sciences in Kazakhstan.

                            EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

  Directors do not receive any cash compensation from the Company for serving on the board of directors, although each non-employee director (other than Mr. Conger) received, in April of 1997 options to purchase 6,250 Ordinary Shares at a price of $8.00 per share and each non-employee director (including Mr. Conger) is eligible to receive grants of Options under the Non-employee Director Share Option Plan. See "Share Option Plans--Non-employee Directors Share Option Plan". The Company has agreed to reimburse the directors for all reasonable out-of-pocket costs incurred by them in connection with their services to the Company. Mr. Conger received options to purchase 25,000 Ordinary Shares for certain consulting services performed for the Company and options to purchase 3,125 Ordinary Shares for being a member of the Company's Development Committee, all of which options are exercisable at a price of $8.00 per share. The options for the 25,000 Ordinary Shares vest ratably over four years with the first tranche vesting in October 1996.

COMPENSATION OF OFFICERS

  The following table sets forth certain information with respect to the annual compensation paid by the Company during the fiscal year ended December 31, 1996 to the Chief Executive Officer of Apex Corporation and the four other most highly compensated executive officers and certain other officers of the
Company:

                                       ANNUAL       LONG-TERM
                                    COMPENSATION   COMPENSATION
                                  ---------------- ------------
                                                    SECURITIES
                                                    UNDERLYING   ALL OTHER
  NAME AND PRINCIPAL POSITION      SALARY   BONUS    OPTIONS    COMPENSATION
  ---------------------------     -------- ------- ------------ ------------
Thomas S. Kaplan................  $120,625     --        --           --
 Chairman and Chief Executive
 Officer, Apex Corporation (1)
Keith R. Hulley.................    56,250     --    125,000      $93,167
 Executive Vice President and
 Chief Operating Officer, Apex
 Corporation(2)
Marcel F. DeGuire...............    67,500     --     62,500          --
 Vice President of Development,
 Apex Corporation(3)
Gregory G. Marlier..............    20,833     --     31,250          --
 Vice President of Finance and
 Chief Financial Officer, Apex
 Corporation(4)
Douglas M. Smith Jr. ...........       --      --        --           --
 Vice President of Exploration,
 Apex Corporation(5)
Johnny Delgado Achaval..........    25,000     --        --           --
 Chief Executive Officer, Andean
 ASC (6)
Dekel Golan.....................   120,000     --        --           --
 President, Apex Asia(7)
Larry J. Buchanan...............    70,700 $10,000    37,500          --
 Chief Geologist, Apex
 Corporation
Leni S. Berliner................    80,000   5,000       --           --
 Manager Commercial Development,
 Apex Corporation(8)
Felipe de Lucio Pezet
 Manager ASC Peru(9)............    66,000   7,500       --           --
Kerry A. McDonald...............    76,000     --        --           --
 Manager, Cordilleras Mexico(10)

--------
(1) Effective April 1, 1997, Mr. Kaplan's annual base salary is $240,000.
(2) Mr. Hulley joined the Apex group of companies on October 1, 1996. His annual base salary is $225,000. The $93,167 of other compensation was for taxable moving expenses and tax reimbursement.
(3) Mr. DeGuire joined the Apex group of companies on August 19, 1996. His annual base salary is $180,000.
(4) Mr. Marlier joined Apex Corporation on November 1, 1996. His annual base salary is $125,000.

(5) Mr. Smith joined Apex Corporation on March 7, 1997. His annual base salary is $120,000.
(6) Mr. Delgado Achaval joined Andean on November 1, 1996. His annual base salary is $125,000. He also receives an additional $25,000 in annual compensation in lieu of Company benefits.
(7) Mr. Golan has served as the President of Apex Asia since December 21, 1994. His annual base salary is $120,000. Mr. Golan is also compensated for his services to the Company through payments to two companies that he owns or otherwise controls (i) Mada Limited, and (ii) MADA Holdings & Management Ltd.
(8) On January 1, 1997, Ms. Berliner became Manager of Commercial Development for Apex Corporation. Her annual base salary is $80,000.
(9) Mr. de Lucio Pezet joined ASC Peru on March 6, 1995. His annual base salary is $72,000.
(10) Mr. McDonald resigned from his position as Manager of Cordilleras Honduras in April of 1997. Currently, Mr. McDonald serves as a consultant to the Company's subsidiaries in Mexico.

  The following table contains further information concerning the share options grants made to each of the officers of Apex Corporation during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED
                                                                         ANNUAL RATES OF
                                                                           SHARE PRICE
                                                                        APPRECIATION FOR
                                      INDIVIDUAL GRANTS                  OPTION TERM(4)
                         -------------------------------------------- ---------------------
                                    % OF TOTAL
                         NUMBER OF   OPTIONS
                         SECURITIES GRANTED TO
                         UNDERLYING EMPLOYEES  EXERCISE OR
                          OPTIONS   IN FISCAL  BASE PRICE  EXPIRATION
                         GRANTED(1)  YEAR(2)    ($/SH)(3)     DATE       5%         10%
                         ---------- ---------- ----------- ---------- --------- -----------
Keith R. Hulley.........  125,000     44.44%      $8.00      9/2/06   $ 628,895 $ 1,593,742
Marcel F. DeGuire.......   62,500     22.22        8.00      8/5/06     314,447     796,871
Gregory G. Marlier......   31,250     11.11        8.00     10/2/06     157,224     398,436
Larry J. Buchanan.......   37,500     13.33        8.00      9/1/06     188,668     478,123

--------
(1) All options granted in 1996, except for those granted to Dr. Buchanan, vest ratably over four years, with the first tranche vesting on the date of grant. The options granted to Dr. Buchanan vest ratably over three years, with the first tranche vesting on the date of grant.
(2) Based on 281,250 options granted to employees in fiscal 1996.
(3) All share options were granted with exercise prices of $8.00 per share.
(4) These amounts are based on compounded annual rates of share price appreciation of five and ten percent over the 10-year term of the options, as mandated by rules of the Securities and Exchange Commission, and are not indicative of expected share price performance. Actual gains, if any, on share option exercises are dependent on future performance of the overall market conditions, as well as the option holders' continued employment throughout the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                          SHARES
                         ACQUIRED                  NUMBER OF                 VALUE OF
                            ON     VALUE     SECURITIES UNDERLYING          UNEXERCISED
                         EXERCISE REALIZED  UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS
NAME                       (#)      ($)        FISCAL YEAR-END         AT FISCAL YEAR-END *
----                     -------- -------- ------------------------- -------------------------
                                           EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
Keith R. Hulley.........   --       --       31,250       93,750          --           --
Marcel F. DeGuire.......   --       --       15,625       46,875          --           --
Gregory G. Marlier......   --       --        7,813       23,437          --           --
Larry J. Buchanan.......   --       --       12,500       25,000          --           --

--------
* Computed based upon a fair market value of $8.00 per share on December 31, 1996 as determined by the Company.

EMPLOYMENT AGREEMENTS

  The Company and Keith Hulley, a director of the Company, entered into an agreement on September 2, 1996 with respect to Mr. Hulley's employment as Executive Vice President and Chief Operating Officer of Apex Corporation. Pursuant to such employment agreement, the Company, through Apex Corporation, will pay Mr. Hulley an annual salary of $225,000, plus a performance-based bonus starting in 1998. In addition, the employment agreement provides that Mr. Hulley is eligible to participate in the Company's and Apex Corporation's employee benefit plans, including the Employee Share Option Plan pursuant to which Mr. Hulley received options to purchase 125,000 Ordinary Shares. Twenty-five percent of the options vested on appointment, the remaining 75 percent vest over the three-year period ending September 2, 1999 at a rate of 25 percent per annum. The employment agreement, which may be terminated for cause by the Company at any time, contains a severance arrangement that entitles Mr. Hulley to receive his existing salary and all benefits for one year from the date of termination if he is terminated, other than for cause, at any time within three years from the date of the employment agreement. The employment agreement also contains a non-compete covenant with a term of two years after the termination of Mr. Hulley's employment.

  Marcel DeGuire, Vice President of Project Development of Apex Corporation, and the Company entered into an employment agreement on August 1, 1996. Pursuant to such employment agreement the Company, through Apex Corporation, will pay Mr. DeGuire an annual salary of $180,000. In addition, the employment agreement provides that Mr. DeGuire is eligible to participate in the Company's employee benefit plans, including the Employee Share Option Plan pursuant to which Mr. DeGuire received options to purchase 62,500 Ordinary Shares. Twenty-five percent of the options vested on appointment, the remaining 75 percent vest over the three-year period ending August 1, 1999 at a rate of 25 percent per annum. The employment agreement, which may be terminated for cause by the Company at any time, contains a severance arrangement that entitles Mr. DeGuire to receive his existing salary and all benefits for one year from the date of termination if he is terminated, other than for cause, at any time within three years from the date of the employment agreement. The employment agreement also contains a non-compete covenant with a term of two years after the termination of Mr. DeGuire's employment.

  Gregory Marlier, Vice President of Finance and Chief Financial Officer of Apex Corporation, and the Company entered into an employment agreement on October 2, 1996. Pursuant to such employment agreement the Company, through Apex Corporation, will pay Mr. Marlier an annual salary of $125,000, plus a performance-based bonus starting in 1998. In addition, the employment agreement provides that Mr. Marlier is eligible to participate in the Company's employee benefit plans, including the Employee Share Option Plan pursuant to which Mr. Marlier received options to purchase 31,250

Ordinary Shares. Twenty-five percent of the options vested on appointment, the remaining 75 percent vest over the three-year period ending July 24, 1999 at a rate of 25 percent per annum. The employment agreement, which may be terminated for cause by the Company at any time, contains a severance arrangement which entitles Mr. Marlier to receive his existing salary and all benefits for one year from the date of termination if he is terminated, other than for cause, at any time within three years from the date of the employment agreement. The employment agreement also contains a non-compete covenant with a term of two years after the termination of Mr. Marlier's employment.

  Douglas Smith, Vice President of Exploration of Apex Corporation, and the Company entered into an employment agreement on January 23, 1997. Pursuant to such employment agreement the Company, through Apex Corporation, will pay Mr. Smith an annual salary of $120,000. In addition, the employment agreement provides that Mr. Smith is eligible to participate in the Company's employee benefit plans, including the Employee Share Option Plan pursuant to which Mr. Smith received options to purchase 31,250 Ordinary Shares. Twenty-five percent of the options vested on appointment, the remaining 75 percent vest over the three-year period ending January 23, 2000 at a rate of 25 percent per annum. The employment agreement also contains a confidentiality covenant with a term of two years after the termination of Mr. Smith's employment.

SHARE OPTION PLANS

  The Company has established two Share option plans; one for officers, employees, consultants and agents of the Company and its subsidiaries, the other for non-employee directors of the Company.

 Employee Share Option Plan

  The Company has established a share option plan for officers, employees, consultants and agents of the Company and its subsidiaries (the "Employee Share Option Plan"). The Employee Share Option Plan provides for the grant of Ordinary Share options (including incentive Ordinary Share options as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended, (the "Code")), Ordinary Share appreciation rights and other Share awards (including restricted Ordinary Share awards, contingent Ordinary Share awards and dividend or equivalent Ordinary Share awards) (collectively "Awards"). The total number of options outstanding at any time cannot exceed ten percent of the number of Ordinary Shares outstanding from time to time. Options granted under the Employee Share Option Plan are non-assignable and exist for a term, not to exceed ten years, fixed by the Compensation Committee of the board of directors of the Company (the "Committee"). The exercise price of options granted on or before the date of the Offerings is $8.00 per share. The exercise price of options granted after the date of the Offerings is determined by the Committee at the time the option is granted; provided that the exercise price shall not be less than 100 percent of the fair market value of the share on the date of the grant. In the case of an incentive share option granted to an employee owning (actually or constructively under Section 422(d) of the Code), more than ten percent of the total combined voting power of all classes of Ordinary Shares of the Company, the price of any such option shall not be less than 110 percent of the fair market value of the Ordinary Shares on the date of grant. The aggregate fair market value (determined at the time the incentive share options are granted) of the Ordinary Shares with respect to which incentive share options are exercisable for the first time by any optionee during any calendar year under all plans of the Company shall not exceed $100,000. Awards may be granted by the Committee on such terms, including vesting schedules, price, restriction or option period, dividend rights, post-retirement and termination rights, and payment forms as they deem appropriate. Unless terminated by the board of directors, the Employee Share Option Plan continues until August 1, 2006.

  Options grants made under the Employee Share Option Plan provide that in the event of a Change in Control (as defined in the Employee Share Option Plan), the options whether or not currently vested and exercisable, shall become immediately vested and exercisable as of the effective date of the Change of Control.

  Under the Employee Share Option Plan, as of the date hereof, options to purchase an aggregate of 415,000 Ordinary Shares are outstanding. All such options are exercisable at a price of $8.00 per share. See "Principal Shareholders".

 Non-Employee Director Share Option Plan

  The Company has established, a share option plan for non-employee directors of the Company (the "Non-employee Director Share Option Plan"). The total number of options outstanding at any time cannot exceed five percent of the number of Ordinary Shares outstanding from time to time. Options granted under the Non-employee Director Share Option Plan are non-assignable (except for approved assignments to immediate family members) and expire at the earlier of
(i) ten years after the date of the grant of the option or (ii) one year after the director ceases to be a director of the Company. Options shall have an exercise price of 100 percent of the Fair Market Value (as defined in the Non-employee Director Share Option Plan) of the Ordinary Shares on the date of the grant. The Non-employee Director Share Option Plan provides for the automatic grant of (i) an option to purchase the number of Ordinary Shares equal to $50,000 divided by the Fair Market Value of the Ordinary Shares on the date of the grant to each non-employee director at the effective date of their initial election to the board of directors and, (ii) an option to purchase the number of Ordinary Shares equal to $50,000 divided by the Fair Market Value of the Ordinary Shares on the date of the grant at the close of business of each annual meeting of the shareholders of the Company.

  No options have been granted under the Non-employee Director Share Option Plan. However, non-employee directors have received options pursuant to individual grants. See "Principal Shareholders".

OTHER PLANS

  In 1997, Apex Corporation instituted a 401(k) Plan for its U.S. employees. Apex Corporation makes monthly contributions to this 401(k) Plan, and currently matches 50 percent of each employee's contribution up to an employee contribution of six percent of base salary. Employees vest in the company's contribution at 50 percent after one year of service and 100 percent after two years of service. Although the Company does not currently have a formal bonus or incentive plan for any of its employees, it anticipates instituting a bonus plan in the future.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Ordinary Shares by (i) each person known by the Company to beneficially hold five percent or more of the outstanding Ordinary Shares, (ii) each director of Apex Limited, (iii) each executive officer of the Company named in the table set forth under "Executive Compensation-- Compensation of Officers", and (iv) all executive officers and directors as a group. All Ordinary Share numbers set forth in the table have been rounded up to the nearest whole number. Except as otherwise noted, the Company believes that all of the persons and groups shown below, based on information furnished by such owners, have sole voting and investment power with respect to the shares indicated. See "Certain Transactions".

                                                                            BENEFICIAL OWNERSHIP
                           BENEFICIAL OWNERSHIP                                    AFTER               PRO FORMA
                          PRIOR TO THE OFFERINGS         AS ADJUSTED(1)       THE OFFERINGS(2)      AS ADJUSTED(3)
                          --------------------------- --------------------- -------------------- ---------------------
                            NUMBER      PERCENTAGE      NUMBER   PERCENTAGE  NUMBER   PERCENTAGE   NUMBER   PERCENTAGE
                          ------------- ------------- ---------- ---------- --------- ---------- ---------- ----------
DIRECTORS, OFFICERS AND
 5% SHAREHOLDERS(4)
Silver Holdings(5)......              1           *    6,297,321   30.45%           1       *     6,297,321   21.22%
Moore Global Investments
 Ltd./Remington
 Investment Strategies,
 L.P.(6)................        937,500        6.89%     937,500    4.53%   2,037,500    9.01%    2,037,500    6.88%
C.A. Delaney Capital
 Management Limited(7)..        750,000        5.51%     750,000    3.63%     750,000    3.32%      750,000    2.53%
Leni S. Berliner(8).....         27,346           *       27,346       *       27,346       *        27,346       *
Larry J. Buchanan(9)....         50,000           *       50,000       *       50,000       *        50,000       *
Michael Comninos(10)....          6,250           *        6,250                6,250       *         6,250       *
Harry S. Conger(11).....         15,625           *       15,625       *       15,625       *        15,625       *
Marcel F. DeGuire(12)...         31,250           *       31,250       *       31,250       *        31,250       *
Johnny Delgado
 Achaval(13)............        407,091        2.99%     394,591    1.97%     394,591    1.80%      394,591    1.37%
Felipe de Lucio
 Pezet(14)..............         27,346           *       27,346       *       27,346       *        27,346       *
Eduardo S.
 Elsztain(15)...........         31,250           *    6,328,571   30.60%      31,250       *     6,328,571   21.32%
Dekel Golan(16).........         52,346           *       52,346       *       52,346       *        52,346       *
David Sean Hanna(17)....          6,250           *        6,250       *        6,250       *         6,250       *
Ove Hoegh(18)...........          6,250           *        6,250       *        6,250       *         6,250       *
Keith R. Hulley(19).....         62,500           *       62,500       *       62,500       *        62,500       *
Thomas S. Kaplan(20)....      6,674,979       49.08%   6,674,979   32.28%   6,674,979   29.53%    6,674,979   22.49%
Richard Katz(21)........          6,250           *        6,250       *        6,250       *         6,250       *
Gregory G. Marlier(22)..         15,626           *       15,626       *       15,626       *        15,626       *
Kerry A. McDonald(23)...         31,250           *       31,250       *       31,250       *        31,250       *
Douglas M. Smith(24)....          7,813           *        7,813       *        7,813       *         7,813       *
Paul Soros(25)..........          6,250           *    6,303,571   30.48%       6,250       *     6,303,571   21.24%
DIRECTORS AND OFFICERS
 AS A GROUP.............      7,465,672       54.02%  13,762,993   65.86%   7,465,672   32.72%   13,762,993   46.03%

-------
   *The percentage of Ordinary Shares beneficially owned is less than 1%.
 (1) Adjusted as if Ordinary Shares were issued in exchange for all shares of Apex LDC owned by the Minority Shareholders, on a one-for-one basis, pursuant to the terms of the Buy-Sell Agreement. See "Certain Transactions".
 (2) Reflects the sale of Shares in the Offerings (assuming no exercise of the U.S. Underwriters and International Underwriters over-allotment options and, except for the purchase by the Concurrent Purchaser of the maximum 1,100,000 Ordinary Shares in the Concurrent Offering, no purchase of Shares by any existing shareholder of the Company). See "Concurrent Offering". Prior to the filing of the Registration Statement, the Company did not make offers to or solicit indications of interest from any officers, directors or affiliates of the Company with respect to the Ordinary Shares to be sold in the Concurrent Offering.
 (3) Adjusted as if Ordinary Shares were issued in exchange for all of the shares of Apex LDC owned by the Minority Shareholders, pursuant to the terms of the Buy-Sell Agreement.

 (4) Unless otherwise specified, the address for directors and officers of the Company is 1700 Lincoln Street, Suite 3050, Denver, Colorado 80203, U.S.A.
 (5) The address for Silver Holdings is Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. Quantum Industrial Partners LDC ("Quantum Industrial"), an exempted limited duration company formed under the laws of the Cayman Islands is a 50 percent shareholder in Silver Holdings LDC ("Silver Holdings"), an exempted limited duration company formed under the laws of the Cayman Islands, the registered owner of 6,297,320 shares of Apex LDC. QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and is vested with investment discretion with respect to portfolio assets held for the account of Quantum Industrial. The sole general partner of QIHMI is QIH Management, Inc. ("QIH Management"), a corporation formed under the laws of the State of Delaware. Mr. George Soros, the sole shareholder of QIH Management, has entered into an agreement with Soros Fund Management LLC ("SFM LLC"), a limited liability company formed under the laws of the State of Delaware, pursuant to which Mr. George Soros has, among other things, agreed to use his best efforts to cause QIH Management to act at the direction of SFM LLC (the "QIP Contract"). Mr. George Soros is Chairman of SFM LLC, and as a result of such position and the QIP Contract, may be deemed the beneficial owner of shares held for the account of Quantum Industrial. Mr. Stanley F. Druckenmiller, the Lead Portfolio Manager of SFM LLC, by virtue of such position and the QIP Contract, also may be deemed the beneficial owner of shares held for the account of Quantum Industrial. Mr. Eduardo Elsztain is the Chairman and majority shareholder of Consultores Asset Management, S.A. Emerging Dolphin Limited is a private, open-end investment fund formed under the laws of the Isle of Man. It is managed by Consultores Management Company (Isle of Man) Limited, a wholly-owned subsidiary of Consultores Asset Management, S.A., and holds a 26.5 percent interest in Silver Holdings. Consultores Asset Management, S.A. owns a one percent interest in Silver Holdings. Geosor Corporation ("Geosor"), a corporation formed under the laws of the State of New York which is wholly-owned by Mr. George Soros, is a 15 percent shareholder of Silver Holdings. VDM, Inc. which is wholly owned by Paul Soros, holds a five percent interest in Silver Holdings. See "Certain Transactions".
 (6) Assumes the purchase of the maximum 1,100,000 Ordinary Shares in the Concurrent Offering. See "Concurrent Offering." The address is 1251 Avenue of the Americas, 53rd Floor, New York, New York 10020. Moore Capital Management, Inc., a Connecticut corporation, is vested with investment discretion with respect to portfolio assets held for the account of Moore Global Investments, Ltd. ("MGI"). Moore Capital Advisors, L.L.C., a New York limited liability company, is the sole general partner of Remington Investment Strategies, L.P. ("Remington"). Mr. Louis M. Bacon is the majority shareholder of Moore Capital Management, Inc. and is the majority equity holder of Moore Capital Advisors, L.L.C. As a result, Mr. Bacon may be deemed to be the indirect beneficial owner of the aggregate 937,500 shares held by MGI and Remington.
 (7) The address of C.A. Delaney Capital Management Limited ("C.A. Delaney") is 161 Bay Street, Suite 5100, Toronto, Ontario M5J251. C.A. Delaney serves as an agent on behalf of Spectrum United Canadian Growth Fund, the beneficial owners of 750,000 Ordinary Shares.
 (8) Ms. Berliner is the registered owner of 25,000 Ordinary Shares and has vested options to purchase 2,346 Ordinary Shares pursuant to the Employee Share Option Plan.
 (9) Dr. Buchanan is the registered owner of 25,000 Ordinary Shares of the Company. Pursuant to the Employee Share Option Plan, Dr. Buchanan has vested options to purchase 25,000 Ordinary Shares.
(10) Mr. Comninos is a director of the Company and has received, pursuant to a grant as of April 10, 1997, vested options to purchase 6,250 Ordinary Shares as compensation for becoming a director of the Company.
(11) Pursuant to a grant as of October 8, 1996 and a grant as of April 10, 1997, Mr. Conger has been granted vested options to purchase 15,625 Ordinary Shares.
(12) Mr. DeGuire has been granted vested options to purchase 31,250 Ordinary Shares pursuant to the Employee Share Option Plan.
(13) Mr. Delgado Achaval is the registered owner of 113,595 Ordinary Shares and has vested options to purchase 12,500 Ordinary Shares and options to purchase 12,500 Ordinary Shares which vest on

   January 17, 1998 pursuant to the Employee Share Option Plan. In addition, Mr. Delgado Achaval has voting and dispositive control with respect to 268,496 Ordinary Shares of the Company owned by Mineria Tecnica Consultores, S.A.
(14) Mr. de Lucio Pezet is the registered owner of 25,000 Ordinary Shares of the Company and has vested options to purchase 2,346 Ordinary Shares pursuant to the Employee Share Option Plan.
(15) Mr. Elsztain, a director of the Company, is the registered owner of 25,000 Ordinary Shares. Pursuant to a grant as of April 10, 1997, Mr. Elsztain has vested options to purchase 6,250 Ordinary Shares of the Company. Mr. Elsztain also serves as a director of Silver Holdings, the registered owner of 6,297,320 shares of Apex LDC which Ordinary Shares are included in the table. The inclusion of such Ordinary Shares shall not be deemed an admission that such individual is the beneficial owner of such Ordinary Shares. He is the Chairman and majority shareholder of Consultores Asset Management, S.A. which is a one percent shareholder of Silver Holdings and the sole owner of Consultores Management Company (Isle of Man) Limited ("Consultores Management"). Consultores Management is the manager of Emerging Dolphin Limited, a private open-end investment fund formed under the laws of the Isle of Man which owns 26.5 percent of Silver Holdings.
(16) Mr. Golan has voting and dispositive control of Mada Limited which is the registered owner of 50,000 Ordinary Shares. Mr. Golan has vested options to purchase 2,346 Ordinary Shares pursuant to the Employee Share Option Plan.
(17) Mr. Hanna is a director of the Company and has received, pursuant to a grant as of April 10, 1997, vested options to purchase 6,250 Ordinary Shares of the Company.
(18) Mr. Hoegh is a director of the Company and has received, pursuant to a grant as of April 10, 1997, options to purchase 6,250 Ordinary Shares of the Company.
(19) Mr. Hulley has been granted vested options to purchase 62,500 Ordinary Shares pursuant to the Employee Share Option Plan.
(20) Pursuant to Voting Trust Agreements, Mr. Kaplan has voting and dispositive control with respect to 2,739,154 shares of the Company owned by Argentum LLC and 3,935,825 shares of the Company owned by Consolidated Commodities, Ltd.
(21) Mr. Katz is a director of the Company and has received, pursuant to a grant as of April 10, 1997, vested options to purchase 6,250 shares of the Company.
(22) Mr. Marlier has vested options to acquire 15,626 Ordinary Shares pursuant to the Employee Share Option Plan.
(23) Mr. McDonald is the indirect owner of 31,250 shares of the Company through Celtic Group Ltd., an international business corporation organized under the laws of the British Virgin Islands.
(24) Mr. Smith has vested options to acquire 7,812.50 Ordinary Shares pursuant to the Employee Share Option Plan.
(25) Mr. Soros is a director of the Company and has received, pursuant to a grant as of April 10, 1997, options to purchase 6,250 shares of the Company. Mr. Soros is also a director and indirect five percent shareholder of Silver Holdings (through his 100% ownership of VDM, Inc., a five percent shareholder of Silver Holdings), which is the registered owner of 6,297,320 shares of Apex LDC which Ordinary Shares included in the table. The inclusion of such Ordinary Shares shall not be deemed an admission that such individual is the beneficial owner of such Ordinary Shares. He also serves on the Investment Advisory Committee of Quantum Industrial, a 50 percent shareholder of Silver Holdings.

                             CERTAIN TRANSACTIONS

  In December of 1994, Silver Holdings formed by (i) Quantum Industrial Partners LDC, (ii) Geosor Corporation, (iii) VDM, Inc. (iv) entities affiliated with Mr. Elsztain, and (v) Jack Nash, purchased a 75 percent interest in Apex LDC in exchange for a $10 million demand note (the "Note") payable to Apex LDC. Upon Silver Holdings' investment, Mr. Paul Soros and Mr. Elsztain were appointed to Apex LDC's board of directors. As part of this investment, and in consideration of introducing the principals of the Company and Silver Holdings to each other, Litani Capital Management Ltd. ("Litani Ltd."), an international business company formed under the laws of the Bahamas, was granted an option to purchase 35 percent of the issued and outstanding shares of Apex LDC from Silver Holdings for an amount equal to Silver Holdings' initial purchase price for such shares, plus interest thereon calculated at an annual rate of 20 percent.

  In connection with the investment by Silver Holdings, Apex LDC agreed to pay Tigris Financial Group Ltd. ("Tigris"), a corporation formed under the laws of the State of Delaware, an annual advisory fee of $75,000, plus expenses, in consideration for Mr. Kaplan's services to Apex LDC and its subsidiaries. Mr. Kaplan is the sole shareholder of Tigris. This consulting arrangement was terminated at the end of the first quarter of 1997, following the formation of Apex Corporation. In addition, Apex LDC agreed to pay Litani Ltd. an annual advisory fee of $45,000, plus expenses, in consideration for Litani Ltd.'s services to Apex LDC and its subsidiaries. The right to this fee was subsequently assigned to LCM Holdings LDC, a limited duration company formed under the laws of the Bahamas ("LCM Holdings LDC"). This consulting arrangement was terminated at the end of the first quarter of 1997.

  In the first half of 1995, Litani LDC succeeded to Litani Ltd.'s contract rights with respect to Apex LDC, including the option, but excluding LCM Holdings LDC's advisory fee. In July of 1995, Litani LDC completed the sale, in a Private Placement, of 30 percent of its shares to accredited investors (representing an approximately 10.5 percent beneficial economic interest in Apex LDC) for approximately $6 million. In early August of 1995, Litani LDC exercised its option to acquire from Silver Holdings 35 percent of the issued and outstanding shares of Apex LDC for a price equal to approximately $5,250,000. Substantially all of Litani LDC's assets consisted of its shares of Apex LDC.

  In January of 1996, the Company delivered to Silver Holdings a capital call for the amount of the outstanding balance due on the Note. Silver Holdings made its final payment under the Note, in the amount of just over $2.9 million, effective as of January 31, 1996.

  In the first four months of 1996, Apex LDC was restructured in order to facilitate the 1996 Private Placement which was completed effective August 6, 1996. As part of this restructuring, Apex Limited was formed to serve as the majority shareholder of Apex LDC. Apex LDC also formed ASM Holdings Limited ("ASM Holdings"), an exempted limited liability company organized and existing under the laws of the Cayman Islands, and Apex Partners in order to facilitate the purchase of minority interests in certain of Apex LDC's subsidiaries from five officers of Apex Corporation. Apex Partners subsequently acquired a one percent interest in each of Apex Asia, Cordillera Minera de Zacatecas, Cordilleras Honduras, Andean and ASC Partners. The Company also purchased certain minority profit interests in Honduran and Mexican properties from the individual who had represented the Company in connection with the initial acquisition of such properties.

  As part of the 1996 Private Placement, 4,256,700 shares of the Company were sold at a price of US $8.00 per Ordinary Shares to accredited investors. The gross proceeds from the 1996 Private Placement were $34,053,600. The Private Placement agents for the sale included Salomon Brothers Inc and S.G. Warburg & Co. Inc. In connection with the 1996 Private Placement, Consolidated contributed its 25 percent interest in Apex LDC to the Company in exchange for 3,935,825 Ordinary Shares (approximately 30% of the Ordinary Shares outstanding at such time, or 20%, assuming the issuance of the 7,077,007 Ordinary Shares reserved for issuance pursuant to the Buy-Sell Agreement), and approximately 84 percent of the shareholders of Litani LDC exchanged their interests in Apex LDC in exchange for 4,730,468 Ordinary Shares (approximately 36% of the Ordinary Shares outstanding at such time, or 23% assuming the issuance of the 7,077,007 Ordinary Shares reserved for issuance pursuant to the Buy-Sell Agreement).

  Further in connection with the 1996 Private Placement, Apex LDC, the Company and the other beneficial owners of Apex LDC entered into a Buy-Sell Agreement dated as of August 6, 1996 (the Buy-Sell Agreement"). Pursuant to the terms of the Buy-Sell Agreement, upon a request by a Minority Shareholder, the Company is required to purchase, at its sole option, for cash, for Ordinary Shares or for a combination of cash and Ordinary Shares, the shares of Apex LDC owned by such shareholder. The Company currently expects that any future purchases by Apex Limited of shares of Apex LDC from the Minority Shareholders will involve only Ordinary Shares of Apex Limited. Any such transaction will not effect the beneficial and economic interest in Apex LDC attributable to shareholders of Apex Limited.

  Pursuant to a Shareholders' Agreement dated as of August 6, 1996 (the "Shareholders' Agreement") by and among Apex LDC, the Company, the other shareholders of Apex LDC, and each purchaser of Ordinary Shares in the 1996 Private Placement, such shareholders have agreed not to affect any public sale or distribution (including any sale pursuant to Rule 144 of the Securities
Act) of Ordinary Shares or any securities convertible into, or exchangeable or exercisable for Ordinary Shares, for seven days prior to and 180 days after the date of this Prospectus, without the prior written consent of Salomon.

  Dr. Larry J. Buchanan and Jon Gelvin, officers of the Company, are shareholders and directors of Begeyge Minera Ltda. ("Begeyge"), from which the Company purchased options for three properties in Honduras for a total of $20,000. The Company declined to exercise its option to purchase two of the three properties. From the time of entering into the option contracts until December 31, 1996, the Company spent a total of $182,324 in connection with the returned properties. During the period January 1, 1997 through September 30, 1997 the Company paid Begeyge $5,000 in lease payments for one of the returned properties. The Company spent a further $9,619 in connection with this property during the period. The Company still has an option to purchase the remaining property for $3,000,000. Begeyge also serves as an associate of the Company and during the period ended December 31, 1996, total expenditures charged to the Company by Begeyge amounted to $106,691. During the period January 1, 1997 through September 30, 1997, Begeyge did not receive any payment from the Company other than the $5,000 in lease payments.

  In 1996, Mr. Harry Conger, a director of the Company, received options to purchase 25,000 Ordinary Shares at $8.00 per share, which vest ratably over four years with the first tranche vesting on the date of grant. In addition, Mr. Conger received, pursuant to a grant as of April 10, 1997, options to purchase 3,175 Ordinary Shares at $8.00 per share, which options were granted in consideration of Mr. Conger's consulting services for the Company.

  In August of 1997, the Company issued Mada Limited 25,000 shares in consideration of its services to the Company.

  In August of 1997, the Company exchanged 268,496 Ordinary Shares for Mintec's 2.5 percent interest in ASC Bolivia.

  In August of 1997, the Company issued Johnny Delgado Achaval, an officer of the Company 113,595 Ordinary Shares of the Company in consideration of his services to the Company.

  The Company is negotiating an agreement with Mintec in which the Company would purchase from Mintec (i) its non-land assets for approximately $757,000 and (ii) concessions with respect to approximately 126,000 acres of land for approximately $550,000. The closing of such transaction will not occur until after the Offerings.

  Silver Holdings, the Company, Mr. Kaplan, Argentum LLC, Aurum LLC, and Consolidated entered into a Board Designation Agreement pursuant to which the Company, Mr. Kaplan, Argentum LLC, Aurum LLC, and Consolidated will agree to nominate and support for nomination two individuals designated by Silver Holdings, for so long as Silver Holdings owns one percent of the outstanding Ordinary Shares, including Ordinary Shares it may receive pursuant to the Buy-Sell Agreement.

  Silver Holdings, Argentum LLC, Consolidated, Litani LDC, Thomas Kaplan, Aurum LLC, and the Company entered into a registration rights agreement, pursuant to which each of Silver Holdings and Argentum LLC are entitled to demand registration of any Ordinary Shares owned by either of them. Silver Holdings and Argentum LLC may make such demand up to three times each on Form S-1 of the Securities Act and up to an additional three times each on Forms S-2 and S-3, when such form is available for use by the Company. The Company is not required to effect any demand registration within 120 days after the effective date of a previous demand registration and may postpone, on one occasion in any 365-day period, the filing or effectiveness of a registration statement for a demand registration for up to 120 days under certain circumstances, including pending material transactions. Silver Holdings, Argentum LLC, Aurum LLC, Thomas Kaplan, Consolidated and Litani LDC are also entitled to unlimited piggyback registrations. All such registrations would be at the Company's expense, exclusive of underwriting discounts and commissions. The Company and such shareholders have entered into customary indemnification and contribution provisions.

  Apex Corporation provides management, advisory and administrative services for the Company pursuant to a Management Services Agreement dated October 22, 1996. The services provided by Apex Corporation include identifying and evaluating investment opportunities, making recommendations to the board of directors with respect to the Company's exploration and development activities, staffing employees and providing the necessary expertise to manage the Company's affairs and monitor its exploration and development activities, advising the Company with respect to investments, contractual and financing activities and providing financial services. The Company pays Apex Corporation a service fee in an amount equal to the direct and indirect costs incurred by Apex Corporation in providing its services, plus 10 percent of such costs.

  In the Concurrent Offering, the Company will sell to a shareholder of the Company, Moore Global Investment Ltd./Remington Investment Strategies, L.P., a maximum of 1,100,000 Ordinary Shares at a price equal to the initial public offering price. See "Concurrent Offering" and "Principal Shareholders."

                        DESCRIPTION OF ORDINARY SHARES

  The following summarizes certain provisions of the Memorandum of Association (the "Memorandum") and the Articles of Association, as amended (the "Articles") of the Company. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Memorandum and the Articles, including the definitions thereof to certain terms. Copies of the Memorandum and Articles are filed as exhibits to the Registration Statement of which this Prospectus is part.

GENERAL

  The authorized share capital of the Company consists of one class of 75,000,000 ordinary shares, par value $0.01 per share, of which 13,601,544 shares were outstanding as of the date of this Prospectus. Approximately 7,077,007 shares may be issued on a one-for-one basis in exchange for the Shares of Apex LDC subject to the terms of the Buy-Sell Agreement. See "Certain Transactions".

SHARES

  The Shares offered hereby are validly issued, fully paid and nonassessable. There are no provisions of Cayman Islands law or the Company's Articles of Association which impose any limitation on the rights of shareholders to hold or vote Ordinary Shares by reason of their not being resident of the Cayman Islands.

  Dividend Rights. Holders of Ordinary Shares are entitled to receive dividends ratably when and as declared by the board of directors out of funds legally available therefor.

  Liquidation. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, after there shall have been paid or set aside for payment to the holders of any outstanding shares ranking senior to the Shares as to distribution on liquidation, distribution or winding up, the full amount to which they shall be entitled, the holders of the then outstanding Ordinary Shares shall be entitled to receive, pro rata according to the number of Ordinary Shares registered in the names of such shareholders, any remaining assets of the Company available for distribution to its shareholders; provided, if, at such time, the holder of Ordinary Shares has any outstanding debts, liabilities or engagements to or with the Company (whether presently payable or not, either alone or jointly with any other person, whether a shareholder or not (including, without limitation, any liability associated with the unpaid purchase price of such Ordinary Shares), the liquidator appointed to oversee the liquidation of the Company shall deduct from the amount payable in respect of such Ordinary Shares the aggregate amount of such debts, liabilities and engagements and apply such amount to any of such holder's debts, liabilities or engagements to or with the Company (whether presently payable or not). The liquidator may distribute, in kind, to the holders of the Ordinary Shares remaining assets of the Company or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or entity and receive payment therefor in cash, shares or obligations of such other corporation, trust or entity or any combination thereof, and may sell all or any part of the consideration so received, and may distribute the consideration received or any balance or proceeds thereof to holders of the Ordinary Shares.

  Voting Rights. The Articles provide that the quorum required for a general meeting of the shareholders is not less than one shareholder present in person or by proxy holding at least 50 percent of the issued and outstanding shares entitled to vote at such meeting. Subject to applicable law and any provision of the Articles requiring a greater majority, the Company may from time to time by special resolution alter or amend the Memorandum or Articles; voluntarily liquidate, dissolve or wind-up the affairs of the Company; reduce its share capital or any capital, redemption or reserve funds, or any share premium account; or change its name or alter its objects.

  Each shareholder is entitled to one vote per share on all matters submitted to a vote of shareholders at any such meeting. All matters, including the election of directors, voted upon at any duly held shareholders' meeting shall be carried by ordinary resolution, except (i) approval of a merger, consolidation or amalgamation which requires (in addition to any regulatory or court approvals) the approval of at least seventy-five percent of the outstanding voting shares, voting together as a single class, (ii) any matter that must be approved by special resolution, including any amendment of the Memorandum and Articles, and (iii) as otherwise provided in the Articles. A special resolution requires the approval of at least two-thirds of the votes cast by holders of the outstanding voting shares voting together as a single class represented in person or by proxy at a duly convened meeting. An ordinary resolution requires the approval of a simple majority of votes cast at a meeting of shareholders represented in person or by proxy.

  The Articles provide that, except as otherwise required by law and subject to the rights of the holders of any class or series of shares issued by the Company having a preference over the Ordinary Shares as to dividends or upon liquidation to elect directors in specified circumstances, extraordinary general meetings of the shareholders may be called only by (i) the directors or (ii) at the request in writing of shareholders owning at least 25 percent of the outstanding shares generally entitled to vote.

  The Ordinary Shares have noncumulative voting rights, which means that the holders of a majority of the Ordinary Shares may elect all of the directors of the Company and, in such event, the holders of the remaining Ordinary Shares will not be able to elect any directors. The board of directors of the Company is presently divided into three classes, of three directors each. At present, each class is elected for a term of three years, with the result that shareholders will not vote for the election of a majority of directors in any single year. See "Management". Pursuant to the Articles, Directors may be removed by the shareholders only with the vote of 80 percent of the outstanding shares generally entitled to vote. The classified board provision and the removal of directors by shareholder provision can only be amended with the vote of 80 percent of the outstanding shares generally entitled to vote.

  This classified board provision could prevent a party who acquires control of a majority of the outstanding voting power from obtaining control of the board of directors until the second annual shareholders meeting following the date the acquirer obtains the controlling share interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company and could thus increase the likelihood that incumbent directors will retain their positions.

  Preemption Rights. No holder of shares of the Company shall, by reason of such holding, have any preemptive right to subscribe to any additional issue of shares of any class or series nor to any security convertible into such shares.

  Transfer of Shares. The Articles also provide that the board of directors may suspend the registration of transfers of Ordinary Shares for such periods as the board of directors may determine, but shall not suspend the registration of transfers for more than 40 days.

  The existing holders of Ordinary Shares have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of any Ordinary Shares, including any such Ordinary Shares beneficially or indirectly owned or controlled by the Company, or any securities convertible into, or exchangeable or exercisable for Ordinary Shares, for 180 days from the date of this Prospectus, without the prior written consent of Salomon.

OTHER CLASS OR SERIES OF SHARES

  The Articles authorize the directors to create and issue one or more classes or series of shares and determine the rights and preferences of each such class or series, to the extent permitted by the

Articles and applicable law. Among other rights, the directors may determine:
(i) the number of shares of that class or series and the distinctive designation thereof; (ii) the voting powers, full or limited, if any, of the shares of that class or series; (iii) the right in respect of dividends on the shares of that class or series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that class or series and any limitations, restrictions or conditions on the payment of dividends; (iv) the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that class or series, which the holders of the shares of that class or series shall be entitled to receive upon any liquidation, dissolution or winding up of the Company; (v) the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the shares of that class or series may be redeemed, and any limitations, restrictions or conditions on such redemption; (vi) the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that class or series; (vii) the terms, if any, upon which the shares of that class or series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Company;
(viii) the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Company so long as any shares of that class or series are outstanding; and (ix) any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law or the Articles.

REGISTRATION RIGHTS

  Silver Holdings, Argentum LLC, Consolidated, Litani LDC, Aurum LLC, Thomas Kaplan and the Company entered into a registration rights and voting agreement pursuant to which each of Silver Holdings and Argentum LLC are entitled to demand registration of any Ordinary Shares owned by either of them. Silver Holdings and Argentum LLC may make such demand up to three times each on Form S-1 of the Securities Act and up to an additional three times each on Forms S-2 and S-3, when such form is available for use by the Company. The Company is not required to effect any demand registration within 120 days after the effective date of a previous demand registration and may postpone, on one occasion in any 365-day period, the filing or effectiveness of a registration statement for a demand registration for up to 120 days under certain circumstances, including pending material transactions. Silver Holdings, Argentum LLC, Aurum LLC, Consolidated and Litani LDC are also entitled to unlimited piggyback registrations. All such registrations would be at the Company's expense, exclusive of underwriting discounts and commissions. The Company and such shareholders have entered into customary indemnification and contribution provisions.

TRANSFER AGENT

  The Company's registrar and transfer agent for all Ordinary Shares is American Stock Transfer & Trust Company.

DIFFERENCES IN CORPORATE LAW

  The Companies Law (1995 Revision) (the "Companies Law") of the Cayman Islands is modeled after that of England, and differs in certain respects from such laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Law (including such modifications thereto adopted pursuant to the Articles) applicable to the Company which differ from provisions generally applicable to United States corporations and their shareholders. These statements are a brief summary of certain significant provisions of the Companies Law and, as such, do not deal with all aspects of every law that may be relevant to corporations and their shareholders.

  Interested Directors. The Company's Articles provide that any transaction entered into by the Company in which a director has an interest is not voidable by the Company nor can such director be liable to the Company for any profit realized pursuant to such transaction. A director having an interest in a transaction is entitled to vote in respect of such transaction provided the nature of the interest is disclosed at or prior to the vote on such transaction.

  Mergers and Similar Arrangements. The Company may acquire the business of another company and carry on such business when it is within the objects of the Memorandum. The approval of the holders of at least 75 percent of the outstanding shares entitled to vote, voting together as a single class, at a meeting called for such purpose is required for the Company to (i) merge, consolidate or amalgamate with another company, (ii) reorganize or reconstruct itself pursuant to a plan sanctioned by the Cayman Islands courts or (iii) sell, lease or exchange all or substantially all of its assets, except in the case of a transaction between the Company and any entity which the Company, directly or indirectly, controls. In order to merge or amalgamate with another company or to reorganize and reconstruct itself, as a general rule, the relevant plan would need to be approved in accordance with the provisions of the Companies Law by the holders of not less than 75 percent of the votes cast at a general meeting called for such purpose and thereafter sanctioned by the Cayman Islands court. In respect of such a court sanctioned reorganization, while a dissenting shareholder may have the right to express to a Cayman Islands court his view that the transaction sought to be approved would not provide the shareholders with the fair value of their shares, (i) the court ordinarily would not disapprove the transaction on that ground absent other evidence of fraud or bad faith, and (ii) if the transaction were approved and consummated, the dissenting shareholder would have no rights comparable to the appraisal rights (as here defined, rights to receive payment in cash for the judicially determined value of their shares) ordinarily available to dissenting shareholders of United States corporations.

  Shareholders' Suits. There does not appear to be any history of either a class action or a derivative action ever having been brought by shareholders in the Cayman Islands courts. There has, however, until recently been no official law reporting in the Cayman Islands and actions subject to the Confidential Relationships (Preservation) Law of 1976, as amended, are held in closed court. However, in this regard, the Cayman Islands courts ordinarily would be expected to follow English precedent, which would permit a minority shareholder to commence an action against or a derivative action in the name of the corporation only (i) where the act complained of is alleged to be beyond the corporate power of the corporation or illegal, (ii) where the act complained of is alleged to constitute a fraud against the minority perpetrated by those in control of the corporation, (iii) where the act requires approval by a greater percentage of the corporation's shareholders than actually approved it, or (iv) where there is an absolute necessity to waive the general rule that a shareholder may not bring such an action in order that there not be a denial of justice or a violation of the corporation's memorandum of association.

  Indemnification; Exculpation. Cayman Islands law does not limit the extent to which a company's Articles of Association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy (for instance, for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be indemnified for fraud or wilful default.

  The Company's Articles contain provisions providing for the indemnity by the Company of an officer, director, consultant, employee or agent of the Company for threatened, pending or contemplated actions, suits or proceedings, whether civil, criminal, administrative or investigative (including, without limitation, an action by or the right of the company), brought against such indemnified person by reason of the fact that such person was an officer, director, consultant, employee or agent of the Company. In addition, the board of directors may authorize the Company to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power to indemnify him against such liability under the provisions of the Articles.

  The Company also purchases directors and officers liability insurance from third parties for its directors and officers. The Company's Article's provide that directors and officers of the Company shall have no liability (i) for the acts, receipts, neglects, defaults or omissions of any other such director or officer or agent of the Company or (ii) by reason of his having joined in any receipt for money not received by him personally or (iii) for any loss on account of defect of title to any property of the Company or (iv) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (v) for any loss incurred through any bank, broker or other agent or (vi) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on his part of (vii) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty.

  Inspection of Books and Records. Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of a corporation.

ANTI-TAKEOVER EFFECTS OF ARTICLES OF ASSOCIATION

  The Articles contain certain provisions that make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate with the directors. The directors believe that, as a general rule, the interests of the Company's shareholders would be best served if any change in control results from negotiations with the directors. The directors would negotiate based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid and the anticipated tax effects of the transaction. However, these provisions could have the effect of discouraging a prospective acquirer from making a tender offer or otherwise attempting to obtain control of the Company. To the extent these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of the shares.

  In addition to those provisions of the Articles discussed above, set forth below is a description of other relevant provisions of the Articles. The descriptions are intended as a summary only and are qualified in their entirety by reference to the Articles, which are filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Shareholder Action by Written Consent. Cayman law permits shareholders to act by unanimous written consent.

  Availability of Ordinary Shares of the Company for Future Issuances. The availability for issue of shares by the directors of the Company without further action by shareholders (except as may be required by applicable stock exchange requirements) could be viewed as enabling the directors to make more difficult a change in control of the Company, including by issuing warrants or rights to acquire shares to discourage or defeat unsolicited share accumulation programs and acquisition proposals and by issuing shares in a Private Placement or public offering to dilute or deter share ownership of persons seeking to obtain control of the Company. The Company has no present plan to issue any shares other than possibly pursuant to employee benefit plans.

  Shareholder Proposals. The Articles provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting or extraordinary general meeting, or to nominate persons for election as directors, written notice of such shareholder's intent to make such a proposal or nomination must be given and received by the secretary of the Company at the principal executive offices of the Company not later than (i) with respect to an annual general meeting, 60 days prior to the anniversary date of the immediately preceding annual general meeting, and (ii) with respect to an extraordinary general meeting, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to shareholders. The notice must describe the proposal or nomination in sufficient detail for a proposal or nomination to be summarized on the agenda for the meeting and must set forth (i) the name and address of the shareholder, (ii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination, and (iii) the class and number of shares of the Company which are beneficially owned by the shareholder. In addition, the notice must set forth the reasons for conducting such proposed business at the meeting and any material interest of the shareholder in such business. In the case of a nomination of any person for election as a director, the notice shall set forth: (i) the name and address of any person to be nominated; (ii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons; (iii) such other information regarding such nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act, whether or not the Company is then subject to such Regulation; and (iv) the consent of each nominee to serve as a director of the Company, if so elected. The presiding officer of the annual general meeting or extraordinary general meeting shall, if the facts warrant, refuse to acknowledge a proposal or nomination not made in compliance with the foregoing procedure.

  The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the procedures summarized above are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

                        SHARES ELIGIBLE FOR FUTURE SALE

  After consummation of the Offerings, there will be approximately 15,401,544 Ordinary Shares still owned by the current shareholders of the Company. In addition, approximately 7,077,007 Ordinary Shares may be issued to the Minority Shareholders on a one-for-one basis for the shares of Apex LDC subject to the terms of the Buy-Sell Agreement. See "Certain Transactions". Shareholders will only be able to sell such Ordinary Shares pursuant to a registration statement under the Securities Act or an exemption therefrom.

  Rule 144 under the Securities Act provides such an exemption for resales of securities under certain circumstances. Under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who beneficially owns "restricted" shares that have been issued and not held by an affiliate of the Company for at least one year from the time the shares were fully paid for will be entitled to sell in "brokers' transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the shares then outstanding or (ii) the average weekly trading volume of the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain notice requirements, and the availability of current public information about the Company. Restricted shares held for two years by a person who is not, at the time of sale and has not been at any time within three months prior thereto, an affiliate of the Company may be sold without regard to the volume limitations or manner of sale restrictions under Rule 144. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

  The existing holders of Ordinary Shares have agreed with the representatives of the U.S. Underwriters subject to certain exceptions, not to register any transfer of such shares, without the consent of Salomon until at least the date 180 days from the date of this Prospectus. See "Underwriting".

  In addition, after the Offerings approximately 14,352,056 Ordinary Shares (including all Ordinary Shares issuable pursuant to the Buy-Sell Agreement) will be entitled to certain rights with respect to registration of such shares under the Securities Act. See "Description of Ordinary Shares--Registration Rights".

  There has been no public market in the shares prior to the Offerings and no predictions can be made as to the effect, if any, that additional sales of Ordinary Shares in the future by any Shareholders or the availability of such Ordinary Shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of additional Ordinary Shares in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices and the Company's ability to raise additional equity capital (although the Company has no current plans to do so).

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement among the Company and the U.S. Underwriters (the "U.S. Underwriting Agreement"), the Company has agreed to sell to each of the U.S. Underwriters named below (the "U.S. Underwriters"), and each of the U.S. Underwriters for whom Salomon Brothers Inc, PaineWebber Incorporated, Scotia Capital Markets
(USA) Inc. and Smith Barney Inc., are acting as the representatives (the "U.S. Representatives"), has severally agreed to purchase the number of Ordinary Shares set forth opposite its name below:

                                                                    UNDERWRITING
U.S. UNDERWRITERS                                                    COMMITMENT
-----------------                                                   ------------
Salomon Brothers Inc...............................................
PaineWebber Incorporated...........................................
Scotia Capital Markets (USA) Inc. .................................
Smith Barney Inc. .................................................
                                                                     ---------
  Total............................................................  6,100,000
                                                                     =========

  The Company has been advised by the U.S. Representatives that the several U.S. Underwriters initially propose to offer such Ordinary Shares to the public at the Price to Public set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $
per Share. The U.S. Underwriters may allow, and such dealers may re-allow, a
concession not in excess of $    per Share to other dealers. After the initial
public offering, the Price to Public and such concessions may be changed.

  The Company has granted to the U.S. Underwriters and the International Underwriters (collectively, the "Underwriters") options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 1,185,000 additional Ordinary Shares from the Company at the Price to Public less the Underwriting Discount, solely to cover over-allotments. To the extent that the U.S. Underwriters and the International Underwriters exercise such options, each of the U.S. Underwriters and the International Underwriters, as the case may be, will be committed, subject to certain conditions, to purchase a number of option Ordinary Shares proportionate to such U.S. Underwriter's or International Underwriter's initial commitment.

  The Company has entered into an International Underwriting Agreement with the International Underwriters named therein, for whom Salomon Brothers International Limited, PaineWebber International (U.K.) Limited, ABN AMRO Rothschild and Smith Barney Inc. are acting as the representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), providing for the concurrent offer and sale of 1,800,000 Ordinary Shares (in addition to the Ordinary Shares covered by the over-allotment options described above) outside the U.S. and Canada. Both the U.S. Underwriting Agreement and the International Underwriting Agreement provide that the obligations of the U.S. Underwriters and the International Underwriters are such that if any of the Ordinary Shares are purchased by the U.S. Underwriters pursuant to the U.S.

Underwriting Agreement, or by the International Underwriters pursuant to the International Underwriting Agreement, all the Shares agreed to be purchased by either the U.S. Underwriters or the International Underwriters, as the case may be, pursuant to their respective agreements must be so purchased. The Price to Public and Underwriting Discount per Ordinary Share for the U.S. Offering and International Offering will be identical. The closing of the International Offering is a condition to the closing of the U.S. Offering and the closing of the U.S. Offering is a condition to the closing of the International Offering.

  Each U.S. Underwriter has severally agreed that, as part of the distribution of the 6,100,000 Ordinary Shares offered by the U.S. Underwriters: (i) it is not purchasing any Ordinary Shares for the account of anyone other than a U.S. or Canadian Person; (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares or distribute this Prospectus to any person outside of the U.S. or Canada, or to anyone other than a U.S. or Canadian Person; and (iii) any dealer to whom it may sell any Ordinary Shares will represent that it is not purchasing for the account of anyone other than a U.S. or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Ordinary Shares outside of the U.S. or Canada, or to anyone other than a U.S. or Canadian Person or to any other dealer who does not so represent and agree. Each International Underwriter has severally agreed that, as part of the distribution of the 1,800,000 Ordinary Shares offered by the International Underwriters: (i) it is not purchasing any Ordinary Shares for the account of any U.S. or Canadian Person; (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares or distribute any Prospectus relating to the International Offering to any person in the U.S. or Canada, or to any U.S. or Canadian Person; and (iii) any dealer to whom it may sell any Ordinary Shares will represent that it is not purchasing for the account of any U.S. or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Ordinary Shares in the U.S. or Canada, or to any U.S. or Canadian Person or to any other dealer who does not so represent and agree.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and the International Underwriters. "U.S. or Canadian Person" means any person who is a national or resident of the U.S. or Canada, any corporation, partnership or other entity created or organized in or under the laws of the U.S. or Canada or of any political subdivision thereof, and any estate or trust the income of which is subject to U.S. or Canadian federal income taxation, regardless of its source (other than any non-U.S. or non-Canadian branch of any U.S. or Canadian Person), and includes any U.S. or Canadian branch of a person other than a U.S. or Canadian Person.

  Pursuant to the Agreement Between U.S. Underwriters and the International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of Ordinary Shares as may be mutually agreed. The price of any Ordinary Shares so sold shall be the Price to Public, less an amount not greater than the concession to securities dealers. To the extent that there are sales between the U.S. Underwriters and the International Underwriters pursuant to the Agreement Between U.S. Underwriters and the International Underwriters, the number of Ordinary Shares initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount specified on the cover page of this Prospectus.

  Any offer of the Shares in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where such offer is made.

  The U.S. Underwriting Agreement provides that the Company will indemnify the U.S. Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments the U.S. Underwriters may be required to make in respect thereof.

  The International Underwriting Agreement provides that the Company will indemnify the International Underwriters against certain liabilities and expenses, including contributing to payments the International Underwriters may be required to make in respect thereof.

  The existing holders of Ordinary Shares have agreed not to affect any public sale or distribution (including any sale pursuant to Rule 144 of the Securities Act) of any securities convertible into, or exchangeable or exercisable for Shares, for 180 days from the date of this Prospectus, without the prior written consent of Salomon Brothers Inc.

  During and after the Offerings, the Underwriters may purchase and sell the Ordinary Shares in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members of other broker-dealers, in respect of the Ordinary Shares sold in the Offerings for their account may be reclaimed by the syndicate if such Ordinary Shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Ordinary Shares which may be higher than the price that might otherwise prevail in the open market.

  Prior to the Offerings, there has been no public market for the Ordinary Shares. The Price to Public was determined by negotiations between the Company and the Representatives. Among the factors considered in determining the Price to Public were prevailing market conditions, the market values of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the demand for the Ordinary Shares and for similar securities of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and other factors deemed relevant. There can be no assurance that the prices at which the Ordinary Shares will sell in the public market after the Offerings will not be lower than the Price to Public.

  The closing of the Concurrent Offering is conditioned upon the closing of the initial public offering. The price of the Ordinary Shares to be sold to the Concurrent Purchaser in the Concurrent Offering is equal to the initial public offering price. The Placement Agents in connection with the Concurrent
Offering will be paid a fee of $   per share for each Ordinary Share sold in
the Concurrent Offering in consideration for the provision of certain advisory services and for acting as the Company's Placement Agents, which fee is equal to the Underwriting discount payable in connection with the initial public offering. The Placement Agents will be indemnified by the Company against certain liabilities, including liabilities under the Securities Act.

  Certain existing shareholders (including 5% or greater shareholders), directors and officers of the Company may purchase Ordinary Shares from the Underwriters in the Offerings. The Company may reserve some of the Ordinary Shares offered hereby for sale to certain individuals, including employees of the Company and other entities with whom the directors of the Company are affiliated, and members of their families. The price of such Ordinary Shares to such persons will be the Price to Public set forth on the cover of this Prospectus. The number of Ordinary Shares available to the general public will be reduced to the extent those persons purchase the reserved Ordinary Shares. Any Ordinary Shares not so purchased will be offered in the initial public offering at the Price to Public set forth on the cover of this Prospectus.

  Certain of the U.S. Underwriters and International Underwriters provide financial advisory services to or are engaged in other financial transactions with the Company for which they have received and will receive customary compensation. The Company has retained Rothschild Natural Resources LLC, an affiliate of ABN AMRO Rothschild, to act as the Company's financial advisor in connection with the anticipated project financing with respect to the San Cristobal Project.

                                   TAXATION

  The following discussion is a summary of the material Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of Ordinary Shares. The discussion is based on the Code and the tax laws of the Cayman Islands as in effect on the date hereof, which are subject to change. The discussion does not consider any specific facts or circumstances that may apply to a particular investor, some of which (for example, tax-exempt entities, insurance companies, banks, broker-dealers, investors liable for alternative minimum tax, investors who hold Ordinary Shares as part of straddles or hedging or conversion transactions or constructive sales, and investors whose functional currency is not the U.S. dollar) may be subject to special rules. In addition, the discussion does not address special rules that could in certain circumstances apply to a U.S. Holder (as defined below) of Ordinary Shares that owns directly or by attribution 10 percent or more of the Ordinary Shares. Because the discussion is not exhaustive of all possible tax considerations relevant to the ownership of Shares and is not based upon an opinion of counsel, prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences, including the Cayman Islands tax consequences, of the acquisition, ownership and disposition of Ordinary Shares in their particular circumstances.

CAYMAN ISLANDS TAXATION

  There is, at present, no direct income taxation in the Cayman Islands. Accordingly, income and gains received by the Company, and distributions by the Company to its shareholders and gains realized upon the disposition of Ordinary Shares, will be received free of all Cayman Islands income and withholding taxes. The Company is registered as an exempted Company under Cayman Islands law, and the Company has received an undertaking from the Governor-in-Council of the Cayman Islands to the effect that, for a period of 20 years from the date of the undertaking, no law that is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations will apply to the Company nor shall any tax in the nature of estate duty or inheritance tax be payable on the shares, debentures or other obligations of the Company.

UNITED STATES FEDERAL INCOME TAXATION

  For purposes of this discussion, a "U.S. Holder" is any beneficial owner that owns Ordinary Shares as a capital asset and is (i) a citizen or resident of the U.S., (ii) a corporation or partnership that is created or organized in the U.S. or under the law of the U.S. or any state thereof, (iii) an estate that is subject to U.S. federal income tax on its income regardless of source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have authority to control all substantial decisions of the trust.

TAXATION OF DIVIDENDS

  Subject to the discussion under "Passive Foreign Investment Company Considerations" and "Foreign Personal Holding Company Considerations", under U.S. federal income tax law, U.S. Holders will include in gross income as a dividend the gross amount of any distribution paid by the Company to the extent of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) as ordinary income when the dividend is received by the U.S. Holder. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations. In general, the dividend will be income from sources outside the U.S., and generally will be treated together with other items of "passive income" (or, in the case of certain holders, "financial services income") for U.S. foreign tax credit purposes.

TAXATION OF CAPITAL GAINS

  Subject to the discussion under "Passive Foreign Investment Company Considerations", upon a sale or other disposition of Ordinary Shares, a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. Holder's tax basis (determined in U.S. dollars) in such Ordinary Shares. Such gain or loss will be capital gain or loss and, if the U.S. Holder's holding period for such Ordinary Shares exceeds 18 months, will be long-term capital gain or loss.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

  Classification as a PFIC. The Company will be a PFIC for any taxable year if 75 percent or more of its gross income for the taxable year is "passive" income or 50 percent or more of its assets produce or are held for the production of "passive" income. For purposes of applying these income and asset tests, the Company is deemed to receive its pro rata share of the income, and to own its pro rata share of the assets, of any corporation in which the Company directly or indirectly owns 25 percent or more of the stock (measured by value). In addition, although not free from doubt, it is expected that the Company will be deemed to receive its pro rata share of the income, and to own its pro rata share of the assets, of any partnership in which the Company is a partner (either directly or through one or more intervening partnerships). U.S. Holders should be aware that the Ordinary Shares may be treated as stock of a passive foreign investment company ("PFIC") for U.S. federal income tax purposes because the Company will earn significant passive income from investments relative to any non-passive income of the Company prior to the commencement by the Company of substantial mining operations. Further, the Code treats gains from transactions in commodities, such as silver, as passive income for PFIC purposes unless "substantially all" of a company's business is as an active producer of the commodity. Applicable U.S. Treasury Regulations interpret "substantially all" to mean that 85 percent or more of a producer's taxable income must be gross receipts from sales in the active conduct of a commodities business or certain related activities. Under these rules, there can be no assurance that the Company would not be treated as a PFIC in future taxable years even after it has begun to earn income from mining operations. In this regard, prospective investors should note that the Company would likely constitute a PFIC even after it begins to generate significant income from mining operations in the event the Company conducts its mining operations predominantly through the use of independent contractors rather than directly through the use of its own employees.

  Prospective investors should note that the PFIC classification rules are complex and may apply in numerous unexpected circumstances. Under these rules, the Company could be classified as a PFIC in various circumstances in addition to those described in the preceding paragraphs. For example, the Company could constitute a PFIC for any taxable year as a consequence of owning substantial "passive assets" such as cash and marketable securities (including any cash derived from the issuance of Company securities or the sale of assets of the Company), even in a year in which the Company generates significant income from direct mining operations.

  Consequences of PFIC Status. If the Company were treated as a PFIC, unless a U.S. Holder makes a "QEF election" or "mark to market election" in respect of the Company, as described below, such U.S. Holder will be subject to a special tax regime (i) in respect of gains realized on the sale or other disposition of Ordinary Shares, and (ii) in respect of distributions on Ordinary Shares held for more than one taxable year to the extent those distributions constitute "excess distributions". Although not entirely free from doubt, the PFIC rules should not apply to gain realized in respect of any Ordinary Shares disposed of during the same taxable year in which the Ordinary Shares are acquired. An excess distribution generally includes dividends or other distributions received from a PFIC in any taxable year to the extent the amount of such distributions exceeds 125 percent of the average distributions for the three preceding years (or, if shorter, the investor's holding period). In general, under the PFIC rules, a U.S. Holder will be required to allocate such excess distributions and any gain realized on sale of the Ordinary Shares to each day during the Holder's holding period for the Ordinary Shares, and will be taxable at the highest rate of taxation applicable to ordinary income for the year to which the excess distribution or gain is allocable (without regard to the U.S. Holder's other items of income and loss for such taxable year) (the "deferred tax"). The deferred tax (other than the tax on amounts allocable to the year of disposition or receipt of the distribution) will then be increased by an interest charge computed by reference to the rate generally applicable to underpayments of tax (which interest charge generally will be non-deductible interest expense for individual taxpayers).

  QEF Election. The special PFIC tax rules described above will not apply to a U.S. Holder if the U.S. Holder elects to have the Company treated as a "qualified electing fund" ("QEF election") in the first taxable year of the holder's ownership of the Ordinary Shares during which the Company is a PFIC and the Company complies with certain reporting requirements. The Company intends to comply with all reporting requirements necessary for U.S. Holders to make a QEF election with respect to the Company and will upon request provide to U.S. Holders such information as may be required to make such QEF election effective.

  A U.S. Holder that makes a QEF election with respect to the Company will be currently taxable on its pro rata share of ordinary earnings and net capital gain of the Company for each taxable year of the Company in which the Company qualifies as a PFIC, regardless of whether the holder receives any distribution from the Company. The U.S. Holder's basis in the Ordinary Shares of the Company will be increased to reflect taxed but undistributed income of the Company. Distributions of income that previously had been taxed will result in a corresponding reduction of basis in the Ordinary Shares and will not be taxed again as a distribution to the U.S. Holder.

  During the period in which the Company may be a PFIC, the Company may be entitled to deductions under U.S. federal income tax principles that may substantially offset earnings of the Company. As a result, the pro rata share of the ordinary earnings and net capital gain of the Company that would be includable by a U.S. Holder making a QEF election may not be material. If this were the case, U.S. Holders generally could obtain the benefits of making a QEF election in respect of the Company (i.e., the elimination of deferred tax and interest charges on excess distributions and realized gains) without having to bear current inclusions of income substantially in excess of distributions received. U.S. Holders should consult their own tax advisors concerning the most appropriate manner in which to make a QEF election.

  Lower-Tier PFICs. At the present time, none of the Company's non-U.S. subsidiaries is classified as a corporation for U.S. federal income tax purposes. Accordingly, U.S. Holders are not subject to the PFIC rules with respect to their indirect ownership interests in these subsidiaries.

  If, in the future, the Company acquires a non-U.S. subsidiary that is classified as a corporation for U.S. federal income tax purposes, the Company will notify its shareholders so that U.S. Holders may determine whether to make a QEF election with respect to the subsidiary. If the Company were a PFIC, U.S. Holders generally would be deemed to own, and also would be subject to the PFIC rules with respect to, their indirect ownership interests in any corporate subsidiaries of the Company which themselves constitute PFICs ("lower-tier PFICs"). If the Company were a PFIC and a U.S. Holder does not make a QEF election in respect of any lower-tier PFIC, the U.S. Holder could incur liability for the deferred tax and interest charge described above if either (i) the Company receives a distribution from, or disposes of all or part of its interest in, a lower-tier PFIC or (ii) the U.S. Holder disposes of all or part of its Ordinary Shares. The Company intends to cause any lower-tier PFIC to comply with all reporting requirements necessary for a U.S. Holder to make a QEF election with respect to the lower-tier PFIC.

  Mark to Market Election. For taxable years beginning after December 31, 1997, a U.S. Holder who owns marketable stock of a PFIC may elect to recognize any gain or loss on the stock on a mark-to-market basis at the end of the U.S. Holder's taxable year. If an election is made, any mark-to-market gains, and any gains realized on disposition of the stock, will be treated as ordinary income. Mark-to-market losses, and any losses recognized on disposition of the stock to the extent of the holder's net mark-to-market gains, will be treated as ordinary losses. U.S. Holders should consult their tax advisors regarding the effect of making a mark-to-market election with respect to the Ordinary Shares, including the effect of such an election on any lower-tier PFICs that the holder is deemed to own.

  A U.S. Holder who owns Ordinary Shares during any year that the Company is a PFIC must file an Internal Revenue Service Form 8621 in respect of such Ordinary Shares and, under proposed U.S. Treasury Regulations, in respect of interests in any lower-tier PFICs.

  Prospective investors are urged to consult their own tax advisors regarding the possible classification of the Company as a PFIC as well as the potential tax consequences arising from the ownership and disposition (directly or indirectly) of interests in a PFIC.

FOREIGN PERSONAL HOLDING COMPANY CONSIDERATIONS

  Prospective investors should also be aware that special U.S. tax laws would apply to U.S. Holders if the Company (or any corporate subsidiary of the Company) is characterized as a foreign personal holding company ("FPHC"). In particular, if the Company (or any corporate subsidiary) is an FPHC in respect of any taxable year of the Company, U.S. Holders may be subject to current tax on their (direct or indirect) pro rata share of the income of the FPHC (as determined for purposes of the FPHC rules), even if no cash dividend is actually paid by the FPHC. In general, the Company (or any corporate subsidiary of the Company) will constitute a FPHC during a taxable year if (i) a specified percentage of its income is passive for purposes of the FPHC rules, and (ii) at any time during the taxable year five or fewer individuals who are U.S. citizens or residents own (directly, indirectly or constructively) more than 50 percent of the voting power or value of such company's stock. The Company does not anticipate that it or any of its subsidiaries will be an FPHC immediately following the Offerings or in the future. The Company, however, can provide no assurance as to such conclusion.

TAXATION OF NON-U.S. HOLDERS

  An investor who is not a U.S. Holder will not be subject to U.S. federal income tax on any dividends received on the Ordinary Shares unless (i) the investor has an office or other fixed place of business in the U.S. to which the dividends are attributable and either the dividends are derived in the active conduct of a banking, finance or similar business in the U.S. or the investor is a non-U.S. corporation the principal business of which consists of trading in stocks or securities for its own account and certain other conditions are met or (ii) the investor is a foreign insurance company that conducts business in the U.S. and the dividends are attributable to such business.

  An investor who is not a U.S. Holder will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of Ordinary Shares unless (i) the investor is engaged in the conduct of a trade or business in the U.S. and the gain is effectively connected with such trade or business or (ii) the investor is an individual who is present in the U.S. for 183 days or more during the taxable year in which the gain is realized and certain other conditions are met.

UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING

  Under current U.S. federal income tax law, payments of dividends to certain U.S. Holders are subject to information reporting, and a "back up" withholding tax at a rate of 31 percent if such persons fail to supply correct taxpayer identification numbers and certain other information in the required manner. Payments of dividends to a U.S. Holder (a) made by mail or wire transfer to an address in the U.S. , (b) made by a paying agent, broker or other intermediary in the U.S. or (c) made by a U.S. broker or by a custodian, nominee or agent that is (i) a U.S. person, (ii) a controlled foreign corporation for U.S. tax purposes, or (iii) a foreign person 50% or more of whose gross income is from a U.S. trade or business (hereinafter, any of the persons described in (i), (ii) and (iii) shall be referred to as a "U.S. Controlled Person") to such holder outside the U.S. may be subject to U.S. information reporting requirements. Payments of dividends received by investors who are not U.S. Holders generally would be exempt from these reporting requirements, but such persons may be required to comply with certification and identification procedures in order to prove their exemption from the reporting requirements. Treasury regulations currently in effect do not require backup withholding with respect to dividends paid by a foreign corporation such as the Company.

  The payment of proceeds of the disposition of Ordinary Shares by a holder to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding at a rate of 31 percent, unless the holder either certifies its status as a non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of proceeds of the disposition by a holder of Ordinary Shares to or through a non-U.S. office of a broker will generally not be subject to backup withholding and information reporting. However, information reporting (but not backup withholding) may apply to such a holder who sells a beneficial interest in Ordinary Shares through a non U.S. branch of a U.S. broker, or through a non-U.S. office of a U.S. Controlled Person, in either case unless the holder establishes an exemption or the broker has documentary evidence in its files of the holder's status as a non-U.S. person.

  Any amounts withheld under the backup withholding rules from payment to a holder will be refunded (or credited against the holder's United States federal income tax liability, if any) provided that the required information is furnished to the United States Internal Revenue Service.

                                    EXPERTS

  The consolidated financial statements as of December 31, 1996 and 1995 and for each of the years in the two year period ended December 31, 1996 and for the periods from December 22, 1994 (inception) through December 31, 1994 and from inception through December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The estimates of the Company's development and operating costs for the San Cristobal property appearing herein were based upon the first phase feasibility report prepared by the independent engineering firm Kvaerner Metals, Davy Nonferrous Division; reserves for the San Cristobal Project were based upon estimates prepared by Mine Reserves Associates Inc. and were corroborated by an independent grade model prepared by Pincock, Allen & Holt. Mineral Resources Development Inc. conducted the metallurgical test work and developed the process flow sheet. Knight Piesold LLC was contracted to perform the preliminary environmental assessment and geotechnical estimates, including mill tailings design. The independent engineering firm of Behre Dolbear was hired by the Company to conduct and oversee a technical audit of Davy's procedures and analyses as well as the work of the technical subcontractors. All such figures are included herein in reliance upon the authority of said firms as experts in such matters.

  The estimates of the Company's development and operating costs for the El Ocote property appearing herein were based upon the conceptual study prepared by Davy, and are included herein in reliance upon the authority of said firm as an expert in such matters.

                                 LEGAL MATTERS

  Certain United States legal matters will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York, and certain Cayman Islands legal matters, including the validity of the Shares offered hereby will be passed upon for the Company by W.S. Walker & Company, Grand Cayman, Cayman Islands. Certain United States legal matters will be passed upon for the U.S. Underwriters by Winston & Strawn, Chicago, Illinois.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Shares offered hereby. The Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Shares, reference is made to such Registration Statement and Exhibits. Statements made in the Prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and exhibits may be inspected without charge and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Material filed by the Company may also be inspected at the offices of the American Stock Exchange.

  The Company will be subject to the periodic reporting and other informational requirements of the Exchange Act, and in accordance therewith will file reports and other information with the Commission. Such reports and other information concerning the Company can be inspected and copied at the public reference facilities and regional offices referred to above, or can be accessed electronically as referred to above.

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

                                   GLOSSARY

  ADIT--a horizontal or nearly horizontal passage driven from the surface for the working of a mine.

  ANDESITE--a porphyritic igneous rock with low quartz content.

  ASSAY TONNE--a weight of 32.151 grams used in assaying to represent proportionally the assay value of an ore.

  BACK--a mining term indicating the rock volume which is above a level in a mine; the term may also refer to the roof of a mine working.

  BLOCK CAVING--a mass mining system where the extraction of ore depends largely on the action of gravity. By removing a thin horizontal layer at a lower mining level of the ore column, using standard mining methods, the vertical support of the ore column above is removed and the ore then caves by gravity. As broken ore is removed from the mining level the ore above continues to break and cave by gravity to the mining level for extraction.

  BRECCIATION or BRECCIA--fracturing of preexisting rocks by natural forces; a rock type formed in this manner.

  BULK MINING--surface or underground mining methods applied to large bodies of ore which involve large-scale, automated excavation techniques.

  CALDERA--a large basin shaped depression caused by volcanic activity.

  CASH PRODUCTION COST PER EQUIVALENT OUNCE--the total equivalent ounces divided by the sum of the mine site cash production costs plus the transport costs of the concentrates to the market.

  CONCENTRATE--a mineral processing product that generally describes the material that is produced after crushing and grinding ore and then effecting significant separation of gangue (waste) minerals from the metal and/or metal minerals, discarding the waste and minor amounts of metal and/or metal minerals leaving a "concentrate" of metal and/or metal minerals with a consequent order of magnitude higher content of metal and/or metal minerals than the beginning ore material.

  CONCEPTUAL STUDY--an initial technical financial study of a project at a sufficient level of accuracy and detail to allow a decision as to whether to undertake a feasibility study with respect to a given property.

  CONGLOMERATE--a course-grained clastic sedimentary rock, composed of rounded to subangular fragments larger than 2 millimeters in diameter set in a fine-grained matrix of sand or silt.

  CORE--a sample of rock produced by diamond drilling.

  CUT-OFF GRADE--the minimum grade of mineralization or ore used to establish quantitative estimates of total mineralized ore.

  DACITE--a rock similar to andesite with less plagioclase and more quartz.

  DEVELOPMENT--work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

  DIAMOND DRILL--a type of rotary drill in which the cutting is done by abrasion rather than by percussion. The hollow bit of the drill cuts a core of rock which is recovered in long cylindrical sections.

  DISSEMINATED--a mineral deposit in which the desired minerals occur as scattered particles in the adjacent rocks to the primary passage of penetrating solutions that originally carried these minerals.

  DORE--unrefined gold and silver in bullion form.

  DRIFT--a horizontal passage underground that follows along the length of a vein or mineralized rock formation.

  EPITHERMAL--said of a Hydrothermal mineral deposit formed within about 1 kilometer of the earth's surface and in the temperature range of 100 to 250 degrees Celsius, occurring mainly as veins; a term applied to deposits formed at shallow depths from ascending solutions of moderate temperatures.

  EQUIVALENT SILVER OUNCES--is calculated by dividing the gross net smelter return of silver, zinc and lead by the market price of silver per ounce. For purposes of this Prospectus, the market price of silver is assumed to be $5.00 per ounce of silver, and the market prices of zinc and lead are assumed to be $0.55 and $0.30 per pound, respectively.

  EXPLORATION--work involved in searching for ore, by geological mapping, geochemistry, geophysics, drilling and other methods.

  FAULT--a fracture in a rock where there has been displacement of the two sides.

  FEASIBILITY STUDY--a technical financial study of a project at sufficient level of accuracy and detail to allow a decision as to whether a given project should proceed.

  FIRE ASSAY--the assaying of metallic ores, usually gold and silver by methods requiring a furnace, heat sufficient to melt the entire sample; commonly involves the process of scorification, cupellation, etc.

  FRACTURE--breaks in a rock, usually due to intensive folding or faulting.

  GRADE--the average assay of a ton of ore, reflecting metal content.

  GRAVIMETRIC ANALYSIS--quantitative chemical analysis in which the different substances of a compound are measure by weight.

  HEAP LEACHING--a process involving the percolation of a cyanide solution through crushed ore heaped on an impervious pad or base to dissolve minerals or metals out of the ore.

  HYDROTHERMAL ALTERATION--alteration of rocks or minerals by the reaction of hydrothermal water (hot water) with preexisting solid phases.

  IMMEDIATELY ACCESSIBLE--blocks of ore immediately accessible from current mine workings.

  INTRUSION--in geology, a mass of igneous rock that while molten, was forced into or between other rocks.

  INVERSE DISTANCE ESTIMATING METHOD--a method of establishing the importance accorded to specific data points of a three dimensional block model in order to determine the economic value of the minerals located in such block. This determination is a weighted average with the individual weights of each data point computed as an inverse power of distance as follows:

               wi =  di  -poweri = 1. . .number of samples
                     ---
                     Sdi

where w is the weight computed for each sample; i, each distance; d, the distance between the location being estimated and sample i; and -power is the inverse distance weighting power.

  KRIGING--a geostatistical estimation method for calculating a geological three dimensional model for the estimation of mineralized material and proven and probable reserves. This method was developed to provide the "best linear, unbiased estimate" for grade based on a least squares minimization of the error estimation, or Kriging errors.

  LEACHED--the separation, selective removal or dissolving out of soluble constituents from a rock or orebody by the natural action of percolating water.

  LENS--a geological deposit bounded by converging surfaces, at least one of which is curved, thick in the middle and thinning out to the edges, resembling a convex lens.

  LEVEL--a subhorizontal working in a mine, like a drift or a tunnel, often given a number which relates its depth below an arbitrarily chosen reference point, e.g., the -300 Level usually means the working is 300 meters below some chosen reference point.

  MASSIVE--said of mineral deposits characterized by a great concentration of ore in one place, as opposed to disseminated or vein deposits.

  MATRIX--the finer-grained material between the larger particles of a rock or the material surrounding mineral particles.

  MILL--a processing plant that produces a concentrate of the valuable minerals or metals contained in an ore. The concentrate must then be treated in some other type of plant, such as a smelter, to effect recovery of the pure metal.

  MINEABLE--the portion of a resource for which extraction is technically and economically feasible.

  MINERALIZATION--the concentration of metals and their compounds in rocks, and the processes involved therein.

  MINERALIZED MATERIAL--that part of mineral deposits (i) for which tonnage and grade are computed (a) partly from specific measurements, samples or production data compiled from appropriately spaced assays of outcrops, trenches, underground workings or drill holes and (b) partly from projections based on geological evidence, and (ii) that have not been measured and sampled with sufficient confidence to determine that the identified deposit can be economically and legally extracted at the time of such determination.

  NET SMELTER RETURN OR NSR--a return based on the actual proceeds from sale of metal or mineral products received less the cost of refining or smelting at an off-site refinery.

  OPEN PIT--a surface working open to daylight, such as a quarry.

  ORE--material that can be economically mined and processed.

  OUNCE--a unit of measurement of weight. In the precious metals industry, and at Apex one troy ounce, the equivalent of 31.103 grams.

  OUTCROP--the part of a rock formation that appears at the earth's surfaces, often protruding above the surrounding ground.

  PLANAR--Lying or arranged as a plane or in parallel planes, usually implying more or less parallelism as in bedding or cleavage. It is a two-dimensional arrangement, in contrast to the one-dimensional linear arrangements.

  PORPHYRY--an igneous rock of any composition that contains conspicuous phenocrysts (large crystals) in a fine-grained rock mass.

  PROBABLE RESERVES--that part of a mineral deposit which may be economically and legally extracted or produced at the time of the reserve determination for which quantity and grade and/or quality are computed from information similar to that used for proven reserves (see below), but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

  PROPYLITIC ALTERATION--a hydrothermally altered rock containing chlorite, pyrite, and carbonate.

  PROVEN RESERVES--that part of a mineral deposit which may be economically and legally extracted or produced at the time of the reserve determination for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings and drill holes and grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and grade measurement are spaced so closely and the geological character is so well defined that size, shape, depth and mineral content of reserves are well established.

  RECOVERY--the percentage of contained of metal extracted from ore in the course of processing such ore.

  REFINING--the final stage of metal production in which residual impurities are removed from the metal.

  RESERVES--that part of a mineral deposit which may be economically and legally extracted or produced at the time of the reserve determination.

  REVERSE CIRCULATION DRILL--a rotary drill or rotary percussion drill in which the drilling fluid and cuttings return to the surface through the drill pipe, minimizing contamination.

  RHYOLITE--A group of extrusive igneous rocks, typically porphyritic and commonly exhibiting flow texture; the extrusive equivalent of granite.

  SECONDARY ENRICHMENT/SUPERGENE ENRICHMENT--a mineral deposition process in which near surface oxidation produces acidic solutions that leach (dissolve) minerals or metals, carry them downward, and precipitate them, thus enriching sulfide minerals already present.

  SEDIMENTARY ROCKS/SEDIMENTS--rocks resulting from the consolidation of loose sediments that have accumulated in layers consisting of mechanically formed fragments of older rock transported from its source and deposited in water, or from air or ice.

  SEMI-AUTOGENOUS-GRINDING OR SAG--a grinding method that uses a rotating mill drum of large diameter, versus its axial length, to tumble ores that have characteristics of hardness and particle size requiring only small amounts of grinding steel balls added to the mill to aid the grinding process.

  SHAFT--a vertical or steeply inclined excavation for the purposes of opening and servicing an underground mine. It is usually equipped with a hoist at the top which lowers and raises a conveyance for handling personnel and materials.

  SILL--a near horizontal flat-bedded strata of intrusive rock.

  SKARN--a rock composed of calc-silicate minerals formed by the action of igneous bodies intruding into a calcium-rich rock such as limestone. Precious metals and sulfides of copper, lead and zinc may be introduced as part of the process.

  SMELTING--heating ore or concentrate material with suitable flux materials at high temperatures creating a fusion of these materials to produce a melt consisting of two layers on top, a slag of the flux and gangue (waste) minerals, and below molten impure metals. This generally produces an unfinished product requiring refining.

  STERILIZATION DRILLING--refers to drilling conducted in areas proposed for surface facilities or waste material dumps, to test for unexpected existence of economic mineralization.

  STOCKWORK--a mineral deposit in the form of a three dimensional network of anastomosing veinlets diffused in the host rock.

  STRATA-BOUND--a mineral deposit confined to a single stratigraphic unit.

  STRATIFIED--formed, arranged, or laid down in layers of strata.

  STOPE--an excavation in a mine from which ore is being or has been extracted.

  STRIKE--the course or bearing of a vein or a layer of rock.

  TAILINGS--the finely-ground waste product from ore processing.

  TON--a dry short ton (2,000 pounds).

  TONNE--a metric ton (1,000 kilograms, or 2,205 pounds).

  TUFF--a general term for all pyroclastic (volcanic ash) rock.

  TWIN HOLE--refers to a drill hole drilled parallel to and as practically close to a preexisting drill hole in order to obtain samples to test the continuity or similarity of the results from both drill holes.

  VEIN--a mineralized zone having a more or less regular development in length, width and depth which clearly separates it from neighboring rock.

  VEZIN SAMPLER--A mechanical device that automatically extracts a regular portion (a sample) from a stream of pulverized material passing through it.

  WALL ROCK--the rock adjacent to, enclosing, or including a vein, layer, or dissemination of ore minerals.

  WASTE--barren rock in a mine, or mineralization that is too low in grade to be mined and milled at a profit.

                                CONVERSION TABLE

  In this Prospectus, figures are presented in both United States standard and metric measurements. Conversion rates from United States standard to metric and metric to United States standard measurement systems are provided in the table below.

U.S. MEASURE             METRIC UNIT
------------             -----------
2.47 acres.............. 1 hectare
3.28 feet............... 1 meter
0.62 miles.............. 1 kilometer
0.032 ounces (troy)..... 1 gram
1.102 tons.............. 1 tonne

METRIC MEASURE           U.S. UNIT
--------------           ---------
0.4047 hectares......... 1 acre
0.3048 meters........... 1 foot
1.609 kilometer......... 1 mile
31.103 grams............ 1 ounce (troy)
0.907 tonnes............ 1 ton

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Report of Independent Accountants........................................ F-2
Consolidated Balance Sheet at September 30, 1997 (unaudited) and at
 December 31, 1996 and 1995.............................................. F-3
Consolidated Statement of Operations for the nine-month periods ended
 September 30, 1997 and 1996 (unaudited), the years ended December 31,
 1996 and 1995, the period from December 22, 1994 (inception) through
 December 31, 1994, and the period from inception through December 31,
 1996.................................................................... F-4
Consolidated Statement of Changes in Shareholders' Equity for the nine-
 month period ended September 30, 1997 (unaudited), for the years ended
 December 31, 1996 and 1995, and for the period ended December 31, 1994
 ........................................................................ F-5
Consolidated Statement of Cash Flows for the nine-month periods ended
 September 30, 1997 and 1996 (unaudited), the years ended December 31,
 1996 and 1995, the period from December 22, 1994 (inception) through
 December 31, 1994, and the period from inception through December 31,
 1996.................................................................... F-6
Notes to the Consolidated Financial Statements........................... F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Apex Silver Mines Limited
 (Successor to Apex Silver Mines LDC), an Exploration Stage Company

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Apex Silver Mines Limited (successor to Apex Silver Mines LDC) and its subsidiaries at December 31, 1996 and 1995 and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995, the period from December 22, 1994 (inception) through December 31, 1994 and the period from inception through December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Denver, Colorado
August 29, 1997

                           APEX SILVER MINES LIMITED
                      (SUCCESSOR TO APEX SILVER MINES LDC)
                          AN EXPLORATION STAGE COMPANY

                           CONSOLIDATED BALANCE SHEET
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                        SEPTEMBER  30, DECEMBER 31,  DECEMBER 31,
                                             1997          1996          1995
                                        -------------- ------------  ------------
                                         (UNAUDITED)
ASSETS
Current assets
 Cash and cash equivalents............   $  8,806,284  $25,949,771   $ 3,296,618
 Short-term investments...............            --           --            --
 Note and accrued interest
  receivable..........................            --           --      2,885,830
 Prepaid expenses and other assets....        501,317      154,225           --
 Cash advances to associates..........            --           --        311,246
                                         ------------  -----------   -----------
  Current assets......................      9,307,601   26,103,996     6,493,694
Mining properties.....................      3,758,944          --            --
Plant, buildings and equipment (net)..        680,125      523,534           --
Deferred financing costs..............      1,266,414          --            --
Deferred organizational costs (net)...        127,331      169,774       226,365
Loan receivable from associates.......            --           --        100,000
                                         ------------  -----------   -----------
  Total assets........................   $ 15,140,415  $26,797,304   $ 6,820,059
                                         ============  ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Amounts due to related parties.......   $     70,702  $   533,275   $   110,933
 Accrued salaries, wages and
  benefits............................         33,135      310,669           --
 Accounts payable and other accrued
  liabilities.........................      1,252,221    1,642,050       247,926
                                         ------------  -----------   -----------
  Current liabilities.................      1,356,058    2,485,994       358,859
Commitments and contingencies
 (Note 10)............................            --           --            --
Minority interest in consolidated
 subsidiary...........................            --           --      2,875,927
Shareholders' equity
 Ordinary shares, $.01 par value,
  50,000,000 shares authorized;
  13,601,544, 13,079,246 and
  8,822,546, shares issued and
  outstanding, respectively
  (See Note 1d).......................        136,015      130,792        88,225
 Contributed surplus..................     44,444,242   37,978,181     5,571,398
 Accumulated deficit..................    (30,795,900) (13,797,663)   (2,074,350)
                                         ------------  -----------   -----------
  Total shareholders' equity..........     13,784,357   24,311,310     3,585,273
                                         ------------  -----------   -----------
  Total liabilities and shareholders'
   equity.............................   $ 15,140,415  $26,797,304   $ 6,820,059
                                         ============  ===========   ===========

  The accompanying notes form an integral part of these consolidated financial statements.

                           APEX SILVER MINES LIMITED
                      (SUCCESSOR TO APEX SILVER MINES LDC)
                          AN EXPLORATION STAGE COMPANY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                                   FOR THE PERIOD
                                                                                    DECEMBER 22,     PERIOD
                                                                                        1994          FROM
                           NINE MONTHS    NINE MONTHS                               (INCEPTION)    INCEPTION
                              ENDED          ENDED      YEAR ENDED    YEAR ENDED      THROUGH       THROUGH
                          SEPTEMBER 30,  SEPTEMBER 30, DECEMBER 31,  DECEMBER 31,   DECEMBER 31,  DECEMBER 31,
                              1997           1996          1996          1995           1994          1996
                          -------------  ------------- ------------  ------------  -------------- ------------
                                  (UNAUDITED)
Income
 Interest income........  $    607,072    $   254,962  $    574,470  $   462,247     $   15,256   $  1,051,973
                          ------------    -----------  ------------  -----------     ----------   ------------
 Total income...........       607,072        254,962       574,470      462,247         15,256      1,051,973
                          ------------    -----------  ------------  -----------     ----------   ------------
Expenses
 Exploration............    10,128,698      5,916,535     9,590,632    1,559,874        105,185     11,255,691
 Administrative.........     5,332,473        602,539     1,923,165      982,261        147,780      3,053,206
 Consulting.............     1,862,201      1,443,275     2,506,250      560,060        144,840      3,211,150
 Professional fees......       226,591        827,066     1,096,271      657,621         20,600      1,774,492
 Amortization and
  depreciation..........        55,346         28,296        57,392       56,591            --         113,983
                          ------------    -----------  ------------  -----------     ----------   ------------
 Total expenses.........    17,605,309      8,817,711    15,173,710    3,816,407        418,405     19,408,522
                          ------------    -----------  ------------  -----------     ----------   ------------
Loss before minority
 interests..............   (16,998,237)    (8,562,749)  (14,599,240)  (3,354,160)      (403,149)   (18,356,549)
Minority interest in
 loss of consolidated
 subsidiary.............           --             --      2,875,927    1,492,975        189,984      4,558,886
                          ------------    -----------  ------------  -----------     ----------   ------------
 Net loss for the
  period................  $(16,998,237)   $(8,562,749) $(11,723,313) $(1,861,185)    $ (213,165)  $(13,797,663)
                          ============    ===========  ============  ===========     ==========   ============
Net loss per ordinary
 share..................  $      (1.05)   $     (0.66) $      (0.85) $     (0.16)    $    (0.02)
                          ============    ===========  ============  ===========     ==========
Weighted average
 ordinary shares
 outstanding
 (See Note 1d)..........    16,231,660     12,920,893    13,748,585   11,974,960     11,974,960
                          ============    ===========  ============  ===========     ==========

  The accompanying notes form an integral part of these consolidated financial statements.

                           APEX SILVER MINES LIMITED
                      (SUCCESSOR TO APEX SILVER MINES LDC)
                          AN EXPLORATION STAGE COMPANY

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                      (EXPRESSED IN UNITED STATES DOLLARS)

                            ORDINARY SHARES
                          --------------------                               TOTAL
                            SHARES             CONTRIBUTED ACCUMULATED   SHAREHOLDERS'
                          OUTSTANDING  AMOUNT    SURPLUS     DEFICIT        EQUITY
                          ----------- -------- ----------- ------------  -------------
Issuance of shares upon
 incorporation--December
 22, 1994...............   8,822,546  $ 88,225 $ 5,571,398 $        --   $  5,659,623
Net loss................         --        --          --      (213,165)     (213,165)
                          ----------  -------- ----------- ------------  ------------
Balance, December 31,
 1994...................   8,822,546    88,225   5,571,398     (213,165)    5,446,458
Net loss................         --        --          --    (1,861,185)   (1,861,185)
                          ----------  -------- ----------- ------------  ------------
Balance, December 31,
 1995...................   8,822,546    88,225   5,571,398   (2,074,350)    3,585,273
Issuance of shares in
 private placement......   4,256,700    42,567  32,406,783          --     32,449,350
Net loss................         --        --          --   (11,723,313)  (11,723,313)
                          ----------  -------- ----------- ------------  ------------
Balance, December 31,
 1996...................  13,079,246   130,792  37,978,181  (13,797,663)   24,311,310
Issuance of shares
 (unaudited)............     522,298     5,223   5,865,710          --      5,870,833
Stock option
 compensation expense
 (unaudited)............         --        --      600,351          --        600,351
Net loss (unaudited)....         --        --          --   (16,998,237)  (16,998,237)
                          ----------  -------- ----------- ------------  ------------
Balance, September 30,
 1997 (unaudited).......  13,601,544  $136,015 $44,444,242 $(30,795,900) $ 13,784,357
                          ==========  ======== =========== ============  ============



  The accompanying notes form an integral part of these consolidated financial statements.

                           APEX SILVER MINES LIMITED
                      (SUCCESSOR TO APEX SILVER MINES LDC)
                          AN EXPLORATION STAGE COMPANY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                                     FOR THE PERIOD
                                                                                      DECEMBER 22,
                                                                                          1994      PERIOD FROM
                             NINE MONTHS   NINE  MONTHS                                (INCEPTION)   INCEPTION
                                ENDED          ENDED      YEAR ENDED    YEAR ENDED      THROUGH       THROUGH
                            SEPTEMBER 30,  SEPTEMBER 30, DECEMBER 31,  DECEMBER 31,   DECEMBER 31,  DECEMBER 31,
                                1997           1996          1996          1995           1994          1996
                            -------------  ------------- ------------  ------------  -------------- ------------
                                    (UNAUDITED)
Cash flows from operating
 activities:
 Net loss.................  $(16,998,237)   $(8,562,749) $(11,723,313) $(1,861,185)    $(213,165)   $(13,797,663)
 Adjustments to reconcile
  net loss to net cash
  used in operating
  activities:
 Amortization and
  depreciation............        55,346         28,296        57,392       56,591           --          113,983
 Minority interest in loss
  of
  consolidated subsidiary..          --             --     (2,875,927)  (1,492,975)     (189,984)     (4,558,886)
 Stock option compensation
  expense.................       600,351            --            --           --            --              --
 Shares issued in
  consideration for
  services................     1,940,330            --            --           --            --              --
 Changes in operating
  assets and liabilities:
  (Increase) decrease in
   accrued interest
   receivable.............           --       2,885,830        66,112      (50,856)      (15,256)            --
  (Increase) decrease in
   prepaid expenses and
   other assets...........      (347,092)           --       (154,225)      24,167       (24,167)       (154,225)
  (Increase) decrease in
   cash advances to and
   loan receivable from
   associates.............           --      (1,662,436)      411,246     (411,246)          --              --
  Increase (decrease) in
   current liabilities....    (1,129,936)     1,096,747     2,127,135      244,873       113,986       2,485,994
                            ------------    -----------  ------------  -----------     ---------    ------------
   Net cash used in
    operating activities..   (15,879,238)    (6,214,312)  (12,091,580)  (3,490,631)     (328,586)    (15,910,797)
                            ------------    -----------  ------------  -----------     ---------    ------------
Cash flows from investing
 activities:
 Purchases of short-term
  investments.............      (    -- )           --            --           --            --              --
 Purchases of property and
  equipment...............      (169,493)           --       (524,335)         --            --         (524,335)
                            ------------    -----------  ------------  -----------     ---------    ------------
   Net cash used in
    investing activities..      (169,493)           --       (524,335)         --            --         (524,335)
                            ------------    -----------  ------------  -----------     ---------    ------------
Cash flows from financing
 activities:
 Proceeds from issuance of
  ordinary shares.........       171,658     28,734,745    35,269,068    6,430,307       968,484      42,667,859
 Deferred organizational
  and financing costs.....    (1,266,414)           --            --           --       (282,956)       (282,956)
                            ------------    -----------  ------------  -----------     ---------    ------------
   Net cash provided by
    (used in) financing
    activities............    (1,094,756)    28,734,745    35,269,068    6,430,307       685,528      42,384,903
                            ------------    -----------  ------------  -----------     ---------    ------------
Net increase (decrease) in
 cash and cash
 equivalents..............   (17,143,487)    22,520,433    22,653,153    2,939,676       356,942      25,949,771
Cash and cash equivalents:
 Beginning of period......    25,949,771      3,296,618     3,296,618      356,942           --              --
                            ------------    -----------  ------------  -----------     ---------    ------------
 End of period............  $  8,806,284    $25,817,051  $ 25,949,771  $ 3,296,618     $ 356,942    $ 25,949,771
                            ============    ===========  ============  ===========     =========    ============
SUPPLEMENTAL NON-CASH
 TRANSACTIONS:
 Acquisition of minority
  interest in ASC Bolivia
  for ordinary shares at
  $14 per share...........  $  3,758,944            --            --           --            --              --

  The accompanying notes form an integral part of these consolidated financial statements.

                           APEX SILVER MINES LIMITED
                     (SUCCESSOR TO APEX SILVER MINES LDC)
                         AN EXPLORATION STAGE COMPANY

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     (EXPRESSED IN UNITED STATES DOLLARS)

1.INCORPORATION, RECAPITALIZATION, OWNERSHIP AND OPERATIONS

 a. Apex Silver Mines Limited ("Apex Limited" or the "Company") was formed under the laws of the Cayman Islands in March of 1996 for the sole purpose of serving as a holding company for certain ownership interests in Apex Silver Mines LDC ("Apex LDC"). On April 15, 1996, holders of approximately 55% of the then-outstanding shares of Apex LDC elected to participate, effective as of the completion of a proposed private placement of shares of Apex Limited which was completed as of August 6, 1996, in a recapitalization effected by an exchange, on a one-for-one basis, of their shares in Apex LDC for identical equity instruments of Apex Limited (the "Recapitalization"). The balance of shareholders retained a direct ownership interest in Apex LDC. As a result of this recapitalization, Apex LDC became a majority-owned subsidiary of Apex Limited. The accompanying financial statements reflect the historical accounts of the Company's predecessor, Apex LDC. For purposes of the accompanying consolidated financial statements of Apex Limited, the recapitalization has been given retroactive effect to the date of incorporation of Apex LDC, with the results of operations and equity attributable to the other ownership interests in Apex LDC being reflected in "minority interest in consolidated subsidiary". Consequently, for purposes of these financial statements, Apex Limited is considered the successor to Apex LDC.

 b. In August of 1996, Apex Limited issued 4,256,700 ordinary shares in a private placement transaction (the "Private Placement") for net proceeds of $32.4 million. These proceeds were contributed to Apex LDC in exchange for the issuance by Apex LDC of 4,256,700 shares of its share capital. As a result of this private placement, the Company's ownership interest in Apex LDC was increased from approximately 55% to 65%.

 c. Apex LDC was incorporated under the laws of the Cayman Islands on November 23, 1994 as a 30-year limited duration company on the contribution of all the assets of its predecessor entity, Apex Silver Mines Ltd., a Bermuda corporation. (Actual contribution occurred on December 22, 1994.) The activity of the predecessor has not been presented herein as it was immaterial. However, all expenses incurred by the predecessor have been presented. The Company's principal activity is the exploration of mineral properties. The Company participates in the acquisition and exploration of mineral properties for possible future development directly and indirectly through Apex LDC's principal subsidiaries, Andean Silver Corporation LDC ("Andean"), ASC Bolivia LDC ("ASC Bolivia"), Apex Asia LDC ("Apex Asia"), Minera de Cordilleras (Honduras), S. de R.L. ("Cordilleras Honduras"), Cordilleras Silver Mines Ltd. ("Cordilleras Bahamas"), Cordilleras Silver Mines (Cayman) LDC ("Cordilleras Cayman"), Compania Minerales de Zacatecas, S. de R.L. de C.V. ("CMZ"), Apex Silver Mines Corporation, ("Apex Corporation") and ASC Peru LDC ("ASC Peru").


 d. In conjunction with the Recapitalization and the Private Placement, Apex Limited and the shareholders of Apex LDC entered into a Buy-Sell Agreement (the "Buy-Sell Agreement") which is intended to maintain the same beneficial interest in Apex LDC attributable to all shareholders of Apex LDC prior to the Recapitalization and Private Placement. Pursuant to the terms of the Buy-Sell Agreement, upon a request by a shareholder of Apex LDC, Apex Limited is required to purchase, at its sole option, for cash, for ordinary shares or for a combination thereof, the shares of Apex LDC owned by such shareholder. Apex Limited currently expects that any purchase of shares of Apex LDC will involve only an equal number of ordinary shares. As of August 29, 1997, Apex Limited has approximately 13,601,544 shares outstanding and approximately 7,077,007 ordinary shares reserved

                           APEX SILVER MINES LIMITED
                     (SUCCESSOR TO APEX SILVER MINES LDC)
                         AN EXPLORATION STAGE COMPANY

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (EXPRESSED IN UNITED STATES DOLLARS)
for issuance for the approximately 7,077,007 shares of Apex LDC owned by such shareholders. If all such ordinary shares were issued, the Company would have approximately 20,678,551 ordinary shares outstanding. Because of the provisions of the Buy-Sell Agreement, all of the outstanding shares of Apex LDC are considered ordinary share equivalents for purposes of computing net loss per ordinary share but are not included in the computation for any of the periods presented because they are antidilutive. If all of the Apex LDC shares were assumed to be purchased in all periods, the outstanding ordinary shares and the net loss per ordinary share as of and for the periods ended September 30, 1997 and 1996 and December 31, 1996, 1995 and 1994, on a pro forma basis, would have been (all unaudited) 20,678,551, 15,899,553, 17,673,178, 15,899,553 and 15,899,553 ordinary shares and $(0.73), $(0.43), $(0.56), $(0.10) and
$(0.01) net loss per ordinary share.

 e. The Company, through its direct and indirect subsidiaries, is active in Central America, South America and Central Asia and currently holds interests in, or is the beneficial owner of, non-producing silver resource properties in Chile, Bolivia, Honduras, Kyrgyzstan, Mexico, Mongolia, Peru and Tajikistan. The Company is in the process of evaluating its properties to determine economic feasibility of bringing one or more of the properties into production.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates. The policies adopted, considered by management to be significant, are summarized as follows:

 a. Basis of consolidation

  These consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Investment in 50% joint ventures are proportionately consolidated.

 b. Interim financial data

  The interim financial data as of September 30, 1997 and for the nine-month periods ended September 30, 1997 and 1996 are unaudited; however, in the opinion of management, such interim data includes all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of financial position and results of operations for the interim periods. All data included herein as of such date and for such periods are unaudited.

 c. Translation of foreign currencies

  All expenditures are made in United States dollars. Accordingly, the Company uses the United States dollar as its functional currency.

                           APEX SILVER MINES LIMITED
                     (SUCCESSOR TO APEX SILVER MINES LDC)
                         AN EXPLORATION STAGE COMPANY

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (EXPRESSED IN UNITED STATES DOLLARS)

 d. Cash, cash equivalents and short-term investments

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Short-term investments include certificates of deposit with maturities greater than three months, but not exceeding six months. Short-term investments are recorded at cost which approximates fair value.

 e. Mining properties, exploration and development costs

  The Company expenses general prospecting costs and the costs of acquiring and exploring unevaluated mining properties. When a property is determined to have proven and probable reserves, further exploration costs, development costs are capitalized. Acquisition costs relating to properties with development potential are capitalized. When commercially profitable ore reserves are developed and operations commence, capitalized costs will be amortized using the units-of-production method. Upon abandonment or sale of projects, all capital costs relating to the specific project are written off in the year abandoned or sold and a gain or loss is recognized.


 f. Fixed assets

  Buildings and equipment are carried at cost and are depreciated on a straight-line basis over estimated useful lives of three to thirty years.

 g. Deferred organizational costs

  Costs incurred in the organization of the Company have been capitalized and are being amortized on a straight-line basis over five years.

 h. Asset impairment

  The Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amount may not be recoverable. If the sum of estimated future net cash flows on an undiscounted basis is less than the carrying amount of the related asset, an asset impairment is considered to exist. The related impairment loss is measured by comparing estimated future net cash flows on a discounted basis to the carrying amount of the asset. Changes in significant assumptions underlying future cash flow estimates may have a material effect on the Company's financial position and results of operations. To date no such impairments have been identified.

 i. Fair value of financial instruments

  The Company's financial instruments consist of cash, receivables, accounts payable and other current liabilities. The carrying amounts of these financial instruments approximate fair value due to their short maturities.

                           APEX SILVER MINES LIMITED
                     (SUCCESSOR TO APEX SILVER MINES LDC)
                         AN EXPLORATION STAGE COMPANY

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (EXPRESSED IN UNITED STATES DOLLARS)

 j. Stock compensation

  As permitted under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Company has elected to measure compensation expense as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under that method, the difference between the exercise price and the estimated fair value of the shares at the date of grant is charged to compensation expense ratably over the vesting period.

 k. Net loss per ordinary share

  Net loss per ordinary share is computed using the weighted average number of ordinary and equivalent shares outstanding during the period. Equivalent shares are excluded from the computation if their effect is antidilutive except that, pursuant to the requirements of the Securities and Exchange Commission, equivalent shares relating to options issued and ordinary shares sold at less than the initial public offering price during the twelve-month period prior to the initial public offering contemplated hereby are included in the computations for all periods presented.

 l. New accounting pronouncements

  During February of 1997, the Financial Accounting Standards Board released SFAS No. 128, Earnings per Share, which requires the disclosure of both basic earnings per share and diluted earnings per share. The Company will be required to adopt SFAS No. 128 effective December 31, 1997, and believes it will not have a material impact on previously reported losses per share.

  Other pronouncements issued by authoritative bodies with future effective dates are either not applicable or not material to the consolidated financial statements of the Company.

3. INCOME TAXES

  The provision for income taxes includes United States federal, state and foreign income taxes currently payable and deferred based on currently enacted tax laws. Deferred income taxes are provided for the tax consequences of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

  There is currently no taxation imposed by the Cayman Islands. If any form of taxation were to be enacted, the Company has been granted exemption therefrom to January 16, 2015. The Company's subsidiaries which do business in other countries have not generated income and therefore are not liable for local income taxes.

  Apex Corporation, a Delaware corporation, is the only entity within the Company which is currently subject to United States federal and state income taxes. As of September 30, 1997 and December 31, 1996, Apex Corporation had a United States net operating loss carryforward of approximately $1,300,000 (unaudited) and $500,000, respectively. As such, no United States tax provision is included in the accompanying financial statements. Additionally, as of September 30, 1997 and December 31, 1996, Apex Corporation had net deferred tax assets of approximately $500,000 (unaudited) and $200,000, respectively, primarily as a result of operating loss carryforwards which are entirely offset by a valuation allowance.

                           APEX SILVER MINES LIMITED
                     (SUCCESSOR TO APEX SILVER MINES LDC)
                         AN EXPLORATION STAGE COMPANY

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (EXPRESSED IN UNITED STATES DOLLARS)
  As of September 30, 1997 and December 31, 1996, operating loss carryforwards generated by ASC Bolivia amounted to approximately $12.2 million (unaudited) and $3.4 million, respectively. Operating losses (as adjusted for inflation) may be carried forward and deducted from taxable income indefinitely. The deferred tax asset resulting from the operating loss carryforwards has been entirely offset by a valuation allowance.

  No net deferred tax assets related to operating losses generated through September 30, 1997 by the Company's other foreign subsidiaries have been included in the accompanying financial statements, as all such assets have been entirely offset by a valuation allowance.

4. NOTE RECEIVABLE

  At December 31, 1995, the note receivable represents the outstanding balance of a $10,000,000 non-negotiable secured demand note, dated December 22, 1994, on demand at any time, accruing interest at LIBOR, issued by Silver Holdings LDC in consideration for 7,500 shares of the share capital (75% of the then issued and outstanding shares) of Apex LDC. The balance at December 31, 1995 is comprised of the note receivable in the amount of $2,819,718 and accrued interest of $66,112. The note was paid in full during 1996.

5. PLANT, BUILDINGS AND EQUIPMENT

  The components of plant, buildings and equipment were as follows:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
                                                       (UNAUDITED)
   Buildings.........................................   $274,054      $274,054
   Mining equipment..................................    350,390       183,356
   Other furniture and equipment.....................     79,401        66,925
                                                        --------      --------
                                                         703,845       524,335
   Less: Accumulated depreciation....................    (23,720)         (801)
                                                        --------      --------
                                                        $680,125      $523,534
                                                        ========      ========

  Depreciation expense for the nine months ended September 30, 1997 and the year ended December 31, 1996 totaled $22,919 and $801, respectively.

6. DEFERRED ORGANIZATIONAL COSTS

                            SEPTEMBER  30, 1997 DECEMBER 31, 1996 DECEMBER 31, 1995
                            ------------------- ----------------- -----------------
                                (UNAUDITED)
   Organizational costs....      $ 282,956          $ 282,956         $282,956
   Less: Accumulated
    amortization...........       (155,625)          (113,182)         (56,591)
                                 ---------          ---------         --------
                                 $ 127,331          $ 169,774         $226,365
                                 =========          =========         ========

  Amortization expense for the nine-month period ended September 30, 1997 was $42,443 and for each of the years ended December 31, 1996 and 1995 was $56,591.

                           APEX SILVER MINES LIMITED
                     (SUCCESSOR TO APEX SILVER MINES LDC)
                         AN EXPLORATION STAGE COMPANY

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (EXPRESSED IN UNITED STATES DOLLARS)

7. STOCK OPTION PLANS

  During 1996, options to purchase 281,250 shares of the Company's ordinary shares were granted, exercisable at a price of $8.00 per share. Of these options, 73,438 vested immediately. The remainder of the options vest ratably over periods of up to four years with the first tranche vesting on the date of grant. Unexercised options expire ten years after the date of grant.

The following table summarizes stock option information:

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1996
                                                               -----------------
   Options granted at $8 during period........................      281,250
   Options outstanding at end of period.......................      281,250
   Options exercisable at end of period.......................       73,438

  The weighted average grant-date fair value of options granted for the year ended December 31, 1996 is $1.30. The weighted average remaining contractual life of the options at December 31, 1996 is 11.1 years. To date, none of these options have been exercised.

  Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company has accounted for its employees' stock options under the fair value method of SFAS No. 123. For purposes of calculating the fair value of options, volatility was not considered for the options granted in 1996 since the Company was non-public at the date of grant. The Company currently does not foresee the payment of dividends in the near term. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1996
                                                               -----------------
   Weighted average risk-free interest rate...................       6.45%
   Expected dividend yield....................................        --
   Weighted average expected life (in years)..................       2.78

  For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1996
                                                                  -------------
As reported
 Net loss........................................................ $(11,723,313)
 Net loss per ordinary share.....................................        (1.11)
Pro forma
 Net loss........................................................  (11,852,522)
 Net loss per ordinary share.....................................        (1.12)

                           APEX SILVER MINES LIMITED
                     (SUCCESSOR TO APEX SILVER MINES LDC)
                         AN EXPLORATION STAGE COMPANY

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (EXPRESSED IN UNITED STATES DOLLARS)

8. EVENTS SUBSEQUENT TO DECEMBER 31, 1996

  In January 1997, the Company received payment for 115,207 shares issued effective September 30, 1996 at the then book value of $1.49 per share in consideration for services received in conjunction with the Private Placement.

  Effective August 15, 1997, the minority shareholder of ASC Bolivia exchanged its 2.5% interest for 268,496 shares of Apex Limited and the Company granted two associates a total of 138,595 shares of the Company in consideration for services.

9. RELATED PARTY TRANSACTIONS

  Apex LDC engaged Tigris Financial Group Ltd. ("Tigris") and LCM Holdings LDC ("LCM") to provide management advisory services to Apex LDC and its subsidiaries. Tigris is wholly owned by Mr. Thomas S. Kaplan, a director and officer of Apex LDC and its subsidiaries, and an indirect shareholder. LCM is wholly owned by an indirect shareholder of Apex LDC. This consulting arrangement was terminated at the end of the first quarter of 1997, following the formation of Apex Corporation. Apex Corporation provides management, advisory and administrative services for the Company pursuant to a Management Services Agreement dated October 22, 1996. The Company pays Apex Corporation in providing its services, plus 10 percent of such costs. During the periods ended December 31, 1996, 1995 and 1994 fees paid to Tigris and LCM for such services amounted to $423,684, $143,368 and $21,250, respectively. As of December 31, 1996, the amount payable for such services was $11,119.

  Apex LDC hires both individuals and companies ("associates") to perform services on its behalf in countries in which it has mineral interests. These services include administrative expenses, obtaining interests in properties on Apex LDC's behalf, and consulting services. In certain cases persons affiliated with such associates serve as officers or directors of Apex LDC's subsidiaries. During the periods ended December 31, 1996, 1995 and 1994, the total amounts charged to Apex LDC by such related associates were $5,695,193, $1,965,276 and $275,653, respectively, and are included in the statement of operations under the applicable captions. As of December 31, 1996, the amount payable for such services was $386,639.

  During the periods ended December 31, 1996, 1995 and 1994, Apex LDC paid an associate who, until August 6, 1996, was a shareholder of certain subsidiaries of Apex LDC $485,179, $239,647 and $14,104, respectively, in consideration for geology services provided and disbursements made on Apex LDC's behalf. As of December 31, 1996, the amount payable for such services was $135,517.

  During the year ended December 31, 1995, Apex LDC made an interest-free loan to an indirect shareholder in the amount of $100,000. The loan was forgiven by Apex LDC as of August 6, 1996, as partial payment for that shareholder's remaining interest in one subsidiary and his profits interests in certain properties owned or controlled by Apex LDC or its subsidiaries.

  Apex LDC received interest income on the note receivable issued by Silver Holdings LDC, a shareholder of Apex LDC. During the periods ended December 31, 1995 and 1994, such interest income amounted to $360,937 and $15,256, respectively.

  Two individuals, one of whom is an officer and indirect shareholder of Apex LDC, the second of whom is an officer of certain of Apex LDC's subsidiaries, are also shareholders and directors of Begeyge Minera Ltda. ("Begeyge"), with whom the Company has a non-binding commitment to purchase the Suyatal Project for an aggregate purchase price of $3,000,000 (see Note 10). Begeyge also served as an associate and during the year ended December 31, 1996, total amounts charged to Apex LDC by Begeyge were $106,691.

                           APEX SILVER MINES LIMITED
                     (SUCCESSOR TO APEX SILVER MINES LDC)
                         AN EXPLORATION STAGE COMPANY

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (EXPRESSED IN UNITED STATES DOLLARS)

10. COMMITMENTS AND CONTINGENCIES

  The Company had outstanding nonbinding commitments relating to certain mineral properties at December 31, 1996 (as adjusted for contract terminations and modifications through September 30, 1997) as follows:

                            1997       1998      1999     2000      2001    THEREAFTER
                         ---------- ---------- -------- -------- ---------- ----------
HONDURAS
  El Ocote(/1/)......... $  250,000 $   93,866 $ 75,000 $    --  $      --  $      --
  Suyatal(/2/)..........     15,000     25,000   40,000   40,000     40,000  2,825,000
  Tatumbla(/3/).........     66,667     66,667   66,666      --         --         --
BOLIVIA
  San Cristobal(/4/)....    297,000    120,000      --       --         --         --
  Choroma(/5/)..........    227,000    349,250      --       --         --         --
  Cobrizos(/6/).........    318,841    214,675  201,314  201,314  1,006,551        --
  General...............    170,000    170,000  170,000  170,000    170,000        --
PERU
  Otuzco(/7/)...........     36,000     18,000   18,000   18,000     18,000    450,000
    Total............... $1,380,508 $1,057,458 $570,980 $429,314 $1,234,551 $3,275,000

--------
(/1/Upon)production, the Company will also pay a 5% net smelter return ("NSR")
    royalty.
(/2/Annual)installments are not to exceed the greater of $40,000, or a 2% NSR. (/3/In)addition, beginning in January of 1999, the Company will pay the greater of a $20,000 per year advance against future NSR royalties, or a 2% NSR. Upon the earlier of the fifth anniversary of commercial production or recovery of the Company's entire capital investment, the Company will pay the higher of the $20,000 per year advance, or a 3% NSR, plus an additional 2% NSR on production from the project.
(/4/The)Company, through a wholly-owned subsidiary has an option to purchase these properties prior to October of 1998 for $2,000,000, less the sum of all prior lease payments ($12,000 per month). As of September 30, 1997, the Company had an outstanding balance of $980,000 to be paid at the rate of $12,000 per month for eighty-one months and a final payment of $8,000 on July 15, 2004. In addition, the Company has an option to acquire mining concessions for $6,000 per month until February 1, 1998. Upon exercise of the option, a payment of $250,000 is due, to be followed by another $250,000 due on February 1, 1999 plus the assumption of certain indebtedness of the seller.
(/5/)Upon production, the Company will pay a royalty of 5% of operating cash flow until the investment has been recovered, and a 15% royalty thereafter. (/6/)The commitments relating to the years 1999 to 2001 are for land taxes.
   The amounts disclosed represent the maximum possible payment. Upon production, the Company will pay a royalty of 5% of operating cash flow until the investment has been recovered, and a 15% royalty thereafter.
(/7/The)lease agreement related to this property also includes payment of a production royalty of 4.5% NSR. Concurrent with the lease is a four-year option to purchase the property for $350,000. In addition, the Company has a $40,400 per year payment due for land taxes on staked claims.

  In addition to those summarized above, the Company has the following nonbinding commitments:

  Bolivia--Pulacayo: ASC Bolivia is obligated to pay $1,500 per month during exploration until completion of a feasibility study. If the property is developed, ASC Bolivia will be required to pay a 5% NSR.

                           APEX SILVER MINES LIMITED
                     (SUCCESSOR TO APEX SILVER MINES LDC)
                         AN EXPLORATION STAGE COMPANY

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                     (EXPRESSED IN UNITED STATES DOLLARS)

  Peru--San Juan de Lucanas: Andean has contracted to purchase mining concessions for total payment of $2,100,000 over a fourteen month period.

  Tajikistan--Kanimansur Ore Field: The joint venture agreement related to this proposed acquisition is still awaiting approval by the government. An initial capital contribution of $49,000 must be effected within one year of the formal registration of Kanimansur Mining.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PRO-SPECTUS IN CONNECTION WITH THE OFFERS MADE BY THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE U.S. UNDERWRITERS. NEITHER THE DE-LIVERY OF THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUM-STANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITA-TION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITA-TION.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   8
Concurrent Offering......................................................  16
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Corporate Structure......................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
The Company..............................................................  28
Properties...............................................................  30
Development Project......................................................  31
Advanced Exploration Properties..........................................  40
Other Mineral Properties.................................................  48
Metals Market Overview...................................................  51
Republic of Bolivia......................................................  53
Management...............................................................  57
Executive Compensation...................................................  64
Principal Shareholders...................................................  69
Certain Transactions.....................................................  72
Description of Ordinary Shares...........................................  75
Shares Eligible for Future Sale..........................................  81
Underwriting.............................................................  82
Taxation.................................................................  85
Experts..................................................................  89
Legal Matters............................................................  89
Additional Information...................................................  90
Glossary.................................................................  91
Conversion Table.........................................................  96
Index to Consolidated Financial Statements............................... F-1

UNTIL    , 1997 ALL DEALERS EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR
NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DE-LIVER A PROSPECTUS WHEN ACTING AS U.S. UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS.
9,000,000 SHARES

APEX SILVER
MINES LIMITED

ORDINARY SHARES
(PAR VALUE $0.01 PER SHARE)


[LOGO OF APEX SILVER MINES LIMITED APPEARS HERE]


SALOMON BROTHERS INC

PAINEWEBBER INCORPORATED

SCOTIA CAPITAL MARKETS

SMITH BARNEY INC.

PROSPECTUS

    , 1997

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THIS REGISTRATION STATEMENT       +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

         [ALTERNATE FRONT COVER PAGE FOR INTERNATIONAL PROSPECTUS]

                             SUBJECT TO COMPLETION

PROSPECTUS                   NOVEMBER 18, 1997
9,000,000 SHARES

[LOGO OF APEX SILVER MINES LIMITED APPEARS HERE]
ORDINARY SHARES

(PAR VALUE $0.01 PER SHARE)

Of the 9,000,000 shares (the "Shares") of ordinary shares, par value $0.01 per share, (the "Ordinary Shares") of Apex Silver Mines Limited (the "Company") offered hereby (the "Offerings"), 6,100,000 Shares are being offered initially in the United States and Canada by the U.S. Underwriters, 1,800,000 Shares are being offered initially outside the United States by the International Underwriters and 1,100,000 shares are being offered in a Concurrent Offering by the Company directly to a shareholder of the Company at a price per share equal to the initial public offering price per share. The consummation of the Concurrent Offering and the initial public offering are contingent upon each other. To the extent the shareholder purchases less than the maximum 1,100,000 Ordinary Shares to be sold pursuant to the Concurrent Offering, the number of Ordinary Shares available to the general public by the U.S. Underwriters will be increased accordingly. See "Concurrent Offering" and "Underwriting." Upon completion of the Offering (assuming the over-allotment options granted to the U.S. Underwriters and the International Underwriters are not exercised), the Company will own 76.2 percent of the outstanding share capital of Apex Silver Mines LDC ("Apex LDC"), the Company's principal operating subsidiary. See "Corporate Structure". The minority shareholders of Apex LDC (the "Minority Shareholders") are entitled to sell their shares of Apex LDC to the Company for, at the Company's sole option, Ordinary Shares of the Company on a one-for-one basis, cash, or a combination of cash and Ordinary Shares. The Company currently expects that any future purchases by the Company of shares of Apex LDC from the Minority Shareholders will involve only Ordinary Shares of Apex Silver Mines Limited. Any such transactions will not affect the beneficial or economic interest in Apex LDC attributable to shareholders of Apex Silver Mines Limited. Currently, the Company has approximately 13,601,544 Ordinary Shares outstanding and approximately 7,077,007 Ordinary Shares reserved for issuance for approximately 7,077,007 shares of Apex LDC owned by the Minority Shareholders. If all such shares of Apex LDC were issued, the Company would have 20,678,551 Ordinary Shares outstanding, excluding the Shares to be sold in the Offerings. See "Certain Transactions". An application has been made to list the Shares for quotation on the American Stock Exchange under the trading symbol "SIL", subject to notice of issuance.

Prior to the Offerings, there has been no public market for the Shares. It is anticipated that the initial offering price will be between $13.00 and $15.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN PURCHASING THE SHARES OFFERED HEREBY, SEE "RISK FACTORS" ON PAGE 8.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                       PRICE TO     UNDERWRITING     PROCEEDS TO
                                       PUBLIC       DISCOUNT(1)      COMPANY(2)
Per Ordinary Share..................    $              $                $
Total(3)............................    $              $                $

--------------------------------------------------------------------------------

(1) Salomon Brothers Inc, PaineWebber Incorporated, Scotia Capital Markets
    (USA) Inc. and Smith Barney Inc. are also acting as the Company's Placement Agents in connection with the Concurrent Offering, and the Company has
    agreed to pay the Placement Agents a fees of $   per Ordinary Share sold in
    the Concurrent Offering. In addition, the Company has agreed to indemnify the International Underwriters and the Placement Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(2) Before deducting certain expenses of the Offerings, payable by the Company, estimated to be $1,500,000.

(3) The Company has granted the U.S. Underwriters and the International Underwriters 30-day options to purchase up to an aggregate 1,185,000 additional Ordinary Shares, at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If the U.S. Underwriters and the International Underwriters exercise such options in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $    , $     and $    , respectively. See "Underwriting".

The Ordinary Shares offered in the initial public offering are subject to receipt and acceptance by the International Underwriters, to prior sale, and to the International Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of the
Depository Trust Company, on or about    , 1997.

SALOMON BROTHERS INTERNATIONAL LIMITED
              PAINEWEBBER INTERNATIONAL
                             ABN AMRO ROTHSCHILD
                                           SMITH BARNEY INC.

The date of this Prospectus is        , 1997.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement among the Company and the International Underwriters (the "International Underwriting Agreement"), the Company has agreed to sell to each of the International Underwriters named below (the "International Underwriters"), and each of the International Underwriters, for whom Salomon Brothers International Limited, PaineWebber International (U.K.) Limited, ABN AMRO Rothschild and Smith Barney Inc. are acting as the representatives (the "International Representatives"), has severally agreed to purchase the number of Ordinary Shares set forth opposite its name below:

                                                                     UNDERWRITING
      INTERNATIONAL UNDERWRITERS                                      COMMITMENT
      --------------------------                                     ------------
      Salomon Brothers International Limited........................
      PaineWebber International (U.K.) Limited......................
      ABN AMRO Rothschild...........................................
      Smith Barney Inc. ............................................
                                                                      ---------
        Total.......................................................  1,800,000
                                                                      =========

  The Company has been advised by the International Representatives that the several International Underwriters initially propose to offer such Ordinary Shares to the public at the Price to Public set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $   per Share. The International Underwriters may allow, and such
dealers may re-allow, a concession not in excess of $   per Share to other
dealers. After the initial public offering, the Price to Public and such concessions may be changed.

  The Company has granted to the International Underwriters and the U.S. underwriters (the "U.S. Underwriters" and, collectively with the International Underwriters, the "Underwriters") options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 1,185,000 additional Ordinary Shares from the Company at the Price to Public less the Underwriting Discount, solely to cover over-allotments. To the extent that the International Underwriters and the U.S. Underwriters exercise such options, each of the International Underwriters and the U.S. Underwriters, as the case may be, will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such International Underwriter's or U.S. Underwriter's initial commitment.

  The Company has entered into a U.S. Underwriting Agreement with the U.S. Underwriters named therein, for whom Salomon Brothers Inc, PaineWebber Incorporated, Scotia Capital Markets (USA) Inc. and Smith Barney Inc. are acting as the representatives (the "U.S. Representatives" and, together with the International Representatives, the "Representatives") providing for the concurrent offer and sale of 6,100,000 Ordinary Shares (in addition to the Ordinary Shares covered by the over-allotment options described above) in the United States and Canada. Both the International Underwriting Agreement and the U.S. Underwriting Agreement provide that the obligations of the International Underwriters and the U.S. Underwriters are such that if any of the Ordinary Shares are purchased by the International Underwriters pursuant to the International Underwriting Agreement, or by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement, all the Ordinary Shares agreed to be purchased by either the International Underwriters or the U.S. Underwriters, as the case may be, pursuant to their respective agreements must be so purchased. The Price to Public and Underwriting Discount per Ordinary Share for the International Offering and the U.S. Offering will be identical. The closing of the U.S. Offering is a condition to the closing of the International Offering and the closing of the International Offering is a condition to the closing of the U.S. Offering.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  Each International Underwriter has severally agreed, that, as part of the distribution of the 1,800,000 Ordinary Shares offered by the International Underwriters, (i) it is not purchasing any Ordinary Shares for the account of any United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares or distribute this Prospectus to any person in the United States or Canada, or to any United States or Canadian Person and (iii) any dealer to whom it may sell any Ordinary Shares will represent that it is not purchasing for the account of any United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Ordinary Shares in the United States or Canada, or to any United States or Canadian Person or to any other dealer who does not so represent and agree. Each U.S. Underwriter has severally agreed that, as part of the distribution of the 6,100,000 Ordinary Shares by the U.S. Underwriters, (i) it is not purchasing any Ordinary Shares for the account of anyone other than a United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares or distribute any Prospectus relating to the U.S. Offering to any person outside of the United States or Canada, or to anyone other than a United States or Canadian Person and (iii) any dealer to whom it may sell any Ordinary Shares will represent that it is not purchasing for the account of anyone other than a United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any Ordinary Shares outside of the United States or Canada, or to anyone other than a United States or Canadian Person or to any dealer who does not so represent and agree.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between the U.S. Underwriters and the International Underwriters. "United States or Canadian Person" means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or of any political subdivision thereof, and any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of its source (other than any non-United States or non-Canadian branch of any United States or Canadian person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

  Pursuant to the Agreement Between U.S. Underwriters and the International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of Ordinary Shares as may be mutually agreed. The price of any Ordinary Shares so sold shall be the Price to Public, less an amount not greater than the concession to securities dealers. To the extent that there are sales between the International Underwriters and the U.S. Underwriters pursuant to the Agreement Between U.S. Underwriters and the International Underwriters, the number of Ordinary Shares initially available for sale by the International Underwriters or by the U.S Underwriters may be more or less than the amount specified on the cover page of this Prospectus.

  Each International Underwriter has severally represented and agreed that (i) it has not offered or sold and, prior to the expiry of six months from the closing date of the Offerings, will not offer or sell in the United Kingdom, by means of any document, any Ordinary Shares other than to persons whose ordinary activities would involve them in acquiring, holding, managing or disposing of investments (whether as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted in and will not result in an offer to the public within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the Ordinary Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom any document received by it in connection with the issue of the Ordinary Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, or is a person to whom the document may otherwise be issued or passed on.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  Purchases of the Ordinary Shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the Price to Public set forth in the cover page hereof.

  The U.S. Underwriting Agreement provides that the Company will indemnify the U.S. Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments the U.S. Underwriters may be required to make in respect thereof.

  The International Underwriting Agreement provides that the Company will indemnify the International Underwriters against certain liabilities and expenses, including contributing to payments the International Underwriters may be required to make in respect thereof.

  The existing holders of Ordinary Shares have agreed not to affect any public sale or distribution (including any sale pursuant to Rule 144 of the Securities Act) of any Ordinary Shares or securities convertible into, or exchangeable or exercisable for Ordinary Shares, for 180 days from the date of this Prospectus, without the prior written consent of Salomon Brothers Inc.

  During and after the Offerings, the Underwriters may purchase and sell the Ordinary Shares in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members of other broker-dealers in respect of the Ordinary Shares in the Offerings for their account may be reclaimed by the syndicate if such Ordinary Shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Ordinary Shares which may be higher than the price that might otherwise prevail in the open market.

  Prior to the Offerings, there has been no public market for the Ordinary Shares. The Price to Public will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the Price to Public are prevailing market conditions, the market values of publicly traded companies that the Underwriters believe to be somewhat comparable to the Company, the demand for the Ordinary Shares and for similar securities of publicly traded companies that the Underwriters believe to be somewhat comparable to the Company, the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and other factors deemed relevant. There can be no assurance that the prices at which the Ordinary Shares will sell in the public market after the Offerings will not be lower than the Price to Public.

  The closing of the Concurrent Offering is conditioned upon the closing of the initial public offering. The price of the Ordinary Shares to be sold to the Concurrent Purchaser in the Concurrent Offering is equal to the initial public offering price. The Placement Agents in connection with the Concurrent
Offering will be paid a fee of $    per share for each Ordinary Share sold in
the Concurrent Offering in consideration for the provision of certain advisory services and for acting as the Company's Placement Agents, which fee is equal to the underwriting discount payable in connection with the initial public offering. The Placement Agents will be indemnified by the Company against certain liabilities, including liabilities under the Securities Act.

  Certain existing shareholders (including 5% or greater shareholders), directors and officers of the Company may purchase Ordinary Shares from the Underwriters in the Offerings. The Company may reserve some of the Ordinary Shares offered hereby for sale to certain individuals, including employees of the Company and other entities with whom the directors of the Company are affiliated, and members of their families. The price of such Ordinary Shares to such persons will be the Price to Public set forth on the cover of this Prospectus. The number of Ordinary Shares available to the general public will be reduced to the extent those persons purchase the reserved Ordinary Shares. Any Ordinary Shares not so purchased will be offered in the initial public offering at the Price to Public set forth on the cover of this Prospectus.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  Certain of the International Underwriters and U.S. Underwriters provide financial advisory services to or are engaged in other financial transactions with the Company for which they have received and will receive customary compensation. The Company has retained Rothschild Natural Resources LLC, an affiliate of ABN AMRO Rothschild, to act as the Company's financial advisor in connection with the anticipated project financing with respect to the San Cristobal Project.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROSPECTUS IN CONNECTION WITH THE OFFERS MADE BY THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE INTERNATIONAL UNDERWRITERS. NEI-THER THE DELIVERY OF THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THE PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OF-FER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   8
Concurrent Offering......................................................  16
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Corporate Structure......................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
The Company..............................................................  28
Properties...............................................................  30
Development Project......................................................  31
Advanced Exploration Properties..........................................  40
Other Mineral Properties.................................................  48
Metals Market Overview...................................................  51
Republic of Bolivia......................................................  53
Management...............................................................  57
Executive Compensation...................................................  64
Principal Shareholders...................................................  69
Certain Transactions.....................................................  72
Description of Ordinary Shares...........................................  75
Shares Eligible for Future Sale..........................................  81
Underwriting.............................................................  82
Taxation.................................................................  85
Experts..................................................................  89
Legal Matters............................................................  89
Additional Information...................................................  90
Glossary.................................................................  91
Conversion Table.........................................................  96
Index to Consolidated Financial Statements............................... F-1

UNTIL    , 1997 ALL DEALERS EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR
NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPEC-TUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS INTERNATIONAL UNDERWRITERS AND WITH RE-SPECT TO THEIR UNSOLD ALLOTMENTS.
9,000,000 SHARES

APEX SILVER
MINES LIMITED

ORDINARY SHARES
(PAR VALUE $0.01 PER SHARE)


[LOGO OF APEX SILVER MINES LIMITED APPEARS HERE]


SALOMON BROTHERS INTERNATIONAL LIMITED

PAINEWEBBER INTERNATIONAL

ABN AMRO ROTHSCHILD

SMITH BARNEY INC.

PROSPECTUS

     , 1997

           [ALTERNATE BACK COVER PAGE FOR INTERNATIONAL PROSPECTUS]

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following are the estimated expenses, other than the underwriting discounts and commissions, expected to be incurred in connections with the issuance and distribution of the securities registered under this Registration
Statement:

   Securities and Exchange Commission Registration Fee.............. $   47,046
   AMEX Listing Fee................................................. $   50,000
   NASD Filing Fee.................................................. $   10,500
   Blue Sky Fees and Expenses*...................................... $   10,000
   Printing and Engraving Expenses*................................. $  300,000
   Legal Fees and Expenses*......................................... $  800,000
   Accounting Fees and Expenses*.................................... $  250,000
   Transfer Agent's Fees and Expenses*.............................. $    3,500
   Miscellaneous*................................................... $   28,954
                                                                     ----------
     Total.......................................................... $1,500,000
                                                                     ==========

--------
 * Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Companies Act (1995 Revision) of the Cayman Islands provides in Section 77 that:

  The liability of the directors, manager or the managing director of a company may, if so provided by the memorandum of association, be unlimited.

  The Articles of Association of the Company provide as follows:

    85. (a) Every Director (including for the purposes of this Article any Alternate Director appointed pursuant to the provisions of these Articles), Managing Director, Secretary, Assistant Secretary, and, at the discretion of the Board of Directors, other officer, consultant, employee or agent, for the time being and from time to time of the Company and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the Company's business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere provided, that no indemnification shall be available in the case of wilful default or fraud.

        (b) No such Director, Alternate Director, Managing Director, agent, Secretary, Assistant Secretary or other officer of the Company shall be liable (i) for the acts, receipts, neglects, defaults or omissions of any other such director or officer or agent of the Company or (ii) by reason of his having joined in any receipt for money not received by him personally or (iii) for any loss on account of defect of title to any property of the Company or (iv) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or
               (v) for any loss incurred through any bank, broker or other agent or (vi) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his part or (vii) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty.

        (c) The Board of Directors may authorize the Company to purchase and maintain insurance on behalf of any person described in
               Section 83(a), against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Section 83.

  To the extent that it is permitted to do so by these provisions, the Company intends to give an indemnity to each of its directors and to arrange for the liabilities under these indemnities to be covered.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since its formation in March of 1996, Ordinary Shares have been issued in the following transactions:

    1. Effective as of August 6, 1996, the Company issued 4,256,700 Ordinary Shares at a price of $8.00 per share to subscribers in a Private Placement. Salomon Brothers Inc, S.G. Warburg & Co. Inc. and Matrix U.S.A., LLC acted as Private Placement agents for the Offering. The Company paid $1,243,050 to the Private Placement agents as a fee for their services. All of the shares issued were issued to "accredited investors" as defined within Regulation D under the Securities Act of 1933, as amended.

    2. Effective as of August 6, 1996, the Company issued (i) 25,000 Ordinary Shares to each of Ms. Berliner and Messrs. Buchanan, Mohamed Kashoggi and de Lucio in exchange for their respective two and one-half percent (2.5%) interests in Andean; (ii) 25,000 Ordinary Shares to Mr. McDonald in exchange for his profits interests in certain Mexican and Honduran properties and his one share of Cordillera Mexico; and (iii) 25,000 Ordinary Shares to Mr. Golan in exchange for his two and one-half percent (2.5%) interest in Apex Asia.

    3. Effective as of September 30, 1996, the Company issued 115,207 Ordinary Shares to Mr. William Natbony at the then per share book value of the Company in exchange for consulting services.

    4. Effective as of August 15, 1997, the Company issued (i) 268,496 Ordinary Shares to Mintec in exchange for Mintec's two and one-half percent (2.5%) interest in ASC Bolivia, (ii) 113,595 Ordinary Shares to Johnny Delgado Achaval in consideration of his consulting and other work for the Company, and (iii) 25,000 Ordinary Shares to Mada Limited in consideration for its and Mr. Golan's work for the Company.

  The Company believes that the foregoing described issuances of securities, if they constitute sales, are exempt from registration under the Securities Act of 1933, as amended, by virtue of the exemption provided by Section 4(2) thereof for transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits. Attached hereto are the following exhibits:

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  1.1    Form of Underwriting Agreement between the Registrant and the U.S.
         Underwriters.*
  1.2    Form of Underwriting Agreement between the Registrant and the
         International Underwriters.*
  1.3    Form of Placement Agency Agreement between the Registrant and the
         Placement Agents.*
  3.1    Form of Amended and Restated Memorandum of Association of the
         Registrant.*
  3.2    Form of Amended and Restated Articles of Association of the
         Registrant.*
  4.1    Specimen of certificate representing the Registrant's Ordinary Shares, par value $0.01 per share.*
  5.1    Opinion of W.S. Walker & Company as to the validity of the Ordinary
         Shares (Cayman Islands law).*
 10.1    Shareholders' Agreement, dated as of August 6, 1996, among the
         Shareholders of the Registrant.*
 10.2    Form of consent to amendment of above Shareholders' Agreement, dated
         March 21, 1995.*
 10.3    Buy-Sell Agreement, dated as of August 6, 1996, by and among the
         Registrant, Apex LDC, Litani and Silver Holdings.*
 10.4    Summary of the Registrant's 401(K) Plan.*
 10.5    Management Services Agreement among the Registrant and its subsidiaries.*
 10.6    Form of Registrant's Non-Employee Director's Plan.*
 10.7    Form of Registrant's Employees' Share Option Plan.*
 10.8    Form of Registrant's Share Option Agreement.*
 10.9    Employment contract between the Registrant and Marcel F. DeGuire, dated July 23, 1996.*
 10.10   Employment contract between the Registrant and Gregory Marlier, dated
         September 26, 1996.*
 10.11   Employment contract between the Registrant and Keith R. Hulley, dated
         August 14, 1996.*
 10.12   Employment contract between the Registrant and Douglas M. Smith, Jr., dated January 21, 1997.*
 10.13   English translation of Deed of Lease and Purchase Option Contract between Monica de Prudencio and Mineria Tecnia Consultores Asociados
         S.A. ("Mintec"), dated November 7, 1994, regarding the Tesorera and
         Jayula concessions, with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-
         T.*
 10.14   English translation of Assignment Agreement, between ASC Bolivia LDC and Mintec regarding the rights to the above agreement, with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-T.*
 10.15   English translation of the Lease and Purchase Option Contract between
         Empresa Minera Yana Mallcu S.A. and Mintec, dated February 7, 1996, regarding the Toldos concession, with an attached note from Keith
         Hulley, a director of the Registrant, as required by Rule 306 of
         Regulation S-T.*
 10.16   English translation of the Assignment of Lease and Purchase Option
         Agreement among Banco Industrial S.A., Mintec and ASC Bolivia LDC, with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-T.*
 10.17   English translation of the Purchase Option Agreement between Mintec and Litoral Mining Cooperative Ltd., dated August 17, 1995, regarding the Animas concession, with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-
         T.*

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10.18   English translation of the Assignment and Assumption Agreement between
         Mintec and ASC Bolivia LDC, dated May 22, 1996, regarding the Animas concession, with an attached note from Keith Hulley, a director of the
         Registrant, as required by Rule 306 of Regulation S-T.*
 10.19   English translation of the Purchase Agreement between ASC Bolivia LDC and Litoral Mining Cooperative Ltd., regarding the Animas concessions with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-T.*
 10.20   English translation of the Joint Venture Agreement between Corporacion
         Minera Boliviano S.A. ("Comibol") and ASC Bolivia LDC, regarding the
         Cobrizos Concession, with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-
         T.*
 10.21   English translation of the Joint Venture Agreement between Comibol and
         ASC Bolivia LDC, regarding the Choroma Concession, with an attached note from Keith Hulley, a director of the Registrant, as required by
         Rule 306 of Regulation S-T.*
 10.22   Mining Agreement between Compania Minera Ocote and Kerry A. McDonald, dated June 24, 1994, regarding the El Ocote concession.*
 10.23   Assignment and Assumption Agreement between Kerry A. McDonald and
         Cordilleras Silver Mines Ltd., dated September 27, 1994, regarding the assignment of the above Mining Agreement.*
 10.24   Acknowledgment from Bruce Wallis in his capacity as President of
         Compania Minera Ocote S. de R.L. that Cordilleras Silver Mines
         (Cayman) LDC has been assigned Kerry A. McDonald's rights under the above Mining Agreement, dated July 10, 1995.*
 10.25   English translation of the agreement between Andean Silver Corporation
         LDC and 190 of the co-owners of the assets which previously belonged to Empressa Minera San Juan de Lucanas, S.A. ("EMSJ"), regarding the
         San Juan de Lucanas concession, dated January 12, 1995, with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-T.*
 10.26   English translation of the agreement between Andean Silver Corporation
         LDC and 133 of the co-owners of the assets which previously belonged to EMSJ, regarding the San Juan de Lucanas concession, dated January
         12, 1995, with an attached note from Keith Hulley, a director of the
         Registrant, as required by Rule 306 of Regulation S-T.*
 10.27   English translation of the form of agreement between 16 individuals who are some of the co-owners of the assets which previously belonged to EMSJ, regarding the San Juan de Lucanas concession, with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-T.*
 10.28   Board Designation Agreement, dated October 28, 1997, by and between the Registrant and Silver Holdings.*
 10.29   Registration Rights and Voting Agreement, dated October 28, 1997 by and among the Registrant, Silver Holdings, Consolidated, Argentum,
         Aurum LLC and Thomas S. Kaplan.*
 10.30   Amended and Restated Voting Trust Agreement, dated October 29, 1997, between Thomas Kaplan and Consolidated.*
 10.31   Amended and Restated Voting Trust Agreement, dated October 29, 1997, between Thomas Kaplan and Argentum LLC.*
 10.32   English translation of the Purchase Agreement between Monica de
         Prudencio and ASC Bolivia, regarding the Tesorera and Jayula concessions, dated September 3, 1997, with an attached note from Keith
         Hulley as required by Rule 306 of Regulation S-T.*
 11      Statement regarding computation of per share earnings.*


 EXHIBIT
 NUMBER                         DESCRIPTION OF EXHIBIT
 -------                        ----------------------
 21      List of Subsidiaries.*
 23.1    Consent of W.S. Walker & Company (included as part of Exhibit 5.1).
 23.3    Consent of Price Waterhouse LLP.
 23.4    Consent of CPM Group.*
 23.5    Consent of Mineral Resource Development Inc.*
 23.6    Consent of Knight Piesold LLC.*
 23.7    Consent of Pincock, Allen & Holt.*
 23.8    Consent of Mine Reserves Associates, Inc.*
 23.9    Consent of Kvaerner Metals.*
 23.10   Consent of Behre Dolbear.*
 24.1    Powers of attorney of the Registrant (included on page II-6 hereof).

--------
*Previously filed.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 of this registration statement or otherwise may be permitted, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned registrant hereby undertakes to provide the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized in, New York, New York on November 18, 1997.

                                          Apex Silver Mines Limited

                                                   /s/ Thomas S. Kaplan
                                          By: _________________________________
                                             THOMAS S. KAPLAN CHAIRMAN, BOARD
                                                       OF DIRECTORS


  Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment has been signed by the following persons in the capacities as set forth below on November 18, 1997.

              SIGNATURE                  TITLE                    DATE

        /s/ Thomas S. Kaplan           Director
-------------------------------------  (Registrant's
          THOMAS S. KAPLAN             authorized
                                       representative in
                                       the United States)

                  *                    Director
-------------------------------------

           HARRY M. CONGER

                  *                    Director
-------------------------------------
          MICHAEL COMNINOS

                  *                    Director
-------------------------------------
         EDUARDO S. ELSZTAIN

                  *                    Director                  November 18,
-------------------------------------                                1997
          DAVID SEAN HANNA

                  *                    Director
-------------------------------------
              OVE HOEGH

                  *                    Director
-------------------------------------
           KEITH R. HULLEY

                  *                    Director
-------------------------------------
            RICHARD KATZ

                  *                    Director
-------------------------------------
             PAUL SOROS

*        /s/ Thomas S. Kaplan
_____________________________________
          THOMAS S. KAPLAN
          ATTORNEY-IN-FACT

                                    EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  1.1    Form of Underwriting Agreement between the Registrant and the U.S.
         Underwriters.*
  1.2    Form of Underwriting Agreement between the Registrant and the
         International Underwriters.*
  1.3    Form of Placement Agency Agreement between the Registrant and the
         Placement Agents.*
  3.1    Form of Amended and Restated Memorandum of Association of the
         Registrant.*
  3.2    Form of Amended and Restated Articles of Association of the
         Registrant.*
  4.1    Specimen of certificate representing the Registrant's Ordinary Shares, par value U.S. $0.01 per share.*
  5.1    Opinion of W.S. Walker & Company as to the validity of the Ordinary
         Shares (Cayman Islands law).*
 10.1    Shareholders' Agreement, dated as of August 6, 1996, among the
         Shareholders of the Registrant.*
 10.2    Form of consent to amendment of above Shareholders' Agreement, dated
         March 21, 1995.*
 10.3    Buy-Sell Agreement, dated as of August 6, 1996, by and among the
         Registrant, Apex LDC, Litani and Silver Holdings.*
 10.4    Summary of the Registrant's 401(K) Plan.*
 10.5    Management Services Agreement among the Registrant and its subsidiaries.*
 10.6    Form of Registrant's Non-Employee Director's Plan.*
 10.7    Form of Registrant's Employees' Share Option Plan.*
 10.8    Form of Registrant's Share Option Agreement.*
 10.9    Employment contract between the Registrant and Marcel F. DeGuire, dated July 23, 1996.*
 10.10   Employment contract between the Registrant and Gregory Marlier, dated
         September 26, 1996.*
 10.11   Employment contract between the Registrant and Keith R. Hulley, dated
         August 14, 1996.*
 10.12   Employment contract between the Registrant and Douglas M. Smith, Jr., dated January 21, 1997.*
 10.13   English translation of Deed of Lease and Purchase Option Contract between Monica de Prudencio and Mineria Tecnia Consultores Asociados
         S.A. ("Mintec"), dated November 7, 1994, regarding the Tesorera and
         Jayula concessions, with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-
         T.*
 10.14   English translation of Assignment Agreement, between ASC Bolivia LDC and Mintec, regarding the rights to the above agreement, with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-T.*
 10.15   English translation of the Lease and Purchase Option Contract between
         Empresa Minera Yana Mallcu S.A. and Mintec, dated February 7, 1996, regarding the Toldos concession, with an attached note from Keith
         Hulley, a director of the Registrant, as required by Rule 306 of
         Regulation S-T.*
 10.16   English translation of the Assignment of Lease and Purchase Option
         Agreement among Banco Industrial S.A., Mintec and ASC Bolivia LDC, with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-T.*
 10.17   English translation of the Purchase Option Agreement between Mintec and Litoral Mining Cooperative Ltd. dated, August 17, 1995, regarding the Animas concession, with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-
         T.*

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10.18   English translation of the Assignment and Assumption Agreement between
         Mintec and ASC Bolivia LDC, dated May 22, 1996, regarding the Animas concession, with an attached note from Keith Hulley, a director of the
         Registrant, as required by Rule 306 of Regulation S-T.*
 10.19   English translation of the Purchase Agreement between ASC Bolivia LDC and Litoral Mining Cooperative Ltd., regarding the Animas Concession with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-T.*
 10.20   English translation of the Joint Venture Agreement between Corporacion
         Minera Boliviano S.A. ("Comibol") and ASC Bolivia LDC, regarding the
         Cobrizos Concession, with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-
         T.*
 10.21   English translation of the Joint Venture Agreement between Comibol and
         ASC Bolivia LDC, regarding the Choroma Concession, with an attached note from Keith Hulley, a director of the Registrant, as required by
         Rule 306 of Regulation S-T.*
 10.22   Mining Agreement between Compania Minera Ocote and Kerry A. McDonald, dated June 24, 1994, regarding the El Ocote concession.*
 10.23   Assignment and Assumption Agreement between Kerry A. McDonald and
         Cordilleras Silver Mines Ltd., dated September 27, 1994, regarding the assignment of the above Mining Agreement.*
 10.24   Acknowledgment from Bruce Wallis in his capacity as President of
         Compania Minera Ocote S. de R.L. that Cordilleras Silver Mines
         (Cayman) LDC has been assigned Kerry A. McDonald's rights under the above Mining Agreement, dated July 10, 1995.*
 10.25   English translation of the agreement between Andean Silver Corporation
         LDC and 190 of the co-owners of the assets which previously belonged to Empressa Minera San Juan de Lucanas, S.A. ("EMSJ"), regarding the
         San Juan de Lucanas concession, dated January 12, 1995, with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-T.*
 10.26   English translation of the agreement between Andean Silver Corporation
         LDC and 133 of the co-owners of the assets which previously belonged to EMSJ, regarding the San Juan de Lucanas concession, dated January
         12, 1995, with an attached note from Keith Hulley, a director of the
         Registrant, as required by Rule 306 of Regulation S-T.*
 10.27   English translation of the form of agreement between 16 individuals who are some of the co-owners of the assets which previously belonged to EMSJ, regarding the San Juan de Lucanas concession, with an attached note from Keith Hulley, a director of the Registrant, as required by Rule 306 of Regulation S-T.*
 10.28   Board Designation Agreement, dated October 28, 1997, by and between the Registrant and Silver Holdings.*
 10.29   Registration Rights and Voting Agreement, dated October 28, 1997 by and among the Registrant, Silver Holdings, Consolidated, Argentum,
         Aurum LLC and Thomas S. Kaplan.*
 10.30   Amended and Restated Voting Trust Agreement, dated October 29, 1997, between Thomas Kaplan and Consolidated.*
 10.31   Amended and Restated Voting Trust Agreement, dated October 29, 1997, between Thomas Kaplan and Argentum LLC.*
 10.32   English translation of the Purchase Agreement between Monica de
         Prudencio and ASC Bolivia, regarding the Tesorera and Jayula concessions, dated September 3, 1997, with an attached note from Keith
         Hulley as required by Rule 306 of Regulation S-T.*
 11      Statement regarding computation of per share earnings.*

 EXHIBIT
 NUMBER                         DESCRIPTION OF EXHIBIT
 -------                        ----------------------
 21      List of Subsidiaries.*
 23.1    Consent of W.S. Walker & Company (included as part of Exhibit 5.1).
 23.3    Consent of Price Waterhouse LLP.
 23.4    Consent of CPM Group.*
 23.5    Consent of Mineral Resource Development Inc.*
 23.6    Consent of Knight Piesold LLC.*
 23.7    Consent of Pincock, Allen & Holt.*
 23.8    Consent of Mine Reserves Associates, Inc.*
 23.9    Consent of Kvaerner Metals.*
 23.10   Consent of Behre Dolbear.*
 24.1    Powers of attorney of the Registrant (included on page II-6 hereof).

--------
 * Previously Filed